UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.   )

Filed by the Registrant  ☒                             Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule14a-12

        The Hallwood Group Incorporated

(Name of the Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1.	Title of each class of securities to which transaction applies:
	2.	Aggregate number of securities to which transaction applies:

Per unit price or other underlying value of transaction computed pursuant to Exchange Act

	3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	4.	Proposed maximum aggregate value of transaction:
	5.	Total fee paid:

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1.	Amount Previously Paid:
	2.	Form, Schedule or Registration Statement No.:
	3.	Filing Party:
	4.	Date Filed:

NOTICE OF SPECIAL MEETING

OF

STOCKHOLDERS

THE HALLWOOD GROUP INCORPORATED

3710 Rawlins, Suite 1500

Dallas, Texas 75219

Telephone: (214) 528-5588

April 8, 2014

To the Stockholders of The Hallwood Group Incorporated:

You are cordially invited to attend a special meeting of the stockholders of The Hallwood Group Incorporated, a Delaware corporation (the “Company,” “we” or “us”), which we will hold at 3710 Rawlins, Suite 1500, Dallas, Texas 75219 on May 15, 2014, at 11:00 a.m., Central Time.

At the special meeting, holders of our common stock, par value $0.10 per share (“Common Stock”), will be asked to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of June 4, 2013, by and among the Company, Hallwood Financial Limited, a corporation organized under the laws of the British Virgin Islands (“Parent”), and HFL Merger Corporation, a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), as amended by that certain Amendment to Agreement and Plan of Merger, dated as of July 11, 2013, and as further amended by that certain Second Amendment to Agreement and Plan of Merger, dated as of February 7, 2014 (as it may be further amended from time to time, the “Merger Agreement”), a copy of which is attached as Annex A to the accompanying proxy statement. Parent is controlled by Anthony J. Gumbiner, Chairman and Chief Executive Officer of the Company, and members of his family, and Parent currently owns 1,001,575 shares, or 65.7%, of the issued and outstanding shares of Common Stock.

Pursuant to the Merger Agreement, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”), and each share of Common Stock outstanding immediately prior to the effective time of the Merger (other than certain excluded and dissenting shares of Common Stock) will be cancelled and converted into the right to receive $12.39 in cash, without interest (the “Merger Consideration”), based on the Settlement (as defined below), approved by the Delaware Court of Chancery (the “Court”) by a Final Order and Judgment entered on March 28, 2014, relating to the purported class and, in the alternative, derivative action filed by Gary L. Sample against the Company and other defendants, asserting, among other things, that the original Merger Consideration was unfair and did not reflect the true value of the Company and all of its assets (the “Sample Litigation”). The Sample Litigation is more fully described in the accompanying proxy statement under the section entitled “Special Factors—Litigation.” The following excluded and dissenting shares of Common Stock will not be entitled to the Merger Consideration: (i) shares held by Parent, Merger Sub, the Company or any wholly owned subsidiary of the Company or held in the Company’s treasury and (ii) shares outstanding immediately prior to the effective time of the Merger held by a stockholder who has neither voted in favor of the Merger nor consented thereto in writing and who has demanded properly in writing appraisal for such shares and otherwise properly perfected and not withdrawn or lost the right to an appraisal of such dissenting shares pursuant to Section 262 of the General Corporation Law of the State of Delaware.

The board of directors of the Company (the “Board”) formed a special committee (the “Special Committee”), consisting of three independent directors of the Company, to evaluate the Merger and other alternatives available to the Company. The Special Committee unanimously determined that the transactions contemplated by the Merger Agreement, including the Merger, are advisable and in the best interests of the Company and its stockholders (other than the persons and entities associated with Mr. Gumbiner), and unanimously recommended that the Board approve and declare advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, and that the Company’s stockholders vote for the adoption of the Merger Agreement.

Based in part on that recommendation, the Board (other than Mr. Gumbiner, who did not participate due to his interest in the Merger) unanimously (i) determined that the transactions contemplated by the Merger Agreement, including the Merger, are advisable and in the best interests of the Company and its stockholders (other than the persons and entities associated with Mr. Gumbiner), (ii) approved and declared advisable the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger and (iii) resolved to recommend that the Company’s stockholders vote for the adoption of the Merger Agreement. Accordingly, the Board (without Mr. Gumbiner’s participation) unanimously recommends that the stockholders of the Company vote “FOR” the proposal to adopt the Merger Agreement.

As of June 4, 2013 and March 20, 2014, Hallwood Trust and Mr. Gumbiner beneficially owned through Parent, in the aggregate, 1,001,575 shares of Common Stock, or approximately 65.7% of the total number of outstanding shares of Common Stock.

We urge you to read the accompanying proxy statement in its entirety, including annexes and the documents referred to in, or incorporated by reference into, the proxy statement, because it describes the Merger Agreement and the Merger and provides specific information concerning the special meeting and other important information related to the Merger. In addition, you may obtain information about us from documents filed with the U.S. Securities and Exchange Commission (“SEC”).

Your vote is very important, regardless of the number of shares of Common Stock you own. The closing of the Merger is subject to a non-waivable condition that the Merger Agreement be adopted by (i) the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote on the adoption of the Merger Agreement, voting together as a single class, and (ii) the affirmative vote of the holders of a majority of the outstanding shares of Common Stock, voting together as a single class, excluding all shares of Common Stock owned by Parent, Merger Sub, Mr. Gumbiner or any of their respective affiliates (other than the Company and its subsidiaries), or by any director, officer or other employee of the Company or any of its subsidiaries.

While stockholders may exercise their right to vote their shares in person, we recognize that many stockholders may not be able to, or do not desire to, attend the special meeting. Accordingly, we have enclosed a proxy that will enable your shares to be voted on the matters to be considered at the special meeting even if you are unable or do not desire to attend. If you desire your shares to be voted in accordance with the Board’s recommendation, you need only sign, date and return the proxy in the enclosed postage-paid envelope. Otherwise, please mark the proxy to indicate your voting instructions; date and sign the proxy; and return it in the enclosed postage-paid envelope. You also may submit a proxy by using a toll-free telephone number or the Internet. We have provided instructions on the proxy card for using these convenient services.

Submitting a proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy and thus ensure that your shares will be represented at the special meeting if you are unable to attend.

Sincerely,

Charles A. Crocco, Jr.

Chairman of the Special Committee and Audit Committee

Neither the SEC nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in the accompanying proxy statement. Any representation to the contrary is a criminal offense.

This proxy statement is dated April 8, 2014 and is first being mailed to stockholders on or about April 11, 2014.

THE HALLWOOD GROUP INCORPORATED

3710 Rawlins, Suite 1500

Dallas, Texas 75219

Telephone: (214) 528-5588

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders of The Hallwood Group Incorporated:

NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of The Hallwood Group Incorporated, a Delaware corporation (the “Company,” “we” or “us”), will be held at 3710 Rawlins, Suite 1500, Dallas, Texas 75219 on May 15, 2014, at 11:00 a.m., Central Time, for the following purposes:

•	to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of June 4, 2013, by and among the Company, Hallwood Financial Limited, a corporation organized under the laws of the British Virgin Islands (“Parent”), and HFL Merger Corporation, a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), as amended by that certain Amendment to Agreement and Plan of Merger, dated as of July 11, 2013, as further amended by that certain Second Amendment to Agreement and Plan of Merger, dated as of February 7, 2014 (as it may be further amended from time to time, the “Merger Agreement”);

•	to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement; and

•	to act upon other business as may properly come before the special meeting or any adjournment or postponement thereof by or at the direction of the Board.

The holders of record of our common stock, par value $0.10 per share (“Common Stock”), at the close of business on March 20, 2014, are entitled to notice of and to vote at the special meeting or at any adjournment or postponement thereof. All stockholders of record are cordially invited to attend the special meeting in person.

Your vote is important, regardless of the number of shares of Common Stock you own. The closing of the Merger is subject to a non-waivable condition that the Merger Agreement be adopted by (i) the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote on the adoption of the Merger Agreement, voting together as a single class, and (ii) the affirmative vote of the holders of a majority of the outstanding shares of Common Stock, voting together as a single class, excluding all shares of Common Stock owned by Parent, Merger Sub, Mr. Gumbiner or any of their respective affiliates (other than the Company and its subsidiaries), or by any director, officer or other employee of the Company or any of its subsidiaries. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy and thus ensure that your shares will be represented at the special meeting if you are unable to attend. You also may submit your proxy by using a toll-free telephone number or the Internet. We have provided instructions on the proxy card for using these convenient services.

If you sign, date, and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the proposal to adopt the Merger Agreement and in favor of the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies. If you fail to vote or submit your proxy, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote against the proposal to adopt the Merger Agreement. Your proxy may be revoked at any time before the vote at the special meeting by following the procedures outlined in the accompanying proxy statement. If you are a stockholder of record, attend the special meeting and wish to vote in person, you may revoke your proxy and vote in person.

BY ORDER OF THE BOARD OF DIRECTORS

Richard Kelley

Corporate Secretary

Dated April 8, 2014

Dallas, Texas

i

ii

SUMMARY TERM SHEET

This summary term sheet discusses material information contained in this proxy statement, including with respect to the Merger Agreement (as defined below) and the Merger (as defined below). We encourage you to read carefully this entire proxy statement, including its annexes and the documents referred to in, or incorporated by reference into, this proxy statement, as this summary term sheet may not contain all of the information that may be important to you. The items in this summary term sheet include page references directing you to a more complete description of the applicable topic in this proxy statement.

The Parties to the Merger (page 63)

The Hallwood Group Incorporated

The Hallwood Group Incorporated (the “Company,” “we” “us”) is a Delaware corporation. Founded in September 1981, the Company operates its principal business in the textile products industry through its wholly owned subsidiary, Brookwood Companies Incorporated (“Brookwood”). Brookwood is an integrated textile firm that develops and produces innovative fabrics and related products through specialized finishing, treating and coating processes. For more information, see the sections entitled “Important Information Regarding the Company” beginning on page 81 and “The Parties to the Merger—The Company” on page 63.

Additional information about the Company is contained in its public filings, which are incorporated by reference into this proxy statement. See the section entitled “Where You Can Find Additional Information” on page 95.

Parent and Merger Sub

Hallwood Financial Limited (“Parent”) is a corporation organized under the laws of the British Virgin Islands. HFL Merger Corporation (“Merger Sub”) is a Delaware corporation and wholly owned subsidiary of Parent. Parent is controlled by Anthony J. Gumbiner, Chairman and Chief Executive Officer of the Company, and members of his family, and Parent currently owns 1,001,575 shares, or 65.7%, of the issued and outstanding shares of common stock, par value $0.10 per share, of the Company (“Common Stock”). Merger Sub was formed solely for the purpose of engaging in the Merger (as defined below) and other related transactions. Merger Sub has not engaged in any business other than in connection with the Merger (as defined below) and other related transactions. For more information, see the section entitled “The Parties to the Merger—Parent and Merger Sub” on page 63.

The Purpose of the Special Meeting (page 64)

You will be asked to consider and vote on the proposal to adopt the Agreement and Plan of Merger, dated as of June 4, 2013, by and among Parent, Merger Sub and the Company, as amended by that certain Amendment to Agreement and Plan of Merger, dated as July 11, 2013, as further amended by that certain Second Amendment to Agreement and Plan of Merger, dated as of February 7, 2014 (as it may be further amended from time to time, the “Merger Agreement”). The Merger Agreement provides that Merger Sub will be merged with and into the Company (the “Merger”), at the effective time of the Merger (the “Effective Time”), whereupon the separate corporate existence of Merger Sub will cease, and the Company will continue as the surviving company in the Merger (the “Surviving Corporation”) and a wholly owned subsidiary of Parent. At the Effective Time, each share of Common Stock outstanding immediately prior to the Effective Time (other than shares held by Parent, Merger Sub, the Company or any wholly owned subsidiary of the Company or held in the Company’s treasury (such shares, “Excluded Shares”)) and shares outstanding immediately prior to the Effective Time held by any stockholder who has neither voted in favor of the Merger nor consented thereto in writing and who has demanded properly in writing appraisal for such shares or otherwise properly perfected and not withdrawn or lost his or her rights of appraisal under the General Corporation Law of the State of Delaware (the “DGCL”) (such shares, “Dissenting Shares”), will be converted into the right to receive $12.39 in cash, without interest (the “Merger Consideration”), pursuant to the Settlement (as defined below) approved by the Court by a Final Order and

Judgment entered on March 28, 2014, relating to the purported class and, in the alternative, derivative action filed by Gary L. Sample against the Company and other defendants, asserting, among other things, that the original Merger Consideration was unfair and did not reflect the true value of the Company and all of its assets (the “Sample Litigation”), whereupon all such shares will be automatically cancelled upon the conversion thereof and will cease to exist, and the holders of such shares will cease to have any rights with respect thereto other than the right to receive the Merger Consideration. Excluded Shares will not be entitled to receive the Merger Consideration. The Sample Litigation is more fully described under the section entitled “Special Factors—Litigation.” Parent will be entitled to deduct and withhold from the Merger Consideration otherwise payable any amounts that are required to be withheld or deducted under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of U.S., state, local or foreign tax laws. To the extent that amounts are withheld or deducted, those withheld or deducted amounts will be treated for all purposes as having been paid to the holder of the shares of Common Stock in respect of which such deduction and withholding were made.

Deregistration of the Company’s Common Stock (page 46)

Following, and as a consequence of, the Merger, the Company will become a privately held company and a wholly owned subsidiary of Parent. Shares of our Common Stock will no longer be listed and publicly traded and will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Market Price of the Company’s Common Stock (page 46)

Shares of Common Stock are traded on the NYSE MKT under the ticker symbol “HWG”. The closing price of our Common Stock on the NYSE MKT on June 4, 2013, the last trading day prior to our public announcement of the Merger Agreement on June 5, 2013, was $8.05 per share. On February 7, 2014, the last trading day prior to our public announcement of the Second Amendment to Agreement and Plan of Merger, dated as of February 7, 2014, by and among Parent, Merger Sub and the Company (the “Second Amendment”) and the increase in Merger Consideration, the closing price of our Common Stock was $9.73. On April 7, 2014, the closing price of our Common Stock on the NYSE MKT was $12.29 per share. The Company has not paid any cash dividends on its Common Stock since 2008. You are encouraged to obtain current market quotations for our Common Stock.

The Special Meeting (page 64)

The special meeting of stockholders will be held at 3710 Rawlins, Suite 1500, Dallas, Texas 75219, on May 15, 2014 at 11:00 a.m., Central Time.

Record Date and Quorum

The holders of record of Common Stock as of the close of business on March 20, 2014, the record date for determination of stockholders entitled to notice of and to vote at the special meeting (the “Record Date”), are entitled to receive notice of and to vote at the special meeting.

The presence at the special meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock entitled to vote on the Record Date will constitute a quorum, permitting the Company to conduct its business at the special meeting. Given Parent’s ownership of 65.7% of the issued and outstanding shares of Common Stock, Parent’s attendance at the special meeting will, by itself, constitute a quorum.

The Proposals

At the special meeting, you will be asked to (i) consider and vote on a proposal to adopt the Merger Agreement, (ii) approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement and (iii) act upon other business as may properly come before the special meeting or any adjournment or postponement thereof by or at the direction of the Board.

Required Vote

For the Company to consummate the Merger, under the DGCL, stockholders holding at least a majority of the shares of Common Stock outstanding and entitled to vote at the close of business on the Record Date must vote “FOR” the proposal to adopt the Merger Agreement. In addition, the Merger Agreement provides that the closing of the Merger (the “Closing”) is subject to a non-waivable condition that the Merger Agreement be adopted by (i) the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote on the adoption of the Merger Agreement, voting together as a single class, and (ii) the affirmative vote of the holders of a majority of the outstanding shares of Common Stock, voting together as a single class, excluding all shares of Common Stock owned by Parent, Merger Sub, Mr. Gumbiner or any of their respective affiliates (other than the Company and its subsidiaries), or by any director, officer or other employee of the Company or any of its subsidiaries. See “The Special Meeting—Required Vote” on page 65.

Voting; Proxies; Revocation (page 66)

Attendance

All holders of shares of Common Stock as of the close of business on the Record Date including stockholders of record and beneficial owners of Common Stock registered in the “street name” of a bank, broker or other nominee, are invited to attend the special meeting. If you wish to attend the special meeting and are a stockholder of record, please be prepared to provide proper identification, such as a driver’s license. If you hold your shares in “street name,” you will need to provide proof of ownership, such as a recent account statement or letter from your bank, broker or other nominee, along with proper identification.

Voting in Person

Stockholders of record will be able to vote in person at the special meeting. If you are not a stockholder of record, but instead hold your shares in “street name” through a bank, broker or other nominee, you must provide a proxy executed in your favor from your bank, broker or other nominee in order to be able to vote in person at the special meeting.

Providing Voting Instructions by Proxy

To ensure that your shares are represented at the special meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the special meeting in person.

If you are a stockholder of record, you may provide voting instructions by proxy by completing, signing, dating and returning the enclosed proxy card. You may alternatively follow the instructions on the enclosed proxy card for Internet or telephone submissions.

For more information, see the section entitled “The Special Meeting—Voting; Proxies; Revocation” beginning on page 66.

Revocation of Proxies (page 67)

Your proxy is revocable. If you are a stockholder of record, you may revoke your proxy at any time before the vote is taken at the special meeting by:

•	submitting a new proxy with a later date, by using the telephone or Internet proxy submission procedures described in the proxy card, or by completing, signing, dating and returning a new proxy card by mail to the Company;

•	attending the special meeting and voting in person; or

•	sending written notice of revocation to the Corporate Secretary of the Company at The Hallwood Group Incorporated, Attn: Corporate Secretary, 3710 Rawlins, Suite 1500, Dallas, Texas 75219.

Attending the special meeting in person without taking one of the actions described above will not in itself revoke a previously submitted proxy. Please note that if you want to revoke your proxy by mailing a new proxy card to the Company or by sending a written notice of revocation to the Company, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by the Company before the day of the special meeting.

If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee in order to revoke your proxy or submit new voting instructions.

Abstentions (page 67)

Abstentions will be included in the calculation of the number of shares of Common Stock represented at the special meeting for purposes of determining whether a quorum has been achieved. Abstaining from voting will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement and “AGAINST” the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement.

Appraisal Rights (pages 67, 88, and Annex C)

Pursuant to Section 262 of the DGCL (“Section 262”), stockholders who do not vote in favor of the Merger and who comply with the applicable requirements of Section 262 and do not withdraw or otherwise lose the rights to an appraisal are entitled to statutory appraisal rights under Delaware law in connection with the Merger. This means that if you comply precisely with the requirements of Section 262, you are entitled to seek appraisal of the “fair value” of your shares of Common Stock determined by the Court of Chancery of the State of Delaware and to receive payment based on that valuation instead of receiving the Merger Consideration. If you validly exercise (and do not withdraw or lose) appraisal rights, the ultimate amount you may be entitled receive in an appraisal proceeding may be more than, the same as or less than the amount you would have received under the Merger Agreement. To exercise your appraisal rights, (i) you must submit a written demand for appraisal to us before the vote is taken on the Merger Agreement, (ii) you must NOT vote in favor of the proposal to adopt the Merger Agreement and (iii) you must otherwise comply with the requirements of Section 262. Your failure to follow precisely the procedures specified under Delaware law could result in the loss of your appraisal rights. See the section entitled “Rights of Appraisal” beginning on page 88 and the text of the Delaware appraisal rights statute, Section 262, which is reproduced in its entirety as Annex C to this proxy statement. Assuming you have otherwise complied with the requirements of Section 262, your right to seek appraisal under Section 262 is not released under the Settlement (as defined below), but you may not claim value related to or arising from the derivative claims that are released, settled, and dismissed with prejudice as a result of the court’s entry of the March 28, 2014 Final Order and Judgment approving the Settlement.

Adjournments and Postponements (page 68)

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. In the event that there is present, in person or by proxy, sufficient favorable voting power to secure the vote of the stockholders of the Company necessary to approve the proposal to adopt the Merger Agreement, the Company does not anticipate that it will adjourn or postpone the special meeting unless it is advised by counsel that such adjournment or postponement is necessary under applicable law to allow additional time for any disclosure. Any signed proxies received by the Company in which no voting instructions are provided on such matter will be voted in favor of an adjournment in these circumstances. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice need be given, unless the adjournment is for more than 30 days. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Structure of the Merger (page 69)

Upon and subject to the terms of the Merger Agreement and in accordance with DGCL, at the Effective Time, Merger Sub will merge with and into the Company, whereupon the separate corporate existence of Merger Sub will cease, and the Company will continue as the Surviving Corporation in the Merger and a wholly owned subsidiary of Parent.

Merger Consideration (page 54)

As a consequence of the Merger, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and any Dissenting Shares) will be converted automatically into and will thereafter represent the right to receive the Merger Consideration. All Shares (other than Excluded Shares and any Dissenting Shares) will, upon conversion, cease to be outstanding and will automatically be cancelled and will cease to exist, and each holder of (i) a certificate that immediately prior to the Effective Time represented such shares or (ii) uncertificated shares represented by book-entry that immediately prior to the Effective Time represented such shares will cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest, upon surrender of such certificate or book-entry shares in accordance with the Merger Agreement.

Payment Procedures and Exchange of Certificates (page 70)

At or prior to the Effective Time, Parent will deposit, or will cause to be deposited, with a U.S. bank or trust company that will be appointed by Parent (that is reasonably acceptable to the Company) to act as paying agent under the Merger Agreement (the “Paying Agent”), in trust for the benefit of the holders of our Common Stock, sufficient cash to pay to the holders of our Common Stock (other than the holders of the Excluded Shares and Dissenting Shares) the Merger Consideration. In the event any Dissenting Shares cease to be Dissenting Shares, Parent will deposit, or will cause to be deposited, with the Paying Agent sufficient cash to pay to the holders of such Common Stock the Merger Consideration of $12.39 per share, without interest, pursuant to the Settlement (as defined below) approved by the Court by a Final Order and Judgment entered on March 28, 2014, relating to the Sample Litigation. The Sample Litigation is more fully described under the section entitled “Special Factors—Litigation.”

As soon as reasonably practicable after the Effective Time and in any event no later than the fifth business day following the Effective Time, the Paying Agent will mail to each record holder of shares of Common Stock that were converted into the Merger Consideration a letter of transmittal and instructions for use in effecting the surrender of certificates that formerly represented shares of the Common Stock or non-certificated shares represented by book-entry in exchange for the Merger Consideration. For more information regarding the exchange of certificates, see the section entitled “The Merger Agreement—Payment Procedures and Exchange of Certificates” beginning on page 70.

Conditions to the Merger (page 77)

The obligations of each of the Company, Parent and Merger Sub to consummate the Merger are subject to several conditions. For a more detailed discussion of these conditions, see the section entitled “The Merger Agreement—Conditions to the Merger” beginning on page 77.

When the Merger Becomes Effective (page 70)

The Merger will become effective when the Company files a certificate of merger with the Secretary of State of the State of Delaware or at such later date or time as Parent and the Company may agree in writing and specify in the certificate of merger in accordance with the DGCL.

The Closing will take place on a date which will be no later than the fifth business day after the satisfaction or waiver (to the extent permitted by applicable law) of the closing conditions stated in the Merger Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or at such other time and date as the Company and Parent may agree in writing.

The Company currently expects the Closing to occur soon after the special meeting. The Company, however, can provide no assurance that the Closing will occur by any particular date, if at all. Because the Closing is subject to a number of conditions, the exact timing of the Closing cannot be determined at this time.

Reasons for the Merger; Fairness of the Merger; Recommendations of the Special Committee and the Board (page 28)

The Board, acting upon the unanimous recommendation of a special committee of the Board consisting of three independent directors of the Company (the “Special Committee”), determined that the Merger was substantively and procedurally fair to minority and unaffiliated stockholders, and was advisable and in the best interests of the Company and its minority and unaffiliated stockholders. The Board (without Mr. Gumbiner’s participation) unanimously recommended that the stockholders of the Company vote “FOR” the proposal to adopt the Merger Agreement. For a description of the reasons considered by the Special Committee and the Board in deciding to recommend approval of the proposal to adopt the Merger Agreement, see the section entitled “Special Factors—Background of the Merger—Reasons for the Merger; Fairness of the Merger; Recommendations of the Special Committee and the Board” beginning on page 28.

Opinion of Southwest Securities (page 33 and Annex B)

The Special Committee retained Southwest Securities, Inc. (“Southwest Securities”) to act as its independent financial advisor in connection with the proposed Merger. At the Special Committee meeting held on June 4, 2013, Southwest Securities rendered its oral opinion, and subsequently confirmed in writing, that as of June 4, 2013, and based upon and subject to the factors and assumptions set forth therein, the consideration to be paid to the holders of Common Stock (other than Excluded Shares and Dissenting Shares) in the proposed Merger was fair, from a financial point of view, to such stockholders.

The full text of the written opinion of Southwest Securities, dated June 4, 2013, is attached to this proxy statement as Annex B and is incorporated into this proxy statement by reference. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limits on the review undertaken by Southwest Securities in rendering its opinion. You are urged to read the opinion carefully and in its entirety. Southwest Securities’ written opinion that was provided to the Special Committee and the Board, is directed only to the fairness from a financial point of view of the Merger Consideration originally agreed to be paid in the proposed Merger and it does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger or any other matter, nor does Southwest Securities intend to update its opinion or further opine on any matters related hereto. For a further discussion of Southwest Securities’ opinion, see the section entitled “Special Factors—Background of the Merger—Opinion of Southwest Securities” beginning on page 33 and Annex B to this proxy statement.

Purposes and Reasons of the Company for the Merger (page 28)

The Company’s purpose for engaging in the Merger is to enable its minority and unaffiliated stockholders to receive the Merger Consideration. The original Merger Consideration of $10.00 per share, without interest, represented a premium of approximately 78.3% above the closing price of our Common Stock on November 8, 2012, the last trading day prior to the Company’s public announcement of the proposal received from Parent. The increased Merger Consideration of $12.39 per share represents a premium of at least 120% above the closing price of our Common Stock on November 8, 2012. For more information on the Company’s purposes and reasons for engaging in the Merger, see the section entitled “Special Factors—Background of the Merger—Reasons for the Merger; Fairness of the Merger; Recommendations of the Special Committee and the Board” beginning on page 28.

Certain Effects of the Merger (page 46)

If the conditions to the Closing are either satisfied or, to the extent permitted, waived, Merger Sub will be merged with and into the Company with the Company surviving the Merger as a wholly owned subsidiary of Parent. Upon the Closing, shares of Common Stock (other than Excluded Shares and Dissenting Shares) will be converted into the right to receive the Merger Consideration, all such shares will be automatically cancelled upon the conversion thereof and will cease to exist, and the holders of such shares will cease to have any rights with respect thereto other than the right to receive the Merger Consideration. Following the Closing, Common Stock will no longer be publicly traded, and current stockholders (other than Parent and its affiliates) will cease to have any ownership interest in the Company. For more information, see the section entitled “Special Factors—Certain Effects of the Merger” beginning on page 46.

Interests of the Company’s Directors and Executive Officers in the Merger (page 54)

As of June 4, 2013, Hallwood Trust and Mr. Gumbiner, a director and the chief executive officer of the Company, beneficially owned through Parent 1,001,575 shares of Common Stock, in the aggregate, or approximately 65.7% of the total number of outstanding shares of Common Stock. Common Stock beneficially owned by Hallwood Trust and Mr. Gumbiner will be cancelled in the Merger without consideration, and the outstanding shares of Merger Sub will be converted into, and constitute the only outstanding shares, of the Surviving Corporation, with the result that Parent will be the sole stockholder of the Surviving Corporation after the Effective Time, as discussed in the section entitled “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 54. Mr. Charles A. Crocco, Jr., a director of the Company and Chairman of the Special Committee, owned 9,996 shares of Common Stock, or approximately 0.7% of the total number of outstanding shares of Common Stock, as of March 20, 2014. The Special Committee and the Board were aware of the different or additional interests set forth herein and considered such interests along with other matters in approving the Merger Agreement and the transactions contemplated thereby, including the Merger, and recommending that the Company’s stockholders vote to adopt the Merger Agreement.

Financing the Merger (page 53)

Parent will satisfy the funding required for the Merger from the working capital and personal funds of Parent and its affiliates. For more information, see the section entitled “Special Factors—Financing the Merger” beginning on page 53.

Material U. S. Federal Income Tax Consequences of the Merger (page 55)

If you are a U.S. holder, the receipt of cash in exchange for shares of Common Stock pursuant to the Merger will generally be a taxable transaction for U.S. federal income tax purposes. You should consult your own tax advisors regarding the particular tax consequences to you of the exchange of shares of Common Stock for cash pursuant to the Merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws). For more information, see the section entitled “Special Factors—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 55.

Regulatory Approvals (page 57)

The Company does not believe that the filing of notification and report forms under the Hart-Scott-Rodino Act will be necessary to complete the Merger. However, at any time before or after the Merger, the U.S. Department of Justice, the Federal Trade Commission, a state attorney general or a foreign competition authority could take such action under antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the Merger or seeking divestiture of substantial assets of the Company or Merger Sub or their respective subsidiaries. Private parties may also bring legal actions under the antitrust laws under certain circumstances. Notwithstanding the fact that no such filings are required, there can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if a challenge is made, of the result of such challenge.

Litigation (page 58)

On August 23, 2013, a complaint was filed in the Delaware Court of Chancery (the “Court”) captioned Sample v. Gumbiner et al., Civil Action No. 8833-VCN. The action named as defendants the directors of the Company, and also named as defendants Parent and Merger Sub. The Company was also named as a defendant, or in the alternative, as a nominal defendant. The plaintiff and defendants entered into a Stipulation of Settlement (the “Stipulation”) relating to the Sample Litigation. The settlement set forth in the Stipulation (the “Settlement”) was approved by the Court by a Final Order and Judgment entered on March 28, 2014. For more information, see the section entitled “Special Factors—Litigation” beginning on page 58.

No Solicitation (page 75)

Until the Effective Time, the Company, its subsidiaries and their respective representatives are subject to customary “no shop” restrictions on their ability to initiate, solicit, knowingly encourage (including by providing information) or knowingly facilitate any inquiries, proposals or offers with respect to, or the making or completion of, an Alternative Proposal (as defined below). However, if following the date of the Merger Agreement and prior to the Company obtaining the required stockholder approvals, (i) the Company receives an unsolicited written Alternative Proposal, (ii) the Company has not breached the “no shop” provision, (iii) the Board (acting through the Special Committee, if then in existence) determines, in good faith, after consultation with its outside counsel and financial advisors, that such Alternative Proposal constitutes or is reasonably likely to result in a Superior Proposal (as defined below) and (iv) after consultation with its outside counsel, the Board of Directors (acting through the Special Committee, if then in existence) determines in good faith that failure to take such action could reasonably be expected to be inconsistent with its fiduciary duties under applicable law, then the Company may (A) furnish information with respect to the Company and its subsidiaries to the person making such Alternative Proposal and its representatives pursuant to a customary confidentiality agreement with a standstill provision and (B) participate in discussions or negotiations with such person and its representatives regarding such Alternative Proposal. As used in the Merger Agreement, “Alternative Proposal” means any inquiry, proposal or offer from any person or group of persons other than Parent or one of its subsidiaries (1) for a merger, reorganization, consolidation, recapitalization or other business combination, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, (2) for the issuance by the Company of over 20% of its equity securities as consideration for the assets or securities of another person or (3) to acquire in any manner, directly or indirectly, over 20% of the equity securities or consolidated total assets of the Company and its subsidiaries, in each case, other than the Merger.

As used in the Merger Agreement, “Superior Proposal” means a bona fide, unsolicited, written Alternative Proposal (except that references to “20%” in the definition of such term will be deemed to be references to “50%”) made in writing and not solicited in violation of the “no shop” provision that the Board (acting through the Special Committee, if then in existence) determines in good faith, after consultation with outside legal counsel and financial advisors, (i) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal (including any conditions relating to financing, regulatory approvals or other events or circumstances beyond the control of the party invoking the condition), (ii) for which financing, if a cash transaction (whether in whole or in part), is then fully committed, and (iii) if consummated, would result in a transaction more favorable to the holders of Common Stock in their sole capacity as such (other than Parent and Merger Sub) from a financial point of view (including the effect of any termination fee or provision relating to the reimbursement of expenses) than the transaction contemplated by the Merger Agreement (after taking into account any revisions to the terms of the transaction contemplated by the “no shop” provision and the time likely to be required to consummate such Alternative Proposal).

Additionally, neither the Board nor any committee thereof may withdraw or modify in a manner adverse to Parent or Merger Sub, or publicly propose to withdraw or modify in a manner adverse to Parent or Merger Sub or fail to publicly reaffirm as promptly as practicable (but in any event within five business days after written receipt of any written request to do so from Parent), its recommendation (a “Recommendation Change”). Notwithstanding the foregoing, with respect to (aa) an event, fact, circumstance, development or occurrence that affects the business, assets or operations of the Company that is unknown to the Board or any committee thereof as of the date of the Merger Agreement and becomes known to the Board or any committee thereof (an “Intervening Event”) or (bb) an Alternative Proposal, the Board (acting through the Special Committee, if then in existence) may at any time prior to receipt of the required stockholder approvals, make a Recommendation Change and/or terminate the Merger Agreement if (and only if):

•	in the case of an Alternative Proposal, the Alternative Proposal (that did not result from a breach of the “no shop” provision) is made to the Company by a third party, and such Alternative Proposal is not withdrawn, the Board (acting through the Special Committee, if then in existence) determines in good faith after consultation with its financial advisors and outside legal counsel that such Alternative Proposal constitutes a Superior Proposal and the Board (acting through the Special Committee, if then in existence) determines to terminate the Merger Agreement; and

•	in the case of an Intervening Event, following consultation with outside legal counsel, the Board (acting through the Special Committee, if then in existence) determines that the failure to make a Recommendation Change could reasonably be expected to be inconsistent with the fiduciary duties of the Board (acting through the Special Committee, if then in existence) under applicable laws.

In either case, (x) the Company must provide Parent three business days prior written notice of its intention to take such action, which notice must include the information with respect to such Superior Proposal (if applicable) that is specified in the “no shop” provision or a description of such Intervening Event (if applicable) and must otherwise specify the basis for the Recommendation Change or proposed termination, (y) after providing such notice and prior to making such Recommendation Change in connection with an Intervening Event or a Superior Proposal, or taking any action to terminate the Merger Agreement with respect to a Superior Proposal, as applicable, the Company must negotiate in good faith with Parent during such three business day period (to the extent that Parent desires to negotiate) to make such revisions to the terms of the Merger Agreement as would permit the Board and the Special Committee not to effect a Recommendation Change in connection with an Intervening Event or a Superior Proposal or to take such action to terminate the Merger Agreement in response to a Superior Proposal, and (z) the Board and the Special Committee must have considered in good faith any changes to the Merger Agreement offered in writing by Parent and must have determined in good faith, after consultation with its outside legal counsel and financial advisors, that the event continues to constitute an Intervening Event or that the Superior Proposal would continue to constitute a Superior Proposal, in each case, if such changes offered in writing by Parent were to be given effect. However, neither the Board nor any committee thereof may effect a Recommendation Change in connection with an Intervening Event or a Superior Proposal or take any action to terminate the Merger Agreement with respect to a Superior Proposal prior to the time that is three business days after it has provided the required written notice; provided, further, that in the event that the Alternative Proposal is modified subsequently by the party making such Alternative Proposal, the Company must provide written notice of such modified Alternative Proposal and must again comply with the “no shop” provision.

See the section entitled “The Merger Agreement—Non-Solicitation” beginning on page 75.

Termination (page 78)

The Merger Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or (subject to the terms of the Merger Agreement) after any approval of the matters presented in connection with the Merger by the stockholders of the Company:

•	by the mutual written consent of the Company and Parent;

•	by either the Company or Parent, if:

•	the Effective Time shall not have occurred on or before the one year anniversary of the date of the Merger Agreement (the “End Date”), and the party seeking to terminate the Merger Agreement shall not have breached its obligations under the Merger Agreement in any manner that shall have proximately caused the failure to consummate the Merger on or before such date;

•	an injunction, other legal restraint or order shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such injunction, other legal restraint or order shall have become final and nonappealable; provided, that the party seeking to terminate the Merger Agreement shall have used its commercially reasonable efforts to remove such injunction, other legal restraint or order in accordance with the Merger Agreement; or

•	the special meeting (including any adjournments thereof) shall have concluded and the stockholder approvals contemplated by the Merger Agreement shall not have been obtained;

•	by the Company:

•	if there shall have been a breach of any of the covenants or agreements or failure to be true of any of the representations or warranties on the part of Parent, which breach or failure to be true, either individually or in the aggregate (A) would result in a failure of a closing condition of Parent and Merger Sub set forth in the Merger Agreement and (B) cannot be cured by the End Date; provided, that the Company shall have given Parent written notice, delivered at least 30 days prior to such termination, stating the Company’s intention to terminate the Merger Agreement and the basis for such termination; provided, further, that the Company shall not have the right to terminate the Merger Agreement if the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement; or

•	prior to obtaining the required stockholder approvals, in order to enter into a definitive agreement with respect to a Superior Proposal, but only if the Company has complied in all material respects with its obligations under the “no shop” provisions;

•	by Parent:

•	if there shall have been a breach of any of the covenants or agreements or failure to be true of any of the representations or warranties on the part of the Company which breach or failure to be true, either individually or in the aggregate (A) would result in a failure of a closing condition of the Company set forth in the Merger Agreement and (B) which is not cured within the earlier of (I) the End Date; and (II) 30 days following written notice to the Company; provided, that Parent shall have given the Company written notice, delivered at least 30 days prior to such termination, stating Parent’s intention to terminate the Merger Agreement and the basis for such termination; provided, further, that Parent shall not have the right to terminate the Merger Agreement if Parent is then in material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement;

•	prior to obtaining the required stockholder approvals, if the Board or the Special Committee withdraws or modifies, in a manner adverse to Parent or Merger Sub, or publicly proposes to withdraw or modify, in a manner adverse to Parent or Merger Sub, its recommendation, fails to use commercially reasonable efforts to obtain the required stockholder approvals in accordance with the Merger Agreement or approves or recommends, or publicly proposes to approve or recommend, any Alternative Proposal; or

•	prior to obtaining the required stockholder approvals, if the Company or any of its subsidiaries or representatives materially breaches its obligations under the “no shop” provision or its obligations under the Merger Agreement concerning filings and other actions related to this proxy statement or the Company gives Parent notification that it intends to make a Recommendation Change and/or terminate the Merger Agreement due to an Alternative Proposal or Intervening Event contemplated by the Merger Agreement.

Fees and Expenses (pages 57, 79)

If the Merger is not consummated, all costs and expenses incurred in connection with the Merger, the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring or required to incur such expenses. If the Merger is consummated, all costs and expenses incurred by Parent or Merger Sub in connection with the Merger, the Merger Agreement and the transactions contemplated thereby shall be paid by the Surviving Corporation and/or, to the extent applicable, reimbursed to Parent by the Surviving Corporation. See the section entitled “Special Factors—Fees and Expenses” beginning on page 57 and the section entitled “The Merger Agreement—Fees and Expenses” beginning on page 79.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the special meeting of stockholders, the Merger Agreement and the Merger. These questions and answers may not address all questions that may be important to you as a stockholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in or incorporated by reference into this proxy statement.

Q: Why am I receiving this proxy statement?

A: On June 4, 2013, we entered into the Merger Agreement providing that Merger Sub will be merged with and into the Company, whereupon the separate corporate existence of Merger Sub will cease, and the Company will continue as the Surviving Corporation and a wholly owned subsidiary of Parent. Following the Effective Time, the Company would be privately held as a wholly owned subsidiary of Parent. As our stockholders must vote on the adoption of the Merger Agreement, and the Closing is subject to a non-waivable condition that the Merger Agreement be adopted by the affirmative vote of holders of a majority of outstanding shares of Common Stock not owned by Parent, Merger Sub, Mr. Gumbiner or their respective affiliates, you are receiving this proxy statement in connection with the solicitation of proxies by the Board in favor of the proposal to adopt the Merger Agreement and the other matters to be voted on at the special meeting (if any).

Q: What matters will be voted on at the special meeting?

A: You will be asked to consider and vote on the following proposals:

•	to adopt the Merger Agreement;

•	to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement; and

•	to act upon other business that may properly come before the special meeting or any adjournment or postponement thereof by or at the direction of the Board.

Q: Where and when is the special meeting?

A: The special meeting will be held at 3710 Rawlins, Suite 1500, Dallas, Texas 75219 on May 15, 2014, at 11:00 a.m., Central Time.

Q: Who can attend and vote at the special meeting?

A: All stockholders of record as of the close of business on the Record Date are entitled to receive notice of and to attend and vote at the special meeting, or any adjournment or postponement thereof. A complete list of stockholders entitled to vote at the special meeting will be available for examination by any stockholder at 3710 Rawlins, Suite 1500, Dallas, Texas 75219, during regular business hours for a period of no less than ten days before the special meeting, and at the special meeting. We are commencing our solicitation of proxies on April 8, 2014. We will continue to solicit proxies until the date of the special meeting. If you wish to attend the special meeting and are a stockholder of record on the Record Date, please be prepared to provide proper identification, such as a driver’s license. If you wish to attend the special meeting and your shares of Common Stock are held in “street name” by your broker, bank or other nominee, you will need to provide proof of ownership, such as a recent account statement or letter from your bank, broker or other nominee, along with proper identification. “Street name” holders who wish to vote at the special meeting will need to obtain a proxy executed in such holder’s favor from the broker, bank or other nominee that holds their shares of Common Stock. Seating will be limited at the special meeting.

Q: What is a quorum?

A: In order for any matter to be considered at the special meeting, there must be a quorum present. The presence, in person or represented by proxy, of the holders of a majority of the shares of the Common Stock entitled to vote on such matters as of the Record Date will constitute a quorum. Shares of Common Stock represented by proxies reflecting abstentions and properly executed broker non-votes (if any) will be counted as present and entitled to vote for purposes of determining a quorum. If a quorum is not present, the stockholders entitled to vote at the meeting who are present or represented by proxy may adjourn the meeting until a quorum is present. However, given Parent’s ownership of 65.7% of the issued and outstanding shares of Common Stock, Parent’s attendance at the special meeting, by itself, will constitute a quorum. See the section entitled “The Special Meeting—Record Date and Quorum” on page 65.

Q: What will I receive in the Merger?

A: If the Closing occurs, you will be entitled to receive $12.39 for each share of Common Stock you own, unless you properly exercise, and do not withdraw or lose, appraisal rights under Section 262. For example, if you own 100 shares of Common Stock, you will be entitled to receive $1,239 in cash in exchange for your shares of Common Stock, without interest. You will not be entitled to receive shares in the Surviving Corporation or in Parent. Parent will be entitled to deduct and withhold from the Merger Consideration otherwise payable, any amounts that are required to be withheld or deducted under the Code, or any provision of U.S., state, local or foreign laws. To the extent that the amounts are withheld or deducted, those withheld or deducted amounts will be treated for all purposes as having been paid to the holder of shares of Common Stock in respect of which such deduction and withholding were made.

Q: Is the Merger expected to be taxable to me?

A: If you are a U.S. holder, the receipt of cash for your shares of Common Stock as part of the Merger will generally be a taxable transaction for U.S. federal income tax purposes. If you are a non-U.S. holder, the receipt of cash for your shares of Common Stock as part of the Merger will generally not be a taxable transaction for U.S. federal income tax purposes, unless you have certain connections to the United States. See the section entitled “Special Factors—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 55. You should consult your own tax advisors regarding the particular tax consequences to you of the exchange of shares of Common Stock for cash pursuant to the Merger in light of your particular circumstances (including the application and effect of any state, local, foreign and other tax laws).

Q: What vote of our stockholders is required to approve the proposal to adopt the Merger Agreement?

A: Under Delaware law, stockholders holding at least a majority of the shares of Common Stock outstanding and entitled to vote at the close of business on the Record Date must vote “FOR” the proposal to adopt the Merger Agreement. In addition, the Merger Agreement provides that the Closing is subject to a non-waivable condition that the Merger Agreement be adopted by (i) the affirmative vote of the holders of a majority of the outstanding shares of our Common Stock entitled to vote on the adoption of the Merger Agreement, voting together as a single class, and (ii) the affirmative vote of the holders of a majority of the outstanding shares of Common Stock, voting together as a single class, excluding all shares of Common Stock owned by Parent, Merger Sub, Mr. Gumbiner or any of their respective affiliates (other than the Company and its subsidiaries), or by any director, officer or other employee of the Company or any of its subsidiaries (the “Majority of the Minority Approval”). A failure to vote your shares of Common Stock or an abstention from voting or broker non-vote will have the same effect as a vote against the proposal to adopt the Merger Agreement. As of March 20, 2014 there were 1,525,166 shares of Common Stock issued and outstanding, such being the only class of capital stock and representing 1,525,166 votes in the aggregate to which such class is entitled. Of these total issued and outstanding shares of Common Stock, 523,591 are owned by holders other than Parent, Merger Sub, Mr. Gumbiner or their respective affiliates.

Q: What will happen if I abstain from voting or fail to vote on the proposal to adopt the Merger Agreement?

A: A failure to vote your shares of Common Stock or an abstention from voting will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. Abstentions will be included in the calculation of the number of shares of Common Stock represented at the special meeting for purposes of determining whether a quorum has been achieved. See the section entitled “The Special Meeting—Required Vote” on page 65.

Q: What vote of our stockholders is required to approve other matters to be discussed at the special meeting?

The proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement requires the affirmative vote of the holders of a majority of the shares of Common Stock present or represented by proxy and entitled to vote thereon. However, given Parent’s ownership of 65.7% of the issued and outstanding shares of Common Stock, adjournment of the special meeting may be approved solely by the affirmative vote of Parent’s shares.

Q: How does the Board recommend that I vote?

A: The Board (without Mr. Gumbiner’s participation), acting on the unanimous recommendation of the Special Committee, unanimously recommends that our stockholders vote:

•	“FOR” the proposal to adopt the Merger Agreement;

•	“FOR” the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement.

You should read the section entitled “Special Factors—Background of the Merger—Reasons for the Merger; Fairness of the Merger; Recommendations of the Special Committee and the Board” beginning on page 28 for a discussion of the factors that the Special Committee and the Board (without Mr. Gumbiner’s participation) considered in deciding to recommend the approval of the Merger Agreement and the section entitled “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 54.

Q: How will the Company’s directors and executive officers vote on the proposal to adopt the Merger Agreement?

A: Of the Company’s directors and current executive officers, only Mr. Charles A. Crocco, Jr. (director) and Mr. Gumbiner, through Parent, own shares of Common Stock. Mr. Crocco has informed the Company that, as of the date of the filing of this proxy statement, he intends to vote in favor of the proposal to adopt the Merger Agreement. As of March 20, 2014, Mr. Crocco owned 9,996 shares of Common Stock entitled to vote at the special meeting.

Q: Am I entitled to exercise appraisal rights instead of receiving the Merger Consideration for my shares of Common Stock?

A: Pursuant to Section 262, stockholders who do not vote in favor of the Merger and who comply with the applicable requirements of Section 262 and do not withdraw or otherwise lose the right of appraisal are entitled to statutory appraisal rights under Delaware law in connection with the Merger. This means that if you comply precisely with the requirements of Section 262, you are entitled to seek appraisal of the “fair value” of your shares of Common Stock determined by the Court of Chancery of the State of Delaware and to receive payment based on that valuation instead of receiving the Merger Consideration. If you validly exercise (and do not withdraw or lose) appraisal rights, the ultimate amount you may be entitled receive in an appraisal proceeding may be more than, the same as or less than the amount you would have received under the Merger Agreement. To exercise your appraisal rights, (i) you must submit a written demand for appraisal to us before the vote is taken on the Merger Agreement, (ii) you must NOT vote in favor of the proposal to adopt the Merger Agreement and (iii) you must otherwise comply precisely with the requirements of Section 262. Your failure to follow precisely the procedures specified under Delaware law could result in the loss of your appraisal rights. See the section entitled “Rights of Appraisal” beginning on page 88 and the text of the Delaware appraisal rights statute, Section 262, which is reproduced in its entirety as Annex C to this proxy statement. Assuming you have otherwise complied with the requirements of Section 262, your right to seek appraisal under Section 262 is not released under the Settlement, but you may not claim value related to or arising from the derivative claims that are released, settled, and dismissed with prejudice pursuant to the Settlement.

Q: What effects will the Merger have on the Company?

A: The Common Stock is currently registered under the Exchange Act, and is quoted on the NYSE MKT stock exchange (the “NYSE MKT”) under the symbol “HWG.” As a result of the Merger, the Company will cease to have publicly traded equity securities and will be wholly owned by Parent. Following the Closing, the registration of Common Stock and our reporting obligations under the Exchange Act with respect to such registration will be terminated upon application to the SEC. In addition, upon the Closing, our Common Stock will no longer be listed on the NYSE MKT or any other stock exchange or quoted on any quotation system.

Q: When is the Merger expected to be completed?

A: The parties to the Merger Agreement are working to complete the Merger as quickly as possible. In order to complete the Merger, the Company must obtain the stockholder approvals described in this proxy statement and the other closing conditions under the Merger Agreement must be satisfied or waived. The Company currently expects the Closing to occur soon after the special meeting. The Company, however, can provide no assurance that the Closing will occur by any particular date, if at all. Because the Closing is subject to a number of conditions, the exact timing of the Merger cannot be determined at this time. For more information, see “The Merger Agreement—When the Merger Becomes Effective” beginning on page 70.

Q: What happens if the Merger is not consummated?

A: If the proposal to adopt the Merger Agreement is not approved by the Company’s stockholders, or if the Merger is not consummated for any other reason, the Company’s stockholders will not receive any payment for their shares in connection with the Merger. Instead, the Company will remain a public company and shares of its Common Stock will continue to be listed and traded on the NYSE MKT. For more information, see the section entitled “The Merger Agreement—Termination” beginning on page 78.

Q: What do I need to do now?

A: We urge you to read this proxy statement carefully, and in its entirety, including its annexes and the documents referred to in, or incorporated by reference into, this proxy statement, and to consider how the Merger affects you. If you are a stockholder of record, you can ensure that your shares are voted at the special meeting by submitting your proxy via:

•	mail, using the enclosed postage-paid envelope;

•	telephone, using the toll-free number listed on each proxy card; or

•	the Internet, at the Internet address provided on each proxy card.

If you hold your shares in “street name” through a broker, bank or other nominee, you should follow the directions provided by your broker, bank, or other nominee regarding how to instruct your broker, bank, or other nominee to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting against the proposal to adopt the Merger Agreement.

Q: Should I send in my stock certificates or other evidence of ownership now?

A: No. After the Merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your shares of Common Stock for the Merger Consideration. If your shares of Common Stock are held in “street name” by your broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of your “street name” shares in exchange for the Merger Consideration. Do not send in your certificates now.

Q: What happens if I sell my shares of Common Stock after the Record Date but before the date of the special meeting?

A: The record date for the special meeting is earlier than the date of the special meeting and the expected date on which the Closing will occur. If you transfer your shares of Common Stock after the Record Date but before the date of the special meeting, you will retain your right to vote at the special meeting (provided such shares remain outstanding on the date of the special meeting), but you will not have the right to receive the Merger Consideration to be received by the Company’s stockholders in the Merger. In order to receive the Merger Consideration, you must hold your shares of Common Stock through the Closing.

Q: Can I revoke my proxy?

A: Yes. You can revoke your proxy at any time before the vote is taken at the special meeting. If you are a stockholder of record, you may revoke your proxy by notifying the Company’s Corporate Secretary in writing at The Hallwood Group Incorporated, Attn: Corporate Secretary, 3710 Rawlins, Suite 1500, Dallas, Texas 75219, or by submitting a new proxy by telephone, the Internet or mail, in each case, dated after the date of the proxy being revoked. In addition, you may revoke your proxy by attending the special meeting and voting in person, although simply attending the special meeting will not cause your proxy to be revoked. If you hold your shares in “street name” and you have instructed a broker, bank or other nominee to vote your shares, the options described above for revoking your proxy do not apply, and instead you must follow the instructions received from your broker, bank or other nominee to revoke your proxy or submit new voting instructions.

Q: What does it mean if I get more than one proxy card or voting instruction card?

A: If your shares are registered differently or are held in more than one account, you will receive more than one proxy or voting instruction card. Please complete and return all of the proxy cards or voting instruction cards you receive (or submit each of your proxies by telephone or the Internet, if available to you) to ensure that all of your shares are voted.

Q: What is householding and how does it affect me?

A: The SEC permits companies to send a single set of proxy materials to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the applicable company provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate notice of the meeting and proxy card. Certain brokerage firms may have instituted householding for beneficial owners of Common Stock held through brokerage firms. If your family has multiple accounts holding Common Stock, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement. The broker will arrange for delivery of a separate copy of this proxy statement promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

Q: Who can help answer my other questions?

A: If you have more questions about the special meeting, or require assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card, please contact Georgeson Inc., which is acting as the Company’s proxy solicitation agent:

Call Toll-Free 1-866-391-7007

Email: hallwood@georgeson.com

If your broker, bank or other nominee holds your shares, you should also call your broker, bank or other nominee for additional information.

SPECIAL FACTORS

BACKGROUND OF THE MERGER

Background of the Merger

The Board of Directors of the Company (the “Board”) and management, regularly and in the ordinary course of business, evaluate potential strategic alternatives available to the Company in an effort to enhance stockholder value. On June 13, 2012, at Mr. Gumbiner’s request, Hunton & Williams LLP (“Hunton & Williams”) advised the independent members of the Board that Mr. Gumbiner believed it would be appropriate for Parent to consider the status and structure of Parent’s ownership of Hallwood Group and had requested that those independent members of the Board consent to Hunton & Williams’ representation of Parent in that connection. The independent directors provided that consent on behalf of the Company and the Board on June 21, 2012. However, during the months of July and August of 2012, Mr. Gumbiner advised the independent members of the Board that he had not determined whether, on what basis or when he might make any proposal concerning the Company.

At the meeting of the Board held on September 4, 2012, management of the Company discussed with the independent members of the Board whether it would be appropriate for the Board to consider a transaction to take the Company private, but in late October, the independent directors determined that they did not believe they were able to consider such a transaction in the abstract. After management of the Company advised Mr. Gumbiner of that determination, on about November 1, 2012, Mr. Gumbiner informed management of the Company, and on November 6, 2012, advised Mr. Crocco by telephone that Parent intended to propose to acquire all of the outstanding shares of Common Stock that were not already beneficially owned by Parent, at a cash purchase price of $10.00 per share. In determining the proposed purchase price, Parent did not engage any third party advisors, obtain any valuations from third parties or conduct any formal valuation of the Company. Parent determined the proposed purchase price based on Mr. Gumbiner’s general knowledge of and familiarity with the Company and its business and his understanding of all available information regarding the Company, without particularly focusing on any specific aspects of the business or any specific information. The price Parent proposed was not based on any calculation of book value, market value, going concern value, liquidation value, comparable companies or comparable transactions, but on Mr. Gumbiner’s personal assessment of what he was willing for Parent to pay and his personal judgment regarding a price that would be acceptable to the Special Committee and the stockholders of the Company. Mr. Gumbiner understood that the proposed price constituted a premium over the market price of the Common Stock at that time, and believed that this was appropriate because the Special Committee and the stockholders would be unlikely to accept a price that did not include a premium to the then current market price. In arriving at the price, Parent took into account the factors described in “Special Factors—The Parent Filing Persons’ Purposes And Reasons For The Merger” and “—The Parent Filing Persons’ Position As To The Fairness Of The Merger.”

Later on November 6, 2012, Mr. Gumbiner sent a letter (the “Proposal Letter”) to the rest of Board setting forth the proposal from Parent to acquire all of the outstanding shares of Common Stock that were not already beneficially owned by Parent at a cash purchase price of $10.00 per share (the “Proposed Transaction”). The Proposal Letter specified that the Proposed Transaction would be in the form of a merger of the Company with a new acquisition vehicle that Parent would form. The Proposal Letter also specified that the Proposed Transaction would be governed by a merger agreement providing for a non-waivable condition requiring the approval of a majority of the shares of the Company that are not directly or indirectly owned by Parent, and that it was expected that the Board would establish a special committee of independent directors to consider the Proposed Transaction on behalf of the Company’s public stockholders and to make a recommendation to the full Board. In addition, the Proposal Letter stated that, in its capacity as a stockholder of the Company, Parent was interested only in acquiring the shares of the Company that it did not currently own, and that in such capacity Parent had no interest in a disposition or sale of its interest in the Company, nor was it Parent’s intention to vote in favor of any alternative sale, merger or similar transaction involving the Company. As such, without the approval of Parent as the Company’s controlling stockholder, no transaction other than the Proposed Transaction would be possible.

On November 7, 2012, in response to the Proposal Letter, the Board formed a special committee (the “Special Committee”) of independent directors for the purposes of negotiating the Proposed Transaction on an arm’s length basis against Parent, consisting of Charles A. Crocco, Jr., Amy H. Feldman and Michael R. Powers, all of the Company’s independent directors. The Special Committee was empowered, among other things, to consider whether the Proposed Transaction was in the best interests of the Company and the holders of the Common Stock, consider and review potential alternative transactions, and, in its own and full discretion, reject the Proposed Transaction if the Special Committee determined it was not fair to or otherwise not in the best interests of the Company and the holders of the Common Stock, in addition to considering other matters deemed appropriate by the Special Committee. The Board empowered the Special Committee to, among other things, retain its own independent legal and financial advisors to assist in its review of the Proposed Transaction. The Board also resolved to refrain from taking any action in relation to the Proposed Transaction, including, without limitation, its negotiation, rejection or approval, without first having obtained a recommendation from the Special Committee that the Board take such action. The Board established the compensation for each member of the Special Committee as $1,000 per meeting of the Special Committee attended and $125 per hour (or a proportionate amount thereof for each hourly fraction) for other time expended on Special Committee matters. The Special Committee retained Wick Phillips Gould & Martin, LLP (“Wick Phillips”) on November 8, 2012 as its independent legal counsel.

On November 9, 2012, the Company issued a press release announcing the Company’s receipt of the Proposal Letter and the Board’s formation of the Special Committee, and filed a copy with the SEC as an exhibit to a Current Report on Form 8-K on the same day.

On November 14, 2012, Hallwood Energy I Creditors’ Trust (“HEI Creditors’ Trust”), successor-in-interest to Hallwood Energy, L.P., the plaintiff in the case originally styled as Hallwood Energy, L.P. v. The Hallwood Group Incorporated pending in the Bankruptcy Court of the Northern District of Texas (the “Bankruptcy Court”), a description of which can be found under “Special Factors— Litigation”, filed a motion requesting that the Bankruptcy Court direct the Company to comply with the Bankruptcy Court’s prior order issued on May 28, 2010. That order required the Company to notify the Bankruptcy Court of any intention to sell assets out of the ordinary course of business, pay a dividend, distribution or return of capital to its stockholders or transfer in any manner any assets to its majority stockholder or its affiliates outside the ordinary course of business. In reference to such order, the November 14, 2012 motion sought to enjoin the Company from participating in the Proposed Transaction.

On December 3, 2012, the Special Committee held a telephonic meeting, at which representatives of Wick Phillips were also in attendance, during which it discussed, among other things, the independence of the members of the Special Committee and the need for engaging an independent financial advisor to the Special Committee to assist in the negotiation and evaluation of the Proposed Transaction. Based upon Wick Phillips’ advice regarding the required Delaware law independence standard, Mr. Crocco confirmed his independence and the Special Committee determined Mr. Crocco to be independent for purposes of serving on the Special Committee. The Special Committee also noted during its meeting the Company’s recent engagement of K&L Gates LLP (“K&L Gates”) as counsel to the Company.

On December 12, 2012, Wick Phillips interviewed each of Ms. Feldman and Mr. Powers. During such interviews, Wick Phillips discussed with each of Ms. Feldman and Mr. Powers, among other things, any interest that they or their respective families may have in the Proposed Transaction, their relationship with Mr. Gumbiner, the percentage that their compensation as directors of the Company represented out of their respective families’ total assets and any other factors or relationships that could adversely affect their ability to consider the merits of the Proposed Transaction in a neutral, non-biased manner. Following their respective interviews and after receiving advice from Wick Phillips, each of Ms. Feldman and Mr. Powers confirmed their independence from Parent for the purposes of serving on the Special Committee.

Each member of the Special Committee was determined to be independent for purposes of the Proposed Transaction. Each member of the Special Committee was determined to have the requisite level of independence from Parent and its ultimate owner, Mr. Gumbiner, because it was determined that no Special Committee member has a relationship with Parent or Mr. Gumbiner that would affect his or her ability to independently negotiate the Proposed Transaction on behalf of the Company’s minority and unaffiliated stockholders. In the Special Committee meeting on December 3, 2012, Mr. Crocco was able to confirm that he was independent because he has no relationship, whether financial or personal, with Parent or its ultimate owner, Mr. Gumbiner, other than as a director of the Company and his minor stockholding in the Company (described on page 54). However, Mr. Powers and Ms. Feldman have had, and continue to have a social relationship with Mr. Gumbiner. Ms. Feldman’s husband had previously received an indirect referral fee for a real estate transaction involving Mr. Gumbiner (although that fee was an insignificant component of Ms. Feldman’s family income). For these reasons the Special Committee requested that Wick Phillips conduct a further analysis into the relationships of Mr. Powers and Ms. Feldman to verify they each satisfied the independence standard under Delaware law. As noted above, on December 12, 2012, Wick Phillips interviewed Mr. Powers and Ms. Feldman. Each explained their prior and current relationship with Mr. Gumbiner and affirmatively stated that such relationship would not affect their ability to independently negotiate the Proposed Transaction on behalf of the Company’s minority and unaffiliated stockholders. From these interviews, and the discussions in the December 3, 2012, meeting, Wick Phillips concluded that each member of the Special Committee satisfied the requisite level of independence to negotiate the Proposed Transaction on behalf of the Company’s minority and unaffiliated stockholders. The Special Committee relied upon such conclusion.

Each member of the Special Committee was also determined to be disinterested because they have no financial interest or other material interest in the Proposed Transaction, other than their compensation as directors and Mr. Crocco’s minor stockholding in the Company as described on page 54.

During the week of December 19, 2012, Mr. Crocco, on behalf of the Special Committee, interviewed five investment banking candidates to act as independent financial advisor to the Special Committee in connection with the Proposed Transaction.

On January 7, 2013, the Special Committee held a telephonic meeting at which a representative of Wick Phillips was also in attendance, during which it discussed the results of Mr. Crocco’s interviews with Southwest Securities and the four other investment banks, and, after consideration, selected Southwest Securities as its independent financial advisor in connection with the Proposed Transaction. The criteria for the Special Committee’s selection of Southwest Securities over the other four investment banks were the experience of Southwest Securities as a large, sophisticated investment bank, its quality presentation to Mr. Crocco, its preparation for such presentation and resulting knowledge about the Company and its competitive fee bid. On January 10, 2013, the Company executed an engagement letter with Southwest Securities as financial advisor to the Special Committee.

On January 10, 2013, after a hearing on HEI Creditors’ Trust’s November 14, 2012 motion which was held on January 7, 2013, the Bankruptcy Court entered an order (the “Notice Order”) requiring the Company to notify the Bankruptcy Court and HEI Creditors’ Trust after entering into a material, definitive agreement to consummate any transaction similar to that described in the Proposal Letter and the related Form 8-K filed by the Company. Pursuant to the Notice Order, upon the signing of any such agreement, the Company was required to provide at least 35 days’ prior notice of the earliest anticipated closing date of the Proposed Transaction so that HEI Creditors’ Trust could request a hearing as to whether the Proposed Transaction is prohibited by the Notice Order. The Company’s required notice was to be in the form of a copy of a Current Report on Form 8-K reporting the entry into a material, definitive agreement as filed with the SEC.

On January 23, 2013, Mr. Crocco, Southwest Securities and Wick Phillips met telephonically to discuss business and financial due diligence being performed by Southwest Securities with respect to the Company.

On January 29, 2013, William L. Guzzetti and Richard Kelley, the respective President and Chief Operating Officer and Chief Financial Officer of the Company, met with Southwest Securities at the Company’s offices to provide Southwest Securities with a historical overview of the Company. Among other items discussed, the

Company’s management explained to Southwest Securities that the Company was unable, and it was not the Company’s practice, to prepare cash flow projections beyond one year, as a result of the Company’s reliance on orders from the U.S. military as its predominant source of revenue and the uncertainty as to when during the year such orders would be placed.

During the week of February 11, 2013, as part of its due diligence review, Southwest Securities conducted on-site visits to the facilities of the Company and updated Wick Phillips as to its progress. Southwest Securities informed Wick Phillips that, although it was not customary for bankers to conduct an analysis for the purposes of preparing a fairness opinion without the benefit of cash flow projections from the target company’s management, Southwest Securities would consider other factors in performing its analysis, such as a comparable company analysis, selected precedent transaction analysis, and premiums paid analysis as more fully described in “Summary of Southwest Securities’ Analyses.”

On March 11, 2013, the Special Committee held a telephonic meeting, at which representatives of Wick Phillips and Southwest Securities were also in attendance, for a discussion led by Southwest Securities, regarding the financial analysis performed by Southwest Securities in connection with the Proposed Transaction and the fairness of the proposal contained in the Proposal Letter to the Company’s minority and unaffiliated stockholders. Southwest Securities reported to the Special Committee that, as part of such analysis, Southwest Securities performed (i) a market analysis of companies comparable to the Company, (ii) an analysis of precedent mergers and acquisitions transactions that Southwest Securities deemed similar to the Proposed Transaction and (iii) an analysis of the premiums paid in connection with transactions similar to the Proposed Transaction. Southwest Securities and the Special Committee also discussed the fact that, due to the uncertainty of the Company’s prospects as a result of its business’ material reliance on U.S. military activity, the Company’s management had not been able to provide five-year financial projections or estimates of future performance beyond 2013, and that Southwest Securities was thus unable to conduct a discounted cash flow analysis. The Special Committee then asked Southwest Securities for its view with respect to the valuation of the Company’s property, plant and equipment on its balance sheet. Southwest Securities explained that it did not perform an independent evaluation, physical inspection or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, and had not been furnished with any such valuations or appraisals. After deliberation, the Special Committee decided to look further into obtaining a valuation of the Rhode Island facilities of Kenyon Industries, Inc., a subsidiary of the Company, for the purposes of considering the possibility of a liquidation of such parcel of real estate.

On March 18, 2013, the Special Committee held a telephonic meeting, at which representatives of Wick Phillips were also in attendance, to discuss, among other things, the Special Committee’s duties with respect to the Proposed Transaction, the Special Committee’s progress as to the evaluation of Parent’s proposal contained in the Proposal Letter and the Special Committee’s preferred strategy in negotiating with Parent for the benefit of the Company’s minority and unaffiliated stockholders.

On March 25, 2013, the Special Committee held a telephonic meeting, at which representatives of Wick Phillips and, for a portion of such meeting, Southwest Securities, were also in attendance. The Special Committee discussed the results of an informal estimate of the Company’s Rhode Island site’s value that was obtained by Ms. Feldman with the help of a real estate broker (which amounted to $2 million), the Company’s debt levels (which exceed $2 million), and a concern about potential environmental issues at the Rhode Island site. The Special Committee concluded it was unlikely that further exploration of the real estate liquidation value of such property would indicate a value in excess of the Company’s current debt and, therefore, decided not to further pursue such valuation. After Southwest Securities joined the meeting, a discussion ensued regarding the Company’s continued liquidity issues and the probability that the audit opinion from the Company’s independent registered public accounting firm, Deloitte & Touche LLP (“Deloitte”), to be included in Company’s upcoming Annual Report on Form 10-K for the fiscal year ended December 31, 2012, might contain a “going concern” explanatory paragraph. A “going concern” explanatory paragraph included in the unqualified opinion from a company’s independent registered public accounting firm references the readers of the company’s financial statements to a company’s disclosure regarding the current financial position and the company’s analysis, based upon current financial resources, as to whether the company can meet its obligations over the next year in order to continue as a going concern. The Special Committee discussed with its advisors its concern that, as a result of such liquidity issues, the Company’s minority and unaffiliated stockholders could be harmed by a drop in the Company’s stock price followed by a reduction or possible withdrawal of Parent’s bid to consummate the Proposed Transaction. The Special Committee requested that Wick Phillips and Southwest Securities contact Hunton & Williams to discuss and negotiate the terms of the Proposed Transaction on the basis of the comments discussed during the meeting. In particular, because the Special Committee was concerned about losing the $10.00 per share offer in light of the Company’s liquidity issues and preliminary report from Southwest Securities, it instructed Wick Phillips to inquire whether Parent would consider increasing its offered price, rather than aggressively demand a higher price.

On March 25, 2013, as instructed by the Special Committee, Wick Phillips and Southwest Securities held a telephonic meeting with Hunton & Williams to begin negotiating the terms of the Proposed Transaction and inquired whether Parent would consider increasing the price per share that it was prepared to offer.

On March 26, 2013, Hunton & Williams replied telephonically to Wick Phillips that in order for Parent to consider a higher price, the Special Committee should provide Parent with information that supported a value for the Common Stock greater than the price of $10.00 per share.

On March 28, 2013, the Special Committee held a telephonic meeting, at which representatives of Wick Phillips and Southwest Securities were also in attendance, for the primary purpose of a presentation by Southwest Securities of an analysis report (a copy of which is attached as Exhibit (c)(2) to Amendment No. 1 to the Schedule 13E-3 filed in conjunction herewith), which had previously been provided to the Special Committee, presenting Southwest Securities’ findings with respect to the financial terms of the Proposed Transaction and its fairness to the Company’s minority and unaffiliated stockholders and to determine the Special Committee’s response to Parent. With the assistance of the presentation materials comprising its report, Southwest Securities explained its preliminary conclusion that the Merger Consideration of $10.00 per share originally offered by Parent was a fair price from a financial point of view. The Special Committee then discussed the possible reasons for Parent’s offer and proposed Merger Consideration as set forth in the Proposal Letter. On the basis of the Company’s lack of liquidity, market and economic considerations and other factors, the Special Committee concluded that it could not present sufficient rationale to Parent supporting a higher price than that offered by Parent. Because of its inability to obtain support for a per share price higher than $10.00 per share, and its concern that the Company’s minority and unaffiliated stockholders would be harmed by a withdrawal of Parent’s proposed $10.00 offer as discussed in the March 25, 2013 meeting, the Special Committee decided not to ask for an increased purchase price. Following such decision, the Special Committee instructed Wick Phillips to contact Hunton & Williams to request a draft merger agreement reflecting the terms set forth in the Proposal Letter.

On April 1, 2013, the Company filed its Form 10-K for the year ended December 31, 2012. The Form 10-K disclosed several factors negatively impacting the Company’s financial situation, including the Company’s dependence on Brookwood for cash, the Company’s lack of cash to pay its operating costs or service its existing debt and an audit report from Deloitte, which included an explanatory paragraph related to its status as a “going concern” resulting from the uncertainty of the payment of dividends from Brookwood to fund the Company’s ongoing operations and obligations.

On April 2, 2013, the closing price of the Common Stock dropped to $7.90 per share from its closing price of $8.61 per share on March 28, 2013, the trading day prior to the filing of the Company’s Form 10-K.

On April 8, 2013, Hunton & Williams delivered a draft Merger Agreement to the Special Committee.

On April 11, 2013, the Company received a letter from NYSE MKT LLC (the “Exchange”), indicating that the Company was not in compliance with certain NYSE MKT continued listing standards. The Exchange determined the Company’s financial condition had become impaired based upon its review of the Company’s Form 10-K for the fiscal year ended December 31, 2012. As a result of the Exchange’s review and determination, the Company was not in compliance with one of the Exchange’s continued listing standards, and therefore became subject to the procedures and requirements of Section 1009 of the NYSE MKT Company Guide (“Company Guide”). Specifically, the Company was not in compliance with Section 1003(a)(iv) of the Company Guide in that it had sustained losses which were so substantial in relation to its overall operations or its then-existing financial resources or financial condition had become so impaired that it appeared questionable, in the opinion of the Exchange, as to whether the Company would be able to continue operations and/or meet its obligations as they mature. The letter stated that, in order to maintain the Company’s listing with the Exchange, the Company was required to submit a plan of compliance by May 13, 2013 addressing how it intended to regain compliance with Section 1003(a)(iv) by July 15, 2013. If the Company did not submit a plan, or if the plan was not accepted by the Exchange, the Company would be subject to delisting proceedings. Furthermore, if the plan was accepted but the Company was not in compliance with the continued listing standards of the Company Guide by July 15, 2013, or if the Company did not make progress consistent with the plan, the Exchange staff would initiate delisting proceedings in accordance with Section 1010 and Part 12 of the Company Guide.

On April 15, 2013, the Company issued a press release announcing receipt of the April 11, 2013 notice from the Exchange of potential delisting. On April 16, 2013, the Company filed a copy of such press release as an exhibit to a Current Report on Form 8-K.

On April 16, 2013, the Special Committee held a telephonic meeting, at which representatives of Wick Phillips were also in attendance, primarily for the purposes of discussing comments and questions from the Special Committee and Wick Phillips pertaining to the draft Merger Agreement. The Special Committee asked Wick Phillips to revise the draft Merger Agreement accordingly and to deliver the revised version to Hunton & Williams.

On April 19, 2013, the Special Committee, through its counsel, returned a revised draft of the Merger Agreement to Parent, through its counsel. As part of its comments, the Special Committee requested, among other things, additional materiality qualifiers to representations and warranties; a reduced scope of several representations and warranties; a representation by Parent that it has sufficient internal funds to consummate the Proposed Transaction without reliance on funds or assets of the Company, as well as an indication as to the source of such funds; the removal of a covenant of the Company to cooperate with Parent in connection with Parent’s efforts to obtain financing for purposes of consummating the Proposed Transaction; the increased ability for the Board to consider alternative proposals without breaching the “no shop” provision and change its recommendation to the Company’s stockholders that they adopt the Merger Agreement; a change to the standard for the Company’s efforts with respect to certain pre-closing covenants from “reasonable best efforts” to “commercially reasonable efforts”; certain additional exceptions to occurrences which constitute a “Company Material Adverse Effect” under the Merger Agreement; the right for the Company to terminate the Merger Agreement if it has satisfied its obligations and waived any unsatisfied obligations of Parent thereunder but Parent fails to proceed with the Proposed Transaction; and the removal of the lack of occurrence of a Company Material Adverse Effect as a condition to Parent’s obligation to effect the Proposed Transaction.

On April 22, 2013, Mr. Gumbiner requested that the Special Committee consent to Parent’s retention of Potter Anderson & Corroon LLP (“Potter Anderson”) as its Delaware counsel in connection with the Merger, and waive on the Company’s behalf any conflicts of interests faced by Potter Anderson, in light of the fact that Potter Anderson had in the past also represented the Company in certain matters. The Special Committee considered this request and provided its consent, and waiver on the Company’s behalf of any conflict of interest, on April 30, 2013.

On April 23, 2013, the Special Committee held a telephonic meeting, at which representatives of Wick Phillips were also in attendance, to discuss, among other matters, the April 11, 2013 letter from the Exchange informing the Company of its potential delisting unless certain measures were put in place. The Special Committee discussed its concern about the ability of the Company to maintain its listing if the Proposed Transaction was not announced and consummated and the potential harm that the failure to maintain such listing could cause to the Company’s minority and unaffiliated stockholders.

On April 30, 2013, Hunton & Williams, on behalf of Parent, communicated orally to Wick Phillips Parent’s comments to the revised draft of the Merger Agreement that had been circulated by the Special Committee, through its counsel, on April 19, 2013. As part of such comments, Parent generally accepted most of the Special Committee’s requested changes, but insisted on keeping the lack of a Company Material Adverse Effect as a condition to Parent’s obligation to effect the Proposed Transaction and rejected the ability of the Company to terminate the Merger Agreement if Parent fails to close (while leaving the Company other possibilities for terminating the Merger Agreement in certain other circumstances). Also, in exchange for reducing certain representations and warranties regarding certain environmental matters, Parent added an additional condition precedent to its obligation to effect the Proposed Transaction that the Company did not suffer environmental liabilities in excess of a certain threshold after the signing of the Merger Agreement.

On May 3, 2013, the Special Committee held a telephonic meeting, at which representatives of Wick Phillips were also in attendance, to discuss, among other things, Parent’s comments to the draft Merger Agreement communicated orally to Wick Phillips on April 30, 2013.

On May 4, 2013, Hunton & Williams delivered to Wick Phillips a revised version of the Merger Agreement containing Parent’s comments which had previously been communicated orally on April 30, 2013 as described above.

During the week of May 6, 2013, discussions between Wick Phillips and the Special Committee occurred to finalize the then-current draft of the Merger Agreement. The Special Committee considered the fact that Parent had accepted most of the Special Committee’s material changes to the Merger Agreement contained in its April 19, 2013 draft (including, among others, the changes making the representations and warranties more favorable to the Company and reinforcing Parent’s commitment to finance the Proposed Transaction with internal funds). The Special Committee determined that the significant concessions made by Parent in accepting most of the Special Committee’s material transaction points, combined with the relatively few substantial counterproposals included by Parent in its May 4, 2013 draft of the Merger Agreement, had resulted in a balanced draft of the Merger Agreement which the Special Committee had negotiated to the best of its ability in the interest of the Company’s minority and unaffiliated stockholders.

On May 9, 2013, representatives of Southwest Securities met with the Company’s management team at the Company’s Dallas, Texas office to provide Southwest Securities an opportunity to update its due diligence review of the Company.

On May 10, 2013, the Special Committee held a telephonic meeting, at which representatives of Wick Phillips were also in attendance, to discuss, among other items, the status of negotiations of the Merger Agreement and various factors impacting the general timing of the contemplated signing of the Merger Agreement.

On May 13, 2013, the Company submitted a plan of compliance with the Exchange in response to the Exchange’s request set forth in its April 11, 2013 letter to the Company. Additionally and as part of the Company plan of compliance, on May 13, 2013, the promissory note associated with the loan to the Company by Hallwood Family (BVI) L.P., an affiliate of Parent (“HFL Loan”), was amended, pursuant to a Second Amendment to Promissory Note, to convert it to a revolving credit facility to provide additional liquidity to the Company. As of March 31, 2013, the outstanding balance of the HFL Loan was $9,047,000, and such amendment resulted in $953,000 of credit availability as of May 13, 2013.

During the week of May 27, 2013, K&L Gates communicated to Wick Phillips its comments to the draft Merger Agreement, which comments were primarily aimed at ensuring that certain recent events concerning the Company and its business were adequately disclosed as exceptions to the Company’s representations and warranties set forth in the Merger Agreement.

On May 29, 2013, Hunton & Williams delivered to Wick Phillips a final draft of the Merger Agreement containing the agreed upon terms, including the changes requested by K&L Gates on May 27, 2013 and the $10.00 per share price comprising the original Merger Consideration.

On May 30, 2013, representatives of Southwest Securities met with the Company’s management team telephonically to provide Southwest Securities an opportunity to update its due diligence review of the Company.

The closing price for the Company’s Common Stock was $8.05 per share on June 3, 2013 and June 4, 2013. On June 4, 2013, the Special Committee held a telephonic meeting with all of its advisors to review the final terms of the Merger Agreement and to consider an oral report by Southwest Securities detailing the contents of and analysis underlying its draft fairness opinion with respect to the Proposed Transaction and the fairness of the offered price per share to the Company’s minority and unaffiliated stockholders, which draft had previously been provided to the Special Committee. The contents of and analysis underlying Southwest Securities’ opinion are more fully described in “Opinion of Southwest Securities.” Southwest Securities subsequently delivered to the Special Committee a signed version of its fairness opinion. After receiving Southwest Securities’ report, the Special Committee performed a final review of the Merger Agreement and received from Wick Phillips a final reminder of the fiduciary obligations of the Special Committee. The Special Committee then discussed the reasons for its decision not to insist that the Merger Agreement contain a provision allowing the Company to actively solicit competing offers from other potential bidders. In doing so, the Special Committee considered the fact that, although the Company had announced the Potential Transaction to the public in November 2012, the Company had not since that time received any indication of interest from other bidders besides Parent, and that the Proposal Letter made it clear that Parent was only interested in acquiring the shares it did not currently own, had no interest in a disposition of its own interest, and had no intention to vote in favor of any transaction other than the Proposed Transaction. Given those considerations, the Special Committee ultimately concluded that the inclusion in the Merger Agreement of a “go-shop” provision, permitting the Company to seek a superior bid, the consummation of which would in any event have required the approval of Parent, would have been futile. The Special Committee also determined that, in negotiating the Proposed Transaction, it had reached an appropriate balance between giving the Proposal Letter due consideration and vigorously negotiating the Proposed Transaction, while remaining wary of the risk of jeopardizing the only available transaction that would allow the minority and unaffiliated stockholders to receive a premium over the market value of their shares. The Special Committee also noted during its discussion that it had considered the possibility of liquidating the real estate owned by the Company in Rhode Island, but had concluded that such a transaction was unlikely to yield a value as favorable to the Company’s minority and unaffiliated stockholders as the per share price offered by Parent. Following the Special Committee’s deliberation regarding the reasons for the Proposed Transaction and the fairness of the Proposed Transaction, it reiterated its conclusion that its members were independent and that it had analyzed the Proposed Transaction in the best interest of the Company’s minority and unaffiliated stockholders. Then, taking into account the relevant facts and circumstances, the Special Committee unanimously determined that the Proposed Transaction was substantively and procedurally fair to the Company’s minority and unaffiliated stockholders, and to recommend that the Board approve the Proposed Transaction and the entry into and execution of the Merger Agreement (and any other document deemed necessary or advisable in connection with the Proposed Transaction) and to recommend that the Board recommend the same to the Company’s stockholders.

On June 4, 2013, immediately following the meeting of the Special Committee, the Board (consisting of Mr. Crocco, Ms. Feldman and Mr. Powers, with Mr. Gumbiner not participating) held a telephonic meeting to consider the Proposed Transaction and the Merger Agreement. During such meeting, the Board (consisting of Mr. Crocco, Ms. Feldman and Mr. Powers, with Mr. Gumbiner not participating), upon the recommendation of the Special Committee, agreed with the Special Committee that the Proposed Transaction, as contemplated by the Merger Agreement, was advisable and in the best interests of the Company and its minority and unaffiliated stockholders, and was substantively and procedurally fair to the Company’s minority and unaffiliated stockholders, and the Board approved the Merger Agreement and recommended the Merger Agreement to the Company’s stockholders for their approval and adoption.

On June 4, 2013, following the Board meeting, the Merger Agreement in the form submitted to the Board (consisting of Mr. Crocco, Ms. Feldman and Mr. Powers, with Mr. Gumbiner not participating) was executed by the parties thereto.

On June 5, 2013, the Company issued a press release and filed with the SEC a Current Report on Form 8-K announcing that it had entered into the Merger Agreement.

On June 5, 2013, as required by the January 10, 2013 Notice Order, the Company provided notice to HEI Creditors’ Trust and the Bankruptcy Court of the filing on June 5, 2013 of the Company’s Current Report on Form 8-K announcing its entry into the Merger Agreement.

On June 11, 2013, HEI Creditors’ Trust, FEI Shale L.P. and Hall Phoenix/Inwood Ltd. filed in the Bankruptcy Court an objection to the Company’s June 5, 2013 notice of intent to proceed with the Proposed Transaction. The plaintiffs’ motion argues, among other things, that the Proposed Transaction would be in violation of the Bankruptcy Court’s May 28, 2010 order and requests that the Bankruptcy Court enjoin the Company from consummating the Proposed Transaction. This litigation was dismissed on November 22, 2013.

On July 1, 2013, the Special Committee held a telephonic meeting, at which representatives of Wick Phillips were also in attendance, to consider, among other items, a postponement by the parties to the Merger Agreement of the performance of their respective obligations to file with the SEC a proxy statement and Schedule 13E-3 prior to October 31, 2013. The Special Committee determined that the process of preparing the proxy solicitation and the Schedule 13E-3 would require significant use of Company resources, and that preparing such filings before October 31, 2013 would not be commercially reasonable in light of the then-pending litigation against the Company, which litigation has since been dismissed. Accordingly, the Special Committee was concerned about the timing of the filing of the Preliminary Proxy Statement. After deliberating and receiving advice from its counsel, the Special Committee concluded that the postponement of such filings was in the best interest of the Company and its stockholders.

On July 8, 2013, the Company issued a press release announcing the receipt of a letter from the Exchange dated July 5, 2013 informing the Company that it had resolved the continued listing deficiency referenced in the Exchange’s letter dated April 11, 2013. On July 9, 2013, the Company filed a copy of such press release as an exhibit to a Current Report on Form 8-K.

On July 11, 2013, the parties to the Merger Agreement entered into an Amendment to Agreement and Plan of Merger stating that no party shall have any obligation to file a Schedule 13E-3, prior to October 31, 2013 (the “Amendment”).

On July 12, 2013, the Company filed with the SEC a Current Report on Form 8-K announcing that it had entered into the Amendment.

On August 23, 2013, a complaint was filed in the Court of Chancery of the State of Delaware captioned Sample v. Gumbiner et al., Civil Action No. 8833-VCN. The action named as defendants the directors of the Company, and also named as defendants Parent and Merger Sub. The Company was also named as a defendant or, in the alternative, as a nominal defendant. Among other things, the plaintiff alleged that all defendants other than Merger Sub breached fiduciary duties to the minority and unaffiliated stockholders in connection with the proposed Merger as a consequence of an allegedly unfair merger process and an allegedly unfair merger price. The complaint also alleged that Merger Sub aided and abetted these claimed breaches of fiduciary duty. The defendants denied, and continue to deny, any and all alleged wrongdoing. The complaint is described in more detail on page 58.

In December 2013 and January 2014, the parties to the Sample Litigation discussed and negotiated the terms on which the Sample Litigation might be settled, subject to Court approval. Ultimately, Parent offered to settle the Sample Litigation by adding an additional $3.00 per share to the purchase price to be paid in the Merger, with a condition that the Merger Agreement be amended to provide that Parent could terminate the Merger Agreement if such settlement were rejected by the Court or other court of appropriate jurisdiction.

On January 23, 2014, Potter Anderson provided a draft of a proposed settlement stipulation.

On January 24, 2014, Hunton & Williams provided a draft of a proposed amendment to the Merger Agreement.

On January 24, 2014, the Special Committee held a meeting in which Wick Phillips reported the proposed terms of the settlement. The Special Committee reserved making a decision on the settlement while the terms were being negotiated with the plaintiff in the Sample Litigation.

On January 28, 2014, the Special Committee met again to discuss the terms of the settlement proposed by Parent. The Special Committee was concerned about accepting Parent’s request to have the right to terminate the Merger Agreement if the settlement were rejected by the Court or other court having such authority. The Special Committee considered the following options: (i) rejecting the settlement and requiring the Merger to proceed at the $10.00 per share purchase price, (ii) accepting Parent’s proposed terms, or (iii) negotiating for additional protection of the Merger while obtaining the additional $3.00 per share for the Company’s minority and unaffiliated stockholders. Without approving the settlement, the Special Committee instructed Wick Phillips to request a change to the proposed amendment to the Merger Agreement that would preserve the Merger at the original purchase price of $10.00 per share if the settlement were rejected by the Court.

On January 28, 2014, Wick Phillips contacted Hunton & Williams to request a modification to the proposed amendment to the Merger Agreement that would require Parent to close the Merger at $10.00 per share if the settlement were ultimately rejected by the Court.

On January 29, 2014, Hunton & Williams provided a draft amendment to the Merger Agreement that provided for an additional $3.00 per share to the purchase price in the Merger, a condition to closing that the settlement to the Sample Litigation be finally approved by the Court, and a provision for further amendment to the Merger Agreement to reduce the purchase price back to the original purchase price of $10.00 per share if the settlement were rejected by the Court. The draft amendment further provided for the re-solicitation of stockholder approval of the Merger at the original $10.00 purchase price if the settlement were rejected.

On February 3, 2014, the Special Committee met to discuss the proposed amendment to the Merger Agreement and a proposed settlement stipulation that would be filed with the Court. A draft of each had been previously provided to the Special Committee for review. The Special Committee discussed both the risks and benefits of entering into the proposed amendment. On one hand, an obvious and significant benefit included an additional $3.00 per share in purchase price (less a proportionate deduction for any incentive fee and attorney’s fees awarded by the Court) for the Company’s minority and unaffiliated stockholders. On the other hand, the completion of the Merger could be put at risk by the amount of time it would take to amend the Merger Agreement and solicit stockholder approval again at the original price of $10.00 per share in the event that the Merger Agreement had to be further amended following a rejection of the settlement agreement by the Court. In general, the longer a merger transaction goes without closing, the greater the risk of an event occurring that could permit a party to refuse to close. For example, a default under the Brookwood credit facility is one of the events identified in the Merger Agreement that would allow Parent not to close the Merger. The risk of such event occurring is increased by the amount of time that elapses between the signing of the Merger Agreement and the closing of the Merger. The Special Committee believed that the benefit of obtaining the increased purchase price in an amendment to the Merger Agreement was greater than the risk of the transaction failing in the time required to address the events required if the settlement were rejected. The Special Committee approved the proposed amendment to the Merger Agreement and the proposed settlement stipulation. The Special Committee further authorized its counsel and the officers of the Company to complete negotiation of such amendment and stipulation, with such other terms, documents and notices as such counsel and officers deemed appropriate in furtherance of such approved terms, and to execute and file such documents with the appropriate courts, the SEC and other authorities.

On February 7, 2014, the Company entered into a proposed Stipulation of Settlement in the Sample Litigation, subject to approval by the Court, and entered into the Second Amendment formalizing the terms outlined above, which had been previously approved by the Special Committee. The Company filed a Form 8-K announcing the Second Amendment.

On March 25, 2014, the Court held a public hearing regarding the Settlement, during which it indicated its approval of the Settlement. On March 28, 2014, the Court entered a Final Order and Judgment approving the Settlement. The Court’s order awarded a $10,000 incentive fee to the plaintiff and $310,000 in attorney’s fees to the plaintiff’s counsel. This means that the Merger Consideration will equal $12.39 per share. In addition to awarding in a $10,000 incentive fee and $310,000 in attorney’s fees, the Court reserved judgment on a separate application for additional attorney’s fees relating to disclosure by the Company of certain information, which resulted from the Settlement. The Company will not be responsible for payment of any such separate disclosure-based award of attorney’s fees and, regardless of whether the Court grants such an award, the Merger Consideration will not decrease as a result.

On March 26, 2014, the promissory note associated with the HFL Loan (as described above) was amended, pursuant to a Third Amendment to Promissory Note, to extend the revolving credit facility under certain conditions until December 31, 2014 to provide up to $3,000,000 in funding for general and administrative expenses of the Company. The maturity date was also extended to March 30, 2016. Hallwood Family (BVI) L.P. will not have any obligation to advance any additional amounts to the Company on or after December 31, 2014. As of December 31, 2013, the outstanding balance of the HFL Loan was $5,411,000.

REASONS FOR THE MERGER; FAIRNESS OF THE MERGER; RECOMMENDATIONS OF THE SPECIAL COMMITTEE AND THE BOARD

The Company’s Board of Directors

As discussed in greater detail below, the Board believes that the Merger Agreement and the merger contemplated thereby (the “Merger”), upon the terms and conditions set forth in the Merger Agreement, are advisable and in the best interests of the Company and its minority and unaffiliated stockholders. The Board has determined that the Merger is substantively and procedurally fair to the Company’s minority and unaffiliated stockholders. The recommendation of the Board is based, in part, upon the unanimous recommendation of the Special Committee.

The Board consists of four directors. Anthony J. Gumbiner, who is affiliated with Parent and will remain as an executive officer and director of the Company, did not participate in the deliberations concerning or voting on the Merger Agreement or the above recommendations. The three remaining, independent directors (Charles A. Crocco, Jr., Amy Feldman and Michael Powers, who also constitute the independent Special Committee), voted in favor of the above recommendations.

The Special Committee

In November 2012, in response to the Proposal Letter from Parent, the Board formed a Special Committee of independent non-employee directors to consider on behalf of the Board the Proposed Transaction. The Special Committee is comprised of Charles A. Crocco, Jr. (chairman), Amy H. Feldman and Michael R. Powers, three independent directors.

As discussed in greater detail below, the Special Committee believes that the Merger Agreement and the Merger, upon the terms set forth in the Merger Agreement, including without limitation, the price of $10.00 per share of Common Stock originally agreed to be paid to the Company’s minority and unaffiliated stockholders, or $13.00 per share (less a proportionate deduction for the incentive fee and attorney’s fees that were awarded by the Court in connection with the Settlement relating to the Sample Litigation, as further described under the subheading entitled “Special Factors—Litigation”), are advisable, in the best interest of, and substantively and procedurally fair to, such minority and unaffiliated stockholders.

Recommendation of the Special Committee

The Special Committee, by unanimous vote at a meeting held on June 4, 2013:

•	determined that it was advisable and in the best interests of the Company and the Company’s minority and unaffiliated stockholders to consummate the Merger, enter into and execute the Merger Agreement and enter into and/or execute any agreement or document deemed necessary or advisable in connection with the Merger; and

•	recommended that the Board approve the Merger, the Merger Agreement and any agreement or document deemed necessary or advisable in connection with the Merger, and that the Board recommend the same to all of the Company’s stockholders for their approval.

The Special Committee considered the following material factors in approving the Merger Agreement and making its determination and recommendation, which factors support the Special Committee’s belief that the Merger Agreement and the Merger, upon the terms set forth in the Merger Agreement, are substantively and procedurally fair to the Company’s minority and unaffiliated stockholders:

•	the cash consideration to be paid to the Company’s minority and unaffiliated stockholders upon consummation of the Merger;

•	the current and historical market prices of the Common Stock, including, without limitation, the fact that the price of $10.00 per share originally agreed to be paid to the Company’s minority and unaffiliated stockholders represented a premium of 78.3% over the $5.61 closing price of the Common Stock on November 8, 2012, the last trading day prior to the Company’s public announcement of the Proposal Letter, and a premium of 24.2% over the $8.05 closing price of the Common Stock on June 4, 2013, the date of the Merger Agreement;

•	the financial analyses and valuation factors reviewed by Southwest Securities with the Special Committee; these factors are set forth in more detail under the subheadings “Historical Stock Trading Analysis”, “Comparable Company Analysis”, “Selected Precedent Transactions Analysis”, and “Premiums Paid Analysis”, under “Opinion of Southwest Securities”;

•	the opinion of Southwest Securities delivered to the Special Committee on June 4, 2013 as to the fairness, as of June 4, 2013, from a financial point of view, of the original Merger Consideration of $10.00 in cash per share to be received by the holders of Common Stock (other than the shares held by Parent, Merger Sub and their respective affiliates) in the Merger, and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Southwest Securities in preparing its opinion. A more detailed description of the opinion of Southwest Securities is set forth below under “Opinion of Southwest Securities”;

•	the conclusion by the Special Committee, after reviewing information relating to the Company and consulting its advisors, and, given the absence of an alternative bidder following the announcement of the Proposed Transaction in November 2012, that it was unlikely that either Parent or another bidder would be willing to pay more than $10.00 per share of Common Stock;

•	the fact that Parent has stated it has no intention of selling its interest in the Company in the foreseeable future and that it would not vote in favor of any alternative sale, merger or similar transaction involving the Company, rendering futile the pursuit by the Special Committee of any such alternative sale, merger or similar transaction;

•	the Special Committee’s understanding of the Company’s business, historical and current financial performance, competitive and operating environment, operations, management strength and future prospects, including the Company’s dependence on sales to the U.S. military and the decline in such sales in recent years;

•	the fact that the consideration to be paid to the Company’s minority and unaffiliated stockholders would be all cash, which provides liquidity and certainty to the Company’s minority and unaffiliated stockholders in light of the Company’s historically low trading volume;

•	the high costs of operating as a public company;

•	the Special Committee’s understanding of Parent’s ability to obtain financing from internal sources to fully fund the payment of the original Merger Consideration and the related fees and expenses without further leveraging the Company or its assets;

•	the fact that the Special Committee considered the Company’s liquidation value and determined that the value to the Company’s minority and unaffiliated stockholders of such a liquidation was unlikely to equal or exceed the original Merger Consideration being offered by Parent;

•	the fact that the Merger Agreement includes a non-waivable condition requiring the approval by holders of at least a majority of the outstanding shares of Common Stock and by holders of a majority of the outstanding shares of Common Stock, excluding all shares of Common Stock owned by Parent, Merger Sub, Mr. Gumbiner or any of their respective affiliates or by any director, officer or employee of the Company or any of its subsidiaries;

•	the fact that the Special Committee had retained Southwest Securities as its financial advisor and Wick Phillips as its legal counsel, both of whom are unaffiliated with the Company, Parent or their respective affiliates, to assist and advise the Special Committee, solely with respect to the Company’s minority and unaffiliated stockholders’ interests, in negotiations of the Merger Agreement with Parent;

•	the potential risks and costs to the Company and its minority and unaffiliated stockholders if the Merger does not close, including the Company’s current financial situation; and

•	the Company has not received any other firm offer from any other person during the two years prior to the execution of the Merger Agreement for the sale of the Company.

In considering the Proposed Transaction, the Special Committee also considered certain risks and potentially negative factors, including the following:

•	the fact that the Merger Agreement does not permit the Company to solicit third-party bids or to enter into discussions or negotiations regarding, or to accept, approve or recommend, any unsolicited third-party bids except subject to specific terms and conditions;

•	the fact that, upon consummation of the Merger, the Company’s minority and unaffiliated stockholders will cease to be stockholders of the Company and thus will be unable to participate in any future appreciation in the value of the Company’s stock;

•	the fact that the Company’s Common Stock, prior to the Proposed Transaction, has exceeded the $10.00 per share Merger Consideration originally offered by Parent on some occasions since the execution of the Merger Agreement;

•	the fact that one of the four analyses of Southwest Securities contained per share prices that exceeded the Merger Consideration originally offered by Parent; and

•	the fact that the current market price of the Common Stock, $12.29 on April 7, 2014, may not reflect the value of the Common Stock, given the lack of trading volume in the Common Stock, the position held by the principal stockholder and the paucity of coverage by outside analysts.

The Special Committee did not establish, and did not specifically consider, a pre-Merger public company going concern value of Common Stock for the purposes of determining the per share Merger Consideration or the fairness of the per share Merger Consideration to the minority and unaffiliated stockholders of the Company. However, to the extent the pre-Merger going concern value was reflected in the pre-announcement per share price of Common Stock, the original per share Merger Consideration of $10.00 represented a premium to the going concern value of the Company. In addition, the Special Committee did not consider net book value of Common Stock because it believes that net book value, which is an accounting concept, does not reflect, or have any meaningful impact on, either the public trading prices of Common Stock or the Company’s value as a going concern. The Special Committee did not consider liquidation value in determining the fairness of the Merger to the minority and unaffiliated stockholders of the Company because of its belief that liquidation sales generally result in proceeds substantially less than sales of a going concern, because of the impracticability of determining a liquidation value given the significant execution risk involved in any breakup, because it considered the Company to be a viable, going concern and because the Company will continue to operate its business following the Merger.

The Special Committee determined it was unnecessary to establish or specifically consider the going concern value of the Company (or the value of its business as operated rather than the value of its assets sold in a liquidation) in light of the other information considered by the Special Committee in assessing the initial $10.00 per share offer price, as described in this proxy statement. In addition, Southwest Securities reported to the Special Committee that certain approaches in its analysis resulted in estimates of value that were either negative or approximately zero. Southwest Securities noted that stock prices cannot be “negative” and considered any negative results to imply “speculative” or essentially no going concern value. One indication of going concern value is the company’s pre-announcement per share price of its common stock. Additionally, multiplying adjusted EBITDA (earnings before reduction for interest, taxes, depreciation and amortization, and after removing certain extraordinary income and expense items) of a company by a certain multiple is a typical manner of determining the going concern value of a company on an enterprise value basis. Another manner of going concern valuation is to calculate a company’s expected cash flow over a long period of time and apply a discount to provide for the time value of that projected cash flow. At the time Southwest Securities presented its March 28, 2013 report to the Special Committee, the Company was expected to have a $900,000 negative EBITDA in 2013. Also, the Company was unable to determine a projected cash flow beyond then end of 2013 due to dependence of its only operating business, Brookwood, on military purchasing.

Instead of specifically determining the Company’s single going concern value, the Special Committee examined the deemed enterprise value of the Company that was implied by the Parent’s $10.00 per share bid as compared to the deemed enterprise value reflected in the purchase price of other comparable public companies and similar transactions. Enterprise value of a company is its public market value, plus the amount of its indebtedness, minus the amount of its cash. The Southwest Securities report of March 28, 2013 indicated that Parent was implicitly treating the Company as having a $29.2 million enterprise value by offering $10.00 per share, which was 24.6 times (a multiple of 24.6) the Company’s 2012 adjusted EBITDA. Furthermore, at the time of such report, the Company was expected to have $900,000 negative EBITDA in 2013. Such report also contained an analysis of 12 transactions similar to the Proposed Transaction. The purchase prices in these example transactions implied an average enterprise valuation of these companies of 7.0 times their EBITDA, as compared to the 24.6 times EBITDA valuation reflected in the price offered by Parent. For these reasons, and based on the other information and circumstances described in this proxy statement, the Special Committee did not believe that it needed to determine a single actual going concern value of the Company to conclude that the $10.00 per share purchase price was fair to the Company’s minority and unaffiliated stockholders.

Because the Special Committee concluded that the purchase price of $10.00 per share was fair to the Company’s minority and unaffiliated stockholders, it concluded that an increase in purchase price to $13.00 per share, without interest, less a proportionate deduction for the incentive fee and attorney’s fees that would be awarded by the Court in connection with the Stipulation of Settlement relating to the Sample Litigation, would make the Proposed Transaction no less fair to the Company’s minority and unaffiliated stockholders. The Sample Litigation is more fully described under the subheading entitled “Special Factors—Litigation.”

The foregoing discussion is not intended to be exhaustive, but summarizes certain factors considered by the Special Committee in making its determination and recommendation to the Board. In view of the wide variety of factors considered by the Special Committee and the complexity of these matters, the Special Committee did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors and instead made its determination based on all factors and considerations, taken as a whole. In addition, each of the members of the Special Committee may have assigned different weights to various factors. On balance, the Special Committee determined that the positive factors discussed above outweighed any negative factors.

Although the market trading price of the Company’s Common Stock at some points in the twelve months prior to the execution of the Merger Agreement had exceeded the proposed $10.00 per share purchase price for the Proposed Transaction, the Special Committee did not consider such higher price as significant to determining the fairness of the price in the Proposed Transaction. The Special Committee recognized from the March 28, 2013 report of Southwest Securities that the proposed $10.00 per share purchase price was at a 15.7% premium over the 120 day trading average for such Common Stock immediately prior to the announcement of the proposal by

Parent of the proposed $10.00 per share purchase price. Such report also indicated that the price of such Common Stock had not traded above $10.00 since the third quarter of 2012 and the trading price demonstrated steady trend of decline beginning in March 2010. Considering this history, the other information presented by Southwest Securities, and the Special Committee’s knowledge about the performance of the Company, the Special Committee believed that the prior trades of the Company’s Common Stock in excess of such $10.00 per share price did not reflect the value of such Common Stock at the time the Special Committee approved the Proposed Transaction. The closing price of the Company’s Common Stock has not exceeded $13.00 per share since February 2012.

Although the Premiums Paid Analysis of Southwest Securities described on page 39 indicated some ranges of values for the Common Stock that exceeded $10.00 per share, the Special Committee did not view such excess as a basis for requiring a higher per share Merger Consideration. Such test was used to demonstrate the price of $10.00 per share fell within a range that was fair to the minority and unaffiliated stockholders and not as a basis for supporting a higher value. The sampling of companies used in such analysis was based only on the size of such companies and not on their business, historical and current financial performance, competitive and operating environment, and, therefore, the Board and the Special Committee did not believe that this analysis was itself determinative of the value of the Company.

The Special Committee believes that the process it followed in making its determination and recommendation with respect to the Merger Agreement was fair and proper because, among other things:

•	the Special Committee consists solely of independent directors, as no such director has a material financial or other interest in the Merger, nor does any such director have any other significant interest or relationship that would influence such director’s decision;

•	the Special Committee retained and was advised by experienced and independent legal counsel;

•	the Special Committee retained and was advised by an experienced and independent financial advisor, which rendered an opinion as to the fairness, from a financial point of view, of the original Merger Consideration of $10.00 in cash per share to be received by the Company’s minority and unaffiliated stockholders in the Merger;

•	the Special Committee, with the assistance of its independent advisors, diligently negotiated the terms of the Merger Agreement with Parent; and

•	the Special Committee acted diligently in discharging its responsibilities, meeting on eleven separate occasions prior to execution of the Merger Agreement, to review all information relevant to the Proposed Transaction and carefully consider matters related to its mandate.

Recommendation of the Board

At a meeting on June 4, 2013, following the recommendation of the Special Committee, the Board (consisting of Mr. Crocco, Ms. Feldman and Mr. Powers, with Mr. Gumbiner not participating):

•	approved the Merger Agreement; and

•	recommended the Merger Agreement to the Company’s stockholders for their approval and adoption.

In voting on the above items, the Board reviewed a significant amount of information and considered each of the factors recited above with respect to the Special Committee’s deliberations, as well as the fact that the Merger Agreement was approved and recommended by the Special Committee after a full and deliberate process. In view of the wide variety of factors considered by the Board and the complexity of these matters, the Board did not find it practicable to quantify or otherwise assign relative weights to the factors it considered in making its decision. In addition, individual members of the Board may have assigned different weights to various factors. The Board members voting on the Merger Agreement unanimously approved the Merger Agreement and the Merger, and found the Proposed Transaction to be substantively and procedurally fair to the minority and unaffiliated stockholders, based upon the totality of the information presented to and considered by them. The Board expressly adopted the analysis and recommendations of the Special Committee and Southwest Securities with respect to the Proposed Transaction.

The Board (consisting of Mr. Crocco, Ms. Feldman and Mr. Powers, without Mr. Gumbiner’s participation) unanimously recommends that you vote “FOR” the proposal to adopt the Merger Agreement and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement.

OPINION OF SOUTHWEST SECURITIES

Southwest Securities was retained to act as financial advisor to the Special Committee in connection with the transactions described in this Proxy Statement. In connection with this engagement, the Special Committee requested Southwest Securities to evaluate the fairness, from a financial point of view, to the holders of Common Stock (other than shares of Common Stock owned by Parent, HFL Merger Corporation, a Delaware corporation (“Merger Sub”), and their respective affiliates and other than shares as to which any appraisal rights are properly exercised) of the Merger Consideration payable per share of Common Stock pursuant to the Merger Agreement. On March 28, 2013, at a meeting of the Special Committee, Southwest Securities expressed orally to the Special Committee that it was prepared to opine that the Merger Consideration originally offered by Parent was fair from a financial point of view. On June 4, 2013, Southwest Securities provided its oral report to the Special Committee, which confirmed, with no substantial changes, its March 28, 2013 oral statement and was then confirmed by delivery of its written opinion dated as of June 4, 2013, to the effect that, as of that date and based on and subject to the matters described in its opinion, the original Merger Consideration payable pursuant to the Merger Agreement was fair, from a financial point of view, to the holders of Common Stock (other than shares of Common Stock owned by Parent, Merger Sub and their respective affiliates and other than shares as to which any appraisal rights are properly exercised).

The full text of Southwest Securities’ written opinion, dated as of June 4, 2013, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to this Proxy Statement as Annex B. You are urged to read the opinion carefully and in its entirety. Southwest Securities’ opinion was directed to the Special Committee in connection with its evaluation of the original Merger Consideration from a financial point of view and does not address any other aspects or implications of the Merger. Southwest Securities’ opinion is not intended to be and does not constitute a recommendation to any stockholder as to any action that should be taken with respect to the proposed Merger. Southwest Securities’ opinion does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the underlying business decision of the Company to effect the Merger. The following is a summary of Southwest Securities’ opinion and the methodology that Southwest Securities used to render its opinion.

Southwest Securities has consented to the use of its opinion in this proxy statement. Pursuant to the engagement letter between Southwest Securities and the Company, Southwest Securities’ opinion was furnished solely for the use and benefit of the Special Committee (solely in its capacity as such) in connection with its consideration of the Merger and was not intended to, and did not, confer any rights or remedies upon any other person. Any defenses by Southwest Securities with respect to a claim by any such person, including a shareholder of the Company, would be subject to resolution under applicable law and would need to be resolved by a court of competent jurisdiction. The availability of any such defenses under applicable law will have no effect on the rights and responsibilities of the Special Committee or board of directors of the Company under applicable Delaware law. The Opinion was not intended to be used, and may not be used, for any other purpose, without the express, prior written consent of Southwest Securities. This opinion should not be construed as creating any fiduciary duty on the part of Southwest Securities to any party. This opinion is not intended to be, and does not constitute, a recommendation to the Special Committee, any security holder or any other person or entity as to how to act or vote with respect to any matter relating to the Merger.

The opinion was necessarily based on financial, economic, market and other conditions as in effect on, and information available to Southwest Securities as of, the date of the opinion. Southwest Securities did not undertake to update, reaffirm, revise or withdraw its opinion or otherwise comment upon any events occurring or coming to its attention after the date of the opinion and does not have any obligation to update, revise or reaffirm this opinion.

In the course of performing its review and analysis for rendering this opinion, Southwest Securities, among other things:

(i)	reviewed a draft of the Merger Agreement dated June 4, 2013;

(ii)	reviewed and analyzed certain publicly available financial and other data with respect to the Company and certain other relevant historical operating data relating to the Company made available to Southwest Securities from published sources and from the internal records of the Company;

(iii)	conducted discussions with members of the senior management of the Company with respect to the business, operations, prospects and financial condition and outlook of the Company;

(iv)	visited certain facilities and the business offices of the Company;

(v)	reviewed current and historical market prices and trading activity of the Common Stock of the Company;

(vi)	compared certain financial information for the Company with similar information for certain other companies, the securities of which are publicly traded;

(vii)	reviewed the financial terms, to the extent publicly available, of selected precedent transactions which Southwest Securities deemed generally comparable to the Company and the Merger; and

(viii)	conducted such other financial studies, analyses and investigations and considered such other information as Southwest Securities deemed appropriate.

In rendering its opinion, Southwest Securities relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished or otherwise made available to it, discussed with it or reviewed by it, or that was publicly available, and did not assume any responsibility for or with respect to such data, material, or other information. Southwest Securities was not requested to, and did not perform an independent evaluation, physical inspection or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, and was not furnished with any such valuations or appraisals. Southwest Securities did not undertake any independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject. Southwest Securities was not provided any financial projections or estimates of future performance by management of the Company beyond the year ended December 31, 2013, and was advised by management that none exist or could be meaningfully prepared, due to the uncertainty created by the Company’s significant reliance on one source of revenue.

In its analysis of the Company, Southwest Securities reviewed projections for the Company on a consolidated basis covering the year ending 2013 that were periodically updated during the term of its due diligence. The report Southwest Securities presented to the Special Committee on March 28, 2013, attached as Exhibit (c)(2) to Amendment No. 1 to Schedule 13E-3 filed in conjunction herewith, contained projections that reflected a loss for the Company in 2013. Brookwood, the Company’s only operating subsidiary, updates its projections periodically for the Company’s board of directors. Brookwood made such an update on May 7, 2013, to show a slight increase in projected income for 2013, which projections are described herein on page 49 without consolidation with the projected cash flows of the Company as its parent. Such revised projections were also reviewed by Southwest Securities prior to the delivery of its opinion.

In relying on the financial analyses and forecasts provided, Southwest Securities assumed that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. Southwest Securities relied on the assurances of management of the Company that they were unaware of any facts that would make such business prospects and financial outlook incomplete or misleading. Southwest Securities also assumed that the Merger Agreement conformed in all material respects to the latest available drafts it reviewed; that the Merger will be consummated in a timely manner and in accordance with the terms set forth in the Merger Agreement without waiver, modification, or amendment of any material term, condition or agreement; and that all governmental, regulatory, and other consents and approvals necessary for the consummation of the Merger will be obtained without any material adverse effect on the Company or on the contemplated benefits of the Merger. Southwest Securities relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the dates of the most recent financial statements and other information, financial or otherwise, provided to it, in each case that would be material to the analysis for its opinion.

The opinion addressed solely the fairness of the financial terms of the original Merger Consideration and did not address any other terms or agreement relating to the Merger or any other matters pertaining to the Company. Southwest Securities was not authorized to, and did not:

(i)	solicit other potential parties with respect to the Merger or any alternatives to the Merger or any related transaction with the Company;

(ii)	negotiate the terms of the Merger or any related transaction; or

(iii)	advise the Special Committee or any other party or entity with respect to alternatives to the Merger or any related transaction.

Southwest Securities did not consider, and expressed no opinion with respect to, (i) the price at which shares of the Common Stock may trade following announcement or consummation of the Merger; (ii) the estimated value of the Company’s Rhode Island real estate; and (iii) the value of any potential claims the Company may have against Mr. Gumbiner and other employees and advisors of the Company resulting from the entry of judgments by the Bankruptcy Court against the Company totaling approximately $24 million.

Southwest Securities acted as financial advisor to the Special Committee in connection with the Merger and received a fee for its services in the aggregate amount of $150,000. A portion of the fee was paid at the commencement of the engagement, and the remainder was paid in accordance with the terms of the engagement letter, including $75,000 which was paid upon the delivery of an oral summary by Southwest Securities of its fairness opinion. No portion of the fee was contingent upon consummation of the Merger or the conclusions which Southwest Securities reached in its opinion. In addition, the Company agreed to reimburse Southwest Securities for its expenses and indemnify Southwest Securities for certain liabilities that may arise out of the engagement. In the ordinary course of business, Southwest Securities may, for its own account and the accounts of its customers, actively trade the securities of the Company and, accordingly, may hold a long or short position in such securities. During the last two years, Southwest Securities has not provided investment banking or any other services to the Company for which it received compensation from the Company.

Southwest Securities’ opinion does not constitute legal, regulatory, accounting, insurance, tax or other similar professional advice, and does not address or express an opinion regarding:

(i)	the underlying business decision of the Special Committee of the Company or the Company’s security holders to proceed with or effect the Merger;

(ii)	the fairness of any portion or aspect of the Merger not expressly addressed in this opinion;

(iii)	the fairness of any portion or aspect of the Merger to the creditors or other constituencies of the Company other than those set forth in the opinion;

(iv)	the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage;

(v)	the tax or legal consequences of the Merger to either the Company or its security holders;

(vi)	how any security holder should act or vote, as the case may be, with respect to the Merger;

(vii)	the solvency, creditworthiness or fair value of the Company or any other participant in the Merger under any applicable laws relating to bankruptcy, insolvency or similar matters; or

(viii)	the fairness of the amount or nature of the compensation to any of the Company’s officers, directors, or employees relative to the compensation to the other stockholders of the Company.

Summary of Southwest Securities’ Analyses

In preparing its opinion, Southwest Securities performed a variety of financial and comparative analyses, including those described below. This summary is not a complete description of Southwest Securities’ opinion of the financial and comparative analyses performed and factors considered in connection with its opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analysis and the applications of those methods to the particular circumstances and, therefore, is not necessarily susceptible to partial analysis or summary description. Southwest Securities believes that its analyses must be considered as a whole. Considering any portion of Southwest Securities’ analyses or the factors considered by Southwest Securities, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusion expressed in Southwest Securities’ opinion. In addition, Southwest Securities did not attribute any particular weight to any analysis, but instead made qualitative judgments about the significance and relevance of each such analysis so that the range of valuations resulting from any particular analysis described below should not be taken to be Southwest Securities’ view of the Company’s actual value. Accordingly, the conclusions reached by Southwest Securities are based on all analyses and factors taken as a whole and also on the application of Southwest Securities’ own experience and judgment.

In performing the analyses, Southwest Securities took into consideration factors related to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the Company’s and Southwest Securities’ control. The analyses performed by Southwest Securities are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the per share value of the Common Stock do not purport to be appraisals or to reflect the prices at which the Common Stock may actually be sold. The analyses performed were prepared solely as part of Southwest Securities’ analysis of the fairness, from a financial point of view, of the proposed Merger Consideration originally offered by Parent to be received by holders of Common Stock pursuant to the Merger Agreement, and were provided to the Special Committee in connection with the delivery of Southwest Securities’ opinion. As described in the foregoing analysis, certain approaches resulted in estimates of value that were either negative or approximately zero and therefore, Southwest Securities noted that stock prices cannot be “negative” and considers any negative results to imply “speculative” or essentially no value.

The following is a summary of the material financial and comparative analyses reviewed by Southwest Securities with the Special Committee in connection with Southwest Securities’ delivery of its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Southwest Securities’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Southwest Securities’ financial analyses.

Historical Stock Trading Analysis. Southwest Securities analyzed the $10.00 cash per share of Common Stock to be paid to the holders of shares of Common Stock pursuant to the Merger Agreement in relation to the closing price of shares of Common Stock on November 8, 2012, the closing prices of shares of Common Stock for the 52-week period ended March 26, 2013, and the Common Stock’s 30-trading day average, 60-trading day average, 90-trading day average and 120-trading day average closing prices prior to November 8, 2012 the last trading day prior to the date on which the offer was announced. This analysis was undertaken to assist the Special Committee in understanding the Merger Consideration originally offered by Parent compared to recent historical market prices of the Common Stock.

This analysis indicated that the $10.00 cash per share of Common Stock to be paid to the holders of the Company’s shares of Common Stock pursuant to the Merger Agreement represented:

•	a premium of 78.3% based on the closing stock price of $5.61 per share of Common Stock on November 8, 2012;

•	a premium of 49.8% based on the average closing price of $6.68 per share of Common Stock during the 30-day period ended November 8, 2012;

•	a premium of 27.5% based on the average closing price of $7.85 per share of Common Stock during the 60-day period ended November 8, 2012;

•	a premium of 17.4% based on the average closing price of $8.52 per share of Common Stock during the 90-day period ended November 8, 2012; and

•	a premium of 15.7% based on the average closing price of $8.64 per share of Common Stock during the 120-day period ended November 8, 2012.

Southwest Securities also presented a stock price histogram for the 12-month period ended March 26, 2013, illustrating that 87.9% of the trading activity in the Common Stock occurred at prices of $10.00 per share or below.

Comparable Company Analysis. Southwest Securities reviewed and analyzed certain financial information, public market valuation multiples and market trading data relating to 12 selected comparable publicly-traded textile and specialty apparel manufacturers. Southwest Securities then compared such information to the corresponding information for the Company. No company used in this analysis is identical to the Company. The selected group of comparable companies was as follows:

•	Cintas Corporation

•	ComWest Enterprise Corp.

•	Culp Inc.

•	Delta Apparel Inc.

•	Formosa Taffeta Co., Ltd.

•	G&K Services Inc.

•	Kurabo Industries Ltd.

•	Lakeland Industries Inc.

•	S. Kumars Nationwide Ltd.

•	Superior Uniform Group Inc.

•	Unifi Inc.

•	UniFirst Corp.

Although none of the selected textile and specialty apparel manufacturers is directly comparable to the Company, the companies included were chosen because they are publicly-traded companies in the textile and specialty apparel manufacturers industries with operations and/or business drivers that for the purposes of this analysis may be considered similar to the operations and business drivers of the Company. Criteria for selecting comparable companies included similar lines of business, markets of operation, customers and other business and financial considerations (e.g., business drivers, business risk and financial performance).

In the analysis, Southwest Securities reviewed, among other things, enterprise values of the selected publicly-traded companies, calculated as equity values based on closing stock prices as of March 26, 2013, plus debt, minority interest and preferred stock, less cash, as a multiple of actual and estimated EBITDA for the calendar years 2012 and 2013 (unless otherwise noted). Southwest Securities utilized EBITDA because the metric is commonly used when evaluating companies in the textile and specialty apparel manufacturers industries. The estimated financial data of the selected publicly-traded companies were based on publicly available research analysts’ estimates, public filings and other publicly available information. Based on the comparable company metrics analyzed and its professional judgment, Southwest Securities selected a multiple range of 3.3x to 10.7x for calendar year 2012 EBITDA and 3.1x to 8.8x for calendar year 2013 estimated EBITDA. Southwest Securities then applied the calculated multiples for the comparable companies to the Company’s EBITDA. Financial data of the Company were based on actual results for calendar year 2012 and based on management’s forecast estimate for the calendar year 2013 (adjusted to add-back to EBITDA the costs associated with the Hallwood Energy and Nextec litigation which were deemed to be unusual in nature). The analysis yielded only negative amounts and therefore, Southwest Securities noted that stock prices cannot be “negative” and considers any negative results to imply “speculative” or essentially no value.

Southwest Securities selected the companies reviewed in this analysis because, among other things, such companies operate similar businesses to the Company. However, no selected company is identical to the Company. Accordingly, Southwest Securities believed that purely quantitative analyses are not, in isolation, determinative in the context of the Merger and that qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of the Company and the selected companies that could affect the public trading values of each also are relevant.

Selected Precedent Transactions Analysis. Using publicly available information, Southwest Securities examined financial information relating to the following six majority stake acquisition transactions of various transaction sizes, announced over the last seven years involving textile and specialty apparel manufacturers. These transactions were selected generally because they involve target companies with similar industry focus and business drivers to the Company. The closing dates and transactions were as follows:

Acquirer	Target	Date Closed
Qualium Investissement	Kermel S.A.	07/27/12
Lear Corp.	Guilford Performance Textiles, Inc.	05/31/12
Bangladesh Export Import Company Ltd.	Bextex Limited	07/31/11
Gilde Buy Out Partners	Gamma Holding NV	02/22/11
The Blackstone Group	Polymer Group, Inc.	01/28/11
International Textile Group, Inc.	Global Safety Textiles GmbH	04/01/07

Southwest Securities reviewed transaction values, calculated as the enterprise value implied for the target company based on the consideration payable in the selected transaction, as a multiple of the target company’s latest 12 months revenues and EBITDA. Financial data of the selected transactions were based on publicly available information at the time of announcement of the transaction. This analysis indicated the following multiple ranges:

Enterprise Value/ LTM	EBITDA
Low	5.9x
Mean	6.6x
Median	6.4x
High	8.2x

Based on the selected precedent transaction metrics analyzed and its professional judgment, Southwest Securities selected a multiple range of 5.9x to 8.2x for EBITDA. Southwest Securities then applied the calculated multiples for the precedent transactions to the Company’s EBITDA. Financial data of the Company were based on actual results for calendar year 2012 and based on management’s March 28, 2013 forecast estimate for the calendar year 2013 (adjusted to add-back to EBITDA the costs associated with the Hallwood Energy and Nextec litigation which were deemed to be unusual in nature). The analysis yielded only negative amounts and therefore, Southwest Securities noted that stock prices cannot be “negative” and considers any negative results to imply “speculative” or essentially no value.

No company, business or transaction used in this analysis is identical to the Company or the Merger. In addition, an evaluation of the results of this analysis is not entirely mathematical. This analysis involves considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which the Company and the Merger were compared.

Discounted Cash Flow Analysis. Management did not prepare or make available to Southwest Securities financial forecasts beyond 2013 and therefore, a discounted cash flow analysis could not be performed.

Premiums Paid Analysis. Using publicly available information, Southwest Securities analyzed the premiums offered in (i) 41 selected publicly-traded minority buy-in merger and acquisition transactions of all sizes since January 1, 2008 and (ii) 20 selected publicly-traded minority buy-in merger and acquisition transactions for less than $50 million since January 1, 2008. For each of these transactions, Southwest Securities calculated the premium represented by the offer price over the target company’s closing share price one day, one week, 30-days and 60-days prior to the transaction’s announcement. This analysis indicated the following premiums for those time periods prior to announcement:

Publicly-Traded Minority Buy-In M&A Transactions—All Sizes

	Hallwood Group		Buy-In Premium				Implied Hallwood Group Price Per Share
	Historical (1)	$10.00	Low (2)	Mean (3)	Median	High (4)	Mean (3)	Median
1-Day Spot Premium	$5.61	78.3%	9.9%	30.8%	28.3%	62.5%	$7.34	$7.20
1-Week Spot Premium	6.15	62.6%	8.0%	31.9%	28.6%	63.0%	8.11	7.91
30-Day Spot Premium	8.00	25.0%	10.3%	33.4%	36.4%	70.9%	10.67	10.91
60-Day Spot Premium	9.74	2.7%	2.1%	27.9%	30.3%	60.5%	12.46	12.69

Publicly-Traded Minority Buy-In M&A Transactions—Less than $50 million

	Hallwood Group		Buy-In Premium				Implied Hallwood Group Price Per Share
	Historical (1)	$10.00	Low (2)	Mean (3)	Median	High (4)	Mean (3)	Median
1-Day Spot Premium	$5.61	78.3%	0.8%	22.5%	17.6%	74.0%	$6.87	$6.59
1-Week Spot Premium	6.15	62.6%	(0.2%)	20.5%	14.5%	67.9%	7.41	7.04
30-Day Spot Premium	8.00	25.0%	0.1%	28.0%	22.8%	72.7%	10.24	9.82
60-Day Spot Premium	9.74	2.7%	(7.3%)	25.3%	11.9%	91.7%	12.20	10.90

Source: Capital IQ

(1)	Closing price on trading days prior to the date on which the offer was announced.
(2)	First quartile.
(3)	Based on interquartile data set.
(4)	Third quartile.

Based on the foregoing, this analysis indicated the following implied equity value reference ranges based on median minority buy-in premiums for the Company, as compared to the Merger Consideration of $10.00 originally offered by Parent:

Minority Buy-in M&A Transactions—All Sizes

Implied Per Share Equity

Value Reference Range

$7.20—$12.69

Minority Buy-in M&A Transactions—Less Than $50 million

Implied Per Share Equity

Value Reference Range

$6.59—$10.90

The above information was presented to the Special Committee on March 28, 2013.

General. The Merger Consideration was determined through negotiations between the Company and Parent, and was approved by the Special Committee. Southwest Securities’ opinion was one of many factors taken into consideration by the Special Committee in making its determination to approve the Merger and should not be considered determinative of the views of the Special Committee, the Board or management with respect to the Merger or the Merger Consideration. Southwest Securities was selected by the Special Committee based on Southwest Securities’ qualifications, expertise and reputation. Southwest Securities is a nationally recognized investment banking and advisory firm. Southwest Securities, as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, financial restructurings and other financial services. In the ordinary course of business, Southwest Securities may, for its own account and the accounts of its customers, actively trade the securities of the Company and, accordingly, may hold a long or short position in such securities. During the last two years, Southwest Securities has not provided investment banking services to the Company, Parent, or their respective affiliates for which it received compensation.

THE PARENT FILING PERSONS’ PURPOSES AND REASONS FOR THE MERGER

Each of the Parent Filing Persons (as defined below) may be deemed to be affiliates of the Company and, therefore, under the SEC rules governing “going-private” transactions, are required to express their purpose and reasons for the Merger. The Parent Filing Persons are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

Mr. Gumbiner, his wife Marie Magdeleine Gumbiner and Gert Lessing are the directors of Parent. Messrs. Gumbiner and Lessing are the executive directors of Parent and the sole directors and executive officers of Merger Sub. Mr. Gumbiner and Mrs. Gumbiner are the directors and executive officers of Hallwood Family Investments Ltd. (“HFI”). Mrs. Gumbiner, in her role as a director of Parent, and Mr. Lessing, in his roles as a director of Parent and a director and officer of Merger Sub, each delegated the determination of issues related to the Merger, and the negotiation of the Merger Agreement to Mr. Gumbiner. Parent, Merger Sub, HFI, Mr. Gumbiner, and Mrs. Gumbiner are referred to collectively in this discussion as the “Parent Filing Persons.” For the Parent Filing Persons, the purpose of the Merger is to enable Parent to acquire sole ownership of the Company, in a transaction in which the minority and unaffiliated stockholders of the Company will be cashed out for the Merger Consideration, so Parent will bear the rewards and risks of the ownership of the Company after shares of Common Stock cease to be publicly held and traded. Parent attempted to negotiate the terms of a transaction that would be most favorable to itself, and not to stockholders of the Company and, accordingly, did not negotiate the Merger Agreement with the goal of obtaining terms that were fair to such stockholders. Parent decided to pursue the Merger because it believes that the Company can be operated more effectively as a privately-owned company because it will not be subject to the obligations, constraints and costs associated with having publicly traded securities. In addition, the success of the Company depends primarily on the success of its Brookwood subsidiary. Brookwood’s success in turn depends in large part on sales to the customers from whom it derives its military business, which have been increasingly volatile and difficult to predict. The Parent Filing Persons believe that a business subject to this type of volatility is more appropriately operated as a private company because the public markets tend to focus on consistency and growth. For these reasons, the Parent Filing Persons believe that private ownership is in the best interests of the business and the organization and that the Merger is in the best interests of the Company’s stockholders.

THE PARENT FILING PERSONS’ POSITION AS TO THE FAIRNESS OF THE MERGER

Under the SEC rules governing “going-private” transactions, each of the Parent Filing Persons may be deemed to be affiliates of the Company and, therefore, required to express their beliefs as to the substantive and procedural fairness of the Merger to the minority and unaffiliated stockholders of the Company. The Parent Filing Persons are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The Parent Filing Persons’ views as to the fairness of the Merger should not be construed as a recommendation to any stockholder as to how that stockholder should vote on the proposal to adopt the Merger Agreement.

Given Mr. Gumbiner’s participation in the transactions contemplated by the Merger Agreement, Mr. Gumbiner did not vote or otherwise participate in the deliberations of the Special Committee or the Board when the Special Committee voted to recommend, or the Board voted to approve, the adoption of the Merger Agreement and did not receive advice from the Company’s or the Special Committee’s legal counsel or Financial Advisor.

As described in the “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” section beginning on page 54, the Parent Filing Persons have interests in the Merger different from those of the minority and unaffiliated stockholders of the Company by virtue of Parent’s and Mr. Gumbiner’s holdings of Common Stock and Mr. Gumbiner’s expectation of a continuing leadership role in the Surviving Corporation. None of the Parent Filing Persons participated in the deliberations of the Special Committee or the Board regarding, or received advice from the Special Committee’s legal or financial advisors as to, the fairness of the Merger. Nevertheless, the Parent Filing Persons took into account the fact that the Board determined, by the unanimous vote of all members of the Board (with Mr. Gumbiner not participating), based on the unanimous recommendation of the Special Committee, that the Merger is fair to, and in the best interests of, the Company and its minority and unaffiliated stockholders on the basis of the factors and considerations described in the “Special Factors—Background of the Merger—Reasons for the Merger; Fairness of the Merger; Recommendations of the Special Committee and the Board” section beginning on page 28. In addition, the Parent Filing Persons believe that the Merger is fair to the minority and unaffiliated stockholders of the Company on the basis of the additional factors and considerations described below in this section. In this section, we refer to the “Board” to mean the Board of Directors other than Mr. Gumbiner (who did not participate as a Board member in discussions relating to the Merger).

The Parent Filing Persons have not engaged a financial advisor to perform any valuation or other analysis for the purpose of assessing the fairness of the Merger to the minority and unaffiliated stockholders of the Company. Based on the Parent Filing Persons’ knowledge and analysis of available information regarding the Company, the Parent Filing Persons believe that the Merger is substantively fair to the minority and unaffiliated stockholders of the Company. In particular, the Parent Filing Persons considered the following factors:

•	other than their receipt of Board and Special Committee fees (which are not contingent upon the consummation of the Merger or the Special Committee’s or the Board’s recommendation or approval of the Merger) and their interests described in the “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” section beginning on page 54, no member of the Special Committee has a financial interest in the Merger that is different from, or in addition to, the interests of the minority and unaffiliated stockholders generally, although the Merger Agreement does include customary provisions for indemnity and the continuation of liability insurance for the Company’s officers and directors;

•	the Board (consisting of Mr. Crocco, Ms. Feldman and Mr. Powers, without Mr. Gumbiner’s participation) determined, based on the unanimous recommendation of the Special Committee (consisting of Mr. Crocco, Ms. Feldman, and Mr. Powers), that the Merger is fair to, and in the best interests of, the Company and its minority and unaffiliated stockholders;

•	the $10.00 per share of Common Stock originally agreed to be paid to the holders of the Company’s shares of Common Stock pursuant to the Merger Agreement represented a 78.3% premium over the closing price of the Common Stock on November 8, 2012, the last trading day prior to the date on which the offer was announced; a premium of 49.8% over the average closing price of $6.68 per share of Common Stock during the 30-day period ended November 8, 2012; a premium of 27.5% over the average closing price of $7.85 per share of Common Stock during the 60-day period ended November 8, 2012; a premium of 17.4% over the average closing price of $8.52 per share of Common Stock during the 90-day period ended November 8, 2012; and a premium of 15.7% over the average closing price of $8.64 per share of Common Stock during the 120-day period ended November 8, 2012. Accordingly, the increased Merger Consideration of $12.39 per share represents at least a 120% premium over the closing price of our Common Stock on November 8, 2012; a premium of at least 85% over the average closing price of $6.68 per share of Common Stock during the 60-day period ended November 8, 2012; a premium of at least 57% over the average closing price of $7.85 per share of Common Stock during the 60-day period ended November 8, 2012; a premium of at least 45% over the average closing price of $8.52 per share of Common Stock during the 90-day period ended November 8, 2012; and a premium of at least 43% over the average closing price of $8.64 per share of Common Stock during the 120-day period ended November 8, 2012;

•	the Merger will provide consideration to the minority and unaffiliated stockholders of the Company entirely in cash, allowing the minority and unaffiliated stockholders of the Company to realize immediately a certain and fair value for their shares of Common Stock and eliminating any uncertainty in valuing the consideration to be received by those stockholders;

•	the Parent Filing Persons’ understanding of the Company’s business, historical and current financial performance, competitive and operating environment, operations, management strength and future prospects, including Brookwood’s dependence on military sales and the decline in those sales in recent years;

•	the high costs of operating as a public company;

•	the fact that there are no unusual requirements or conditions to the Merger, and the ability of Parent to fund fully the payment of the Merger Consideration and the related fees and expenses from internal sources; and

•	that the Merger Agreement allows the Board to withdraw or change its recommendation of the Merger Agreement, and to terminate the Merger Agreement, under certain circumstances.

While the Parent Filing Persons were aware of a variety of risks and other potentially negative factors concerning the Merger, the Parent Filing Persons did not specifically take such factors into account in determining the per share Merger Consideration or the fairness of the per share Merger Consideration to the minority and unaffiliated stockholders of the Company, and such factors did not directly influence the Parent Filing Persons’ determination that the Merger is substantively fair to the minority and unaffiliated stockholders. Further, the Parent Filing Persons took into account that at certain points over the year prior to the signing of the Merger Agreement, the Company’s stock price exceeded the per share Merger Consideration. However, the Parent Filing Persons’ determination that the Merger was fair to the minority and unaffiliated stockholders of the Company was based on all factors and considerations, taken as a whole.

The Parent Filing Persons did not attempt to calculate, and did not consider, a pre-Merger public company going concern value for the Company for purposes of determining the fairness of the Merger Consideration to the minority and unaffiliated stockholders of the Company. The Parent Filing Persons believe that common methods of determining a company’s going concern value are based on a calculation of the company’s expected cash flow over a period of time, to which a discount is then applied to provide for the time value of that projected cash flow. At the time the Parent Filing Persons determined the original Merger Consideration, management of the Company had projected that the Company would have only nominal or negative cash flow during 2013 and was unable to determine a projected cash flow beyond the end of 2013 due to dependence of the Company’s only operating business, Brookwood, on military purchasing. Therefore, the Parent Filing Persons determined it was not useful to calculate a specific pre-Merger public company going concern value for the Company based on the Company’s projected cash flow because the original Merger Consideration of $10.00 per share implied a greater value for the Company than would result from any such calculation. For this reason, the Parent Filing Persons believed that the pre-announcement per share price of Common Stock, described above, is a more reliable indication of the Company’s pre-Merger value. In addition, the Parent Filing Persons did not consider net book value of Common Stock because they believe that net book value, which is an accounting concept, does not reflect, or have any meaningful impact on, either the market trading prices of Common Stock or the Company’s value as a going concern. The Parent Filing Persons did not consider liquidation value in determining the fairness of the Merger to the minority and unaffiliated stockholders of the Company because of their belief that liquidation sales generally result in proceeds substantially less than sales of a going concern, because of the impracticability of determining a liquidation value given the significant execution risk involved in any breakup, because they considered the Company to be a viable, going concern and because the Company will continue to operate its business following the Merger. The Parent Filing Persons are not aware of any firm offers made by any unaffiliated person during the two years prior to the execution of the Merger Agreement for the merger or consolidation of the Company with or into another company, or vice versa, the sale or transfer of all or any substantial part of the Company’s assets or a purchase of the Company’s securities that would enable the holder to exercise control of the Company in determining the fairness of the Merger to the minority and unaffiliated stockholders Company and, therefore, did not take any such offers into account in determining the fairness of the Merger.

The Parent Filing Persons believe that the Merger is procedurally fair to the minority and unaffiliated stockholders of the Company based primarily upon the following:

•	other than their receipt of Board of Directors and Special Committee fees (which are not contingent upon the consummation of the Merger or the Special Committee’s or the Board’s recommendation or approval of the Merger) and their interests described in the “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” section beginning on page 54, the Special Committee, consisting solely of directors who are not officers or employees of the Company and who are not affiliated with Parent or Mr. Gumbiner, and who have no financial interest in the Merger that is different from, or in addition to, the interests of the minority and unaffiliated stockholders generally, was given exclusive authority to, among other things, review, evaluate and negotiate the terms of the proposed Merger, to decide not to engage in the Merger and to consider alternatives to the Merger;

•	the Special Committee retained its own independent legal and financial advisors;

•	the Special Committee and its advisors had all information they believed was necessary to represent the interests of the minority and unaffiliated stockholders effectively;

•	the per share Merger Consideration, and the other terms and conditions of the Merger Agreement, resulted from arm’s-length negotiations between Parent and its advisors, on the one hand, and the Special Committee and its advisors, on the other hand;

•	the Special Committee was deliberate in its process, taking approximately seven months to analyze and evaluate Mr. Gumbiner’s initial proposal and to negotiate with Mr. Gumbiner the terms of the proposed Merger;

•	the Special Committee received an opinion, dated June 4, 2013, of its financial advisor as to the fairness, from a financial point of view and as of such date, to holders of Common Stock (other than holders of Excluded Shares) of the $10.00 per share Merger Consideration originally agreed to be received by those holders;

•	the Merger was approved by the unanimous vote of the Board (consisting of Mr. Crocco, Ms. Feldman and Mr. Powers, without Mr. Gumbiner’s participation), based on the unanimous recommendation of the Special Committee (consisting of Mr. Crocco, Ms. Feldman and Mr. Powers);

•	the Merger is subject to the non-waivable Majority of the Minority Approval condition; and

•	the Company’s ability to terminate the Merger Agreement if the Majority of the Minority Approval is not obtained, with each party generally bearing its own expenses in such circumstances as described in the “The Merger Agreement—Fees and Expenses” section beginning on page 79.

While Mr. Gumbiner is an officer and director of the Company, because of his participation in the transaction as described in the “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” section beginning on page 54, he did not serve on the Special Committee, nor did he participate in, or vote in connection with, the Special Committee’s evaluation or recommendation of the Merger Agreement and the Merger or the Board’s evaluation or approval of the Merger Agreement and the Merger. For these reasons, the Parent Filing Persons do not believe that Mr. Gumbiner’s interests in the Merger influenced the decision of the Special Committee or the Board with respect to the Merger Agreement or the Merger. Parent has stated, including in its initial proposal letter for the Merger, that the failure of the Special Committee to recommend, or the minority and unaffiliated stockholders to approve, the Merger would not adversely affect Parent’s or Mr. Gumbiner’s future relationship with the Company.

The foregoing discussion of the information and factors considered and given weight by the Parent Filing Persons in connection with the fairness of the Merger Agreement and the Merger is not intended to be exhaustive but is believed to include all material factors considered by them. The Parent Filing Persons did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their position as to the fairness of the Merger Agreement and the Merger. Rather, the Parent Filing Persons made the fairness determinations after considering all of the foregoing as a whole. The Parent Filing Persons believe these factors provide a reasonable basis upon which to form their belief that the Merger is fair to the minority and unaffiliated stockholders of the Company. This belief should not, however, be construed as a recommendation to any Company stockholder to approve the Merger or adopt the Merger Agreement. The Parent Filing Persons do not make any recommendation as to how stockholders of the Company should vote their shares of Common Stock relating to the Merger.

DEREGISTRATION OF THE COMPANY’S COMMON STOCK

Following and as a consequence of the Merger, the Company will become a privately held company and a wholly owned subsidiary of Parent. Shares of our Common Stock will no longer be listed on any stock exchange or quotation system, including the NYSE MKT or publicly traded and will be deregistered under the Exchange Act.

MARKET PRICE OF THE COMPANY’S COMMON STOCK

Shares of Common Stock are traded on the NYSE MKT under the ticker symbol “HWG”. The closing price of our Common Stock on the NYSE MKT on June 4, 2013, the last trading day prior to our public announcement of the Merger Agreement on June 5, 2013, was $8.05 per share. On April 7, 2014, the closing price of our Common Stock on the NYSE MKT was $12.29 per share. The Company has not paid any cash dividends on its Common Stock since 2008. You are encouraged to obtain current market quotations for our Common Stock.

CERTAIN EFFECTS OF THE MERGER

If the Merger Agreement is adopted by the requisite votes of the Company’s stockholders and all other conditions to the Closing are either satisfied or waived, Merger Sub will merge with and into the Company, with the Company continuing as the Surviving Corporation and as a wholly owned subsidiary of Parent. At the Effective Time, each share of Common Stock outstanding immediately prior to the Effective Time (other than Excluded Shares and any Dissenting Shares) will be converted into the right to receive the Merger Consideration, and all such shares will be automatically cancelled upon the conversion thereof and will cease to exist, and each holder of (x) a certificate that immediately prior to the Effective Time represented such share or (y) uncertificated shares represented by book-entry that immediately prior to the Effective Time represented such shares will cease to have any rights with respect thereto, other than the right to receive the Merger Consideration, without interest, upon surrender of such certificate or book-entry share in accordance with the Merger Agreement.

A primary benefit of the Merger to our stockholders (other than holders of Excluded Shares) will be the right of such stockholders to receive a cash payment of $12.39, without interest, which represents at least a premium of approximately 53.7% above the closing price of the Common Stock on June 4, 2013, the last trading day prior to our public announcement of the Merger Agreement and a premium of at least approximately 120% above the closing price of the Common Stock on November 8, 2012, the last trading day prior to the date on which Parent’s proposal of a transaction was announced. Additionally, such stockholders will avoid the risk after the Merger of any possible decrease in our future earnings, growth or value.

The primary detriments of the Merger to our stockholders (other than holders of Excluded Shares) include the lack of interest of such stockholders in any potential future earnings, growth or value realized by the Company after the Merger. The minority and unaffiliated stockholders will be required to surrender their shares in exchange for a cash price determined by the filing persons and such stockholders will not have the right as a result of the merger to liquidate their shares at a time and price of their choosing. Additionally, the receipt of cash in exchange for shares of Common Stock pursuant to the Merger generally will be a taxable transaction for U.S. federal income tax purposes to our stockholders who are U.S. holders. See “Special Factors—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 55.

PROJECTED FINANCIAL INFORMATION

The Company does not as a matter of course make public projections as to future sales, earnings, or other results. However, the management of the Company prepared the projected financial information for Brookwood and the Company as of March 12, 2013 and May 7, 2013, set forth below and both were made available to the Board, the

Special Committee, the Company’s financial advisors, and the Special Committee’s advisors in connection with their respective consideration of strategic alternatives available to the Company. This information was also made available to Mr. Gumbiner in the normal course of business in his capacity as a member of management and the Board. In addition, the management of the Company prepared the projected financial information for Brookwood and the Company as of November 7, 2012 described below, which was made available to the Board, including Mr. Gumbiner, in the normal course of business. The accompanying projected financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to projected financial information, but, in the view of the Company’s management, was prepared on a reasonable basis, and at the time it was prepared reflected the best estimates and judgments then available, and presented, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of the Company. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement are cautioned not to place undue reliance on the prospective financial information.

Neither the Company’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the projected financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

The projected financial information is being included in this proxy statement not to influence your decision whether to vote for or against the proposal to adopt the Merger Agreement, but because these financial forecasts were made available to the Board, the Special Committee, the Company’s financial advisors, or the Special Committee’s advisors. The inclusion of this information should not be regarded as an indication that the Company, the Board, the Special Committee, the Special Committee’s advisors, the Company’s financial advisors or any other recipient of this information considered, or now considers, such financial forecasts to be a reliable prediction of future results. No person has made or makes any representation to any stockholder regarding the information included in these financial forecasts.

Although presented with numerical specificity, the projected financial information is based upon a variety of estimates and numerous assumptions made by the Company’s management with respect to, among other matters, industry performance, general business, economic, market and financial conditions and other matters, including the factors described under “Cautionary Statement Concerning Forward-Looking Information” beginning on page 61, many of which are difficult to predict, are subject to significant economic and competitive uncertainties, and are beyond the Company’s control. As a result, there can be no assurance that the estimates and assumptions made in preparing the projected financial information will prove accurate, that the projected results will be realized or that actual results will not be significantly higher or lower than projected.

The financial projections for Brookwood are dependent on Brookwood’s having adequate liquidity to purchase greige goods and other raw materials and to maintain levels of inventory to support both ongoing programs and opportunistic sales.

The projected financial information was prepared as of the date indicated, and thus does not take into account any circumstances or events occurring after the date it was prepared, and, except as may be required in order to comply with applicable securities laws, neither the Company nor its management intends to update, or otherwise revise, the projected financial information, or the specific portions presented, to reflect circumstances existing after the date when they were made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error. In addition, the projected financial information assumes that the Company will remain a publicly traded company.

For the foregoing reasons, as well as the bases and assumptions on which the projected financial information was compiled, the inclusion of specific portions of the projected financial information in this proxy statement should not be regarded as an indication that the Company considers such projected financial information to be an accurate prediction of future events, and the projections should not be relied on as such an indication. No one has made any representation to any stockholder of the Company or anyone else regarding the information included in the projected financial information discussed below.

On March 12, 2013, management presented the 2013 projected financial information for Brookwood and the Company summarized below to the Board.

BROOKWOOD FINANCIAL PROJECTIONS

CONSOLIDATED STATEMENT OF EARNINGS

MARCH 12, 2013

			2013 FORECAST—MARCH 12, 2013
	2011	2012	Q1 Forecast	Q2 Forecast	Q3 Forecast	Q4 Forecast	Year Forecast
Sales	139,499	130,524	30,855	32,175	31,075	33,480	127,615
Cost of sales	115,865	112,193	27,340	28,196	26,953	28,964	111,453

Gross profit	23,634	18,332	3,545	3,979	4,122	4,516	16,162
	16.94%	14.04%	11.48%	12.37%	13.99%	13.49%	13.32%
Operating expenses	17,999	18,824	3,945	3,945	3,945	3,945	15,778
Operating Profit (EBIT)	5,635	(493)	(400)	35	177	572	384
	4.04%	-0.38%	-1.29%	0.11%	0.57%	1.71%	0.30%
Interest (income) / expense	78	166	47	57	57	66	228

Profit before income taxes	5,557	(659)	(447)	(22)	119	505	156
	3.98%	-0.50%	-1.45%	-0.07%	0.38%	1.51%	0.12%
Income taxes	2,183	(250)	(161)	(8)	43	182	56

Net income	3,374	(408)	(286)	(14)	76	323	100

BROOKWOOD CONSOLIDATED BALANCE SHEET

MARCH 12, 2013

	2013
Amounts in $000	Q1 Actual	Q2 Forecast	Q3 Forecast	Q4 Forecast
Cash	202	223	205	237
Marketable Securities	—	—	—	—
Accounts receivable (net)	19,149	19,949	19,267	20,758
Inventory (net)	25,076	25,258	26,057	26,567
Prepaid expenses	1,199	1,199	1,199	1,199
Other current assets	1,201	1,201	1,201	1,201

Total Current Assets	46,827	46,830	47,939	49,962

Fixed assets (net)	20,079	20,089	20,132	20,160
Other assets	146	146	146	146

Total Assets	67,052	67,065	68,217	70,268

Notes payable—current	—	—	—	—
Accounts payable	9,629	9,218	9,906	10,096
Accrued expenses	3,934	3,872	4,210	4,548
Taxes payable	1,183	1,183	1,183	1,183

Total Current Liab.	14,746	14,273	15,299	15,827

Notes payable—Rev long term	5,030	5,530	5,580	6,780
Capital stock	17,942	17,942	17,942	17,942
Retained earnings	29,334	29,320	29,396	29,720

Total Liab. & S/E	67,052	67,065	68,217	70,268

THE COMPANY CASH FLOW PROJECTIONS

MARCH 12, 2013

Amounts in $000	2013 Forecast
CASH FLOWS FROM OPERATING EXPENSES
Net Income	100
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2,308
Changes in assets and liabilities
(Increase) / decrease in accounts receivable—net	(1,011)
(Increase) / decrease in inventories—net	(1,501)
(Increase) / decrease in prepaid expenses	—
(Increase) / decrease in other current assets	—
(Increase) / decrease in other assets	—
Increase / (decrease) in accounts payable	1,550
Increase / (decrease) in accrued expenses	339
Increase / (decrease) in taxes payable	—

Net cash provided by operating activities	1,785
CASH FLOWS FROM INVESTING ACTIVITIES:
Addition of CT facility	—
Additions to property, plant & equipment	(2,394)
Disposals of property, plant & equipment	—
Short Term Investment, Purchases & Redemptions	—

Net cash used for investing activities	(2,394)
CASH FLOWS FROM FINANCING ACTIVITIES:
Increase / (decrease) in notes payable—Long Term	1,450
Increase / (decrease) in notes payable—Short Term	—
Dividends paid to parent	(650)

Net cash provided by financing activities	800
NET INCREASE (DECREASE) IN CASH	190

CASH, BEGINNING OF PERIOD

The financial projections as of March 12, 2013 presented in this proxy statement are set forth in the form in which they were presented by the Company to Southwest Securities: separately for Brookwood, as an operating subsidiary, and the Company, as a parent holding company. Projections are typically presented to the Company’s Board of Directors in this manner. Additionally, management of the Company provided Southwest Securities with further financial information in order to reflect the forecasted results for the consolidated Company, including certain anticipated holding company expenses that included an estimated $4 million for holding company selling, general and administrative expenses and $525,000 for holding company interest expense. The report of Southwest Securities dated March 28, 2013, which is attached to the Form 13E-3 as Exhibit 99.2, presented such projections on a consolidated basis.

On May 7, 2013, management presented the 2013 projected financial information for Brookwood and the Company summarized below to the Board.

BROOKWOOD FINANCIAL PROJECTIONS

CONSOLIDATED STATEMENT OF EARNINGS

MAY 7, 2013

			2013 FORECAST—MAY 7, 2013
	Actual 2011	Actual 2012	Q1 Actual	Q2 Forecast	Q3 Forecast	Q4 Forecast	Year Forecast
Sales	139,499	130,524	31,283	33,875	31,075	33,480	129,713
Cost of sales	115,865	112,193	27,459	29,279	26,728	28,964	112,430
Gross profit	23,634	18,332	3,824	4,597	4,347	4,516	17,283
	16.94%	14.04%	12.22%	13.57%	13.99%	13.49%	13.32%
Operating expenses	17,999	18,824	3,730	4,021	4,021	4,021	15,792
Operating Profit (EBIT)	5,635	(493)	94	576	326	496	1,491
	4.04%	-0.38%	0.30%	1.70%	1.05%	1.48%	1.15%
Interest (income) / expense	78	166	62	60	53	62	237

Profit before income taxes	5,557	(659)	32	515	273	433	1,254
	3.98%	-0.50%	0.10%	1.52%	0.88%	1.29%	0.97%
Income taxes	2,183	(239)	12	186	98	156	452

Net income	3,374	(419)	20	330	175	277	802

BROOKWOOD CONSOLIDATED BALANCE SHEET

MAY 7, 2013

	2013
Amounts in $000	Q1 Actual	Q2 Forecast	Q3 Forecast	Q4 Forecast
Cash	32	200	219	239
Marketable Securities	—	—	—	—
Accounts receivable (net)	21,654	22,358	20,510	22,097
Inventory (net)	23,325	23,788	25,778	26,028
Prepaid expenses	886	886	886	886
Other current assets	1,206	1,206	1,206	1,206

Total Current Assets	47,103	48,437	48,598	50,456

Fixed assets (net)	19,631	19,754	19,912	20,077
Other assets	136	136	136	136

Total Assets	66,870	68,327	68,646	70,669

Notes payable—current	2,675	5,975	4,925	6,225
Accounts payable	11,789	10,229	11,084	11,192
Accrued expenses	3,897	3,535	3,873	4,211
Taxes payable	1,387	1,387	1,387	1,387

Total Current Liab.	19,748	21,126	21,269	23,015

Notes payable—Revolver	—	—	—	—
Capital stock	17,942	17,942	17,942	17,942
Retained earnings	29,180	29,260	29,435	29,712

Total Liab. & S/E	66,870	68,327	68,646	70,669

THE COMPANY CASH FLOW PROJECTIONS

MAY 7, 2013

Amounts in $000	2013 Forecast
Brookwood Related
Dividends (Ordinary & Special)	950
Tax Sharing Payments	345
Corporate Operating Expenses
G&A Expenses, Net of Interest	(4,057)

Net Operating Cash Flow	(2,762)
HFL Loan (Principal & interest)	(4,725)
Federal Income (Taxes) Refunds	4,569
State Taxes	(60)

Net Other Items	(216)

Net Change in Cash	(2,978)
Plus Beginning Cash	141

Equals Ending Cash	(2,837)

Management of Brookwood also prepared projected 2013 financial information for Brookwood as of November 7, 2012, which was presented to the Board, including Mr. Gumbiner, in the normal course of business.

•	In the November 2012 information, management projected that Brookwood would have sales, operating profit and net income of $126,700,000, $4,646,000, and $2,797,000, respectively, for 2013.

Additionally, management of the Company prepared projected cash flow information for the Company as of March 12, 2013, which was presented to the Board, including Mr. Gumbiner, in the normal course of business. In such information, management projected that the Company would have operating expenses of approximately $4,240,000, principal and interest payments on the loan from Hallwood Family, L.P. of $4,892,000, would receive an estimated refund of 2010 federal income taxes of $4,569,000, and have negative cash flow of $(3,113,000) during 2013, all before consideration of any potential Brookwood dividends or additional proceeds from the HFL Loan in the second half of 2013.

The foregoing projections were based on a number of assumptions concerning the future sales, cost of sales, capital expenditures, including assumptions that: Brookwood’s consumer and industrial sales would increase during the periods presented, but that military sales would continue to decline; gross margins would decline during 2012 but increase in 2013; there would be no significant increases in energy, environmental or legal costs; operating expenses would be impacted by the continuing costs of the Nextec litigation; that inventory would continue to require higher than traditional dollar levels due to price increases of raw materials, a trend to more expensive greige, and lower margins; and that capital expenditures would increase during 2013.

FINANCING THE MERGER

Parent will satisfy the funding required for the Merger of a maximum aggregate amount of approximately $6,806,683 from the working capital and personal funds of Parent and HFI, its affiliate. HFI has liquid funds available substantially in excess of $10 million, and prior to the Closing of the Merger will contribute to Parent the amount necessary to fund the Merger. As such, the consummation of the Merger is not subject to a financing contingency.

INTERESTS OF THE COMPANY’S DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

As of June 4, 2013, Hallwood Trust and Mr. Gumbiner, a director and executive officer of the Company, beneficially owned, through Parent, 1,001,575 shares of Common Stock, in the aggregate, or approximately 65.7% of the total number of outstanding shares of Common Stock. Common Stock beneficially owned by Hallwood Trust and Mr. Gumbiner will be cancelled in the Merger without consideration, and the outstanding shares of Merger Sub will be converted into, and constitute the only outstanding shares, of the Surviving Corporation, with the result that Parent will be the sole stockholder of the Surviving Corporation after the Effective Time.

Charles A. Crocco, Jr., a director of the Company and Chairman of the Special Committee, owned 9,996 shares of Common Stock, or approximately 0.7% of the total number of outstanding shares of Common Stock, as of March 20, 2014.

The members of the Special Committee evaluated and negotiated the Merger Agreement and evaluated whether the Merger is advisable and in the best interests of the Company’s minority and unaffiliated stockholders. Mr. Gumbiner did not participate in the deliberations of the Special Committee regarding the Merger Agreement and the transactions contemplated thereby, including the Merger. The members of the Special Committee were aware of these differing interests and considered them, among other matters, in evaluating and negotiating the Merger Agreement and the transactions contemplated thereby, including the Merger, and in recommending to the stockholders that the Merger Agreement be adopted. See the section entitled “Special Factors—Background of the Merger” beginning on page 18 for a further discussion of these matters. You should take these interests into account in deciding whether to vote “FOR” the proposal to adopt the Merger Agreement.

EFFECTIVE TIME OF MERGER

The Merger will become effective when the Company files a certificate of merger with the Secretary of State of the State of Delaware or at such later date or time as Parent and the Company agree in writing and specify in the certificate of merger in accordance with the DGCL (which we refer to herein as the “Effective Time”).

The Closing will take place on a date which will be no later than the fifth business day after the satisfaction or waiver (to the extent permitted by applicable law and the terms of the Merger Agreement) of the closing conditions stated in the Merger Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or at such other time and date as the Company and Parent may agree in writing.

The Company currently expects the Closing to occur soon after the special meeting. The Company, however, can provide no assurance that the Closing will occur by any particular date, if at all. Because the Closing is subject to a number of conditions, the exact timing of the Closing cannot be determined at this time.

MERGER CONSIDERATION

As a consequence of the Merger, each share of our Common Stock (other than Excluded Shares and any Dissenting Shares) shall be converted automatically into, and shall thereafter represent the right to receive, the Merger Consideration. All shares (other than Excluded Shares and any Dissenting Shares) shall, upon conversion thereof, cease to be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of (x) a certificate that immediately prior to the Effective Time represented such share or (y) uncertificated shares represented by book-entry that immediately prior to the Effective Time represented such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest, upon surrender of such certificate or book-entry share in accordance with Section 2.2(b) of the Merger Agreement. For more information, see the section entitled “Special Factors—Litigation.”

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a general discussion of the material U.S. federal income tax consequences of the Merger to holders of our Common Stock whose shares are exchanged for cash pursuant to the Merger. This discussion is based on the provisions of the Code, applicable U.S. Treasury regulations, judicial opinions and administrative rulings and published positions of the Internal Revenue Service, each as in effect as of the date hereof. These authorities are subject to change, possibly on a retroactive basis, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax. This discussion is not binding on the Internal Revenue Service or the courts and, therefore, could be subject to challenge, which could be sustained. No ruling is intended to be sought from the Internal Revenue Service with respect to the Merger.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Common Stock that is:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	a trust if (i) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (ii) such trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of shares of Common Stock, other than a partnership or other entity taxable as a partnership for U.S. federal income tax purposes, that is not a U.S. holder.

This discussion applies only to beneficial owners of shares of Common Stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to a holder in light of its particular circumstances, or that may apply to a holder that is subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, controlled foreign corporations, passive foreign investment companies, dealers or brokers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting, holders liable for the alternative minimum tax, U.S. holders that have a functional currency other than the U.S. dollar, tax-exempt organizations, banks and certain other financial institutions, mutual funds, certain expatriates, partnerships or other pass-through entities or investors in partnerships or such other entities, holders who hold shares of Common Stock as part of a hedge, straddle, constructive sale or conversion transaction, holders who will hold, directly or indirectly, an equity interest in the Surviving Corporation, and holders who acquired their shares of Common Stock through the exercise of employee stock options or other compensation arrangements).

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of Common Stock, the tax treatment of a partner in such partnership will generally depend on the status of the partners and the activities of the partnership. If you are a partner of a partnership holding shares of Common Stock, you should consult your tax advisor.

Holders of Common Stock should consult their own tax advisors as to the specific tax consequences to them of the Merger, including the applicability and effect of the alternative minimum tax, and any state, local, foreign or other tax laws.

Consequences to U.S. Holders

The receipt of cash by U.S. holders in exchange for shares of Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder who receives cash in exchange for all of such holder’s shares of Common Stock as part of the Merger will recognize capital gain or loss in an amount equal to the difference, if any, between (1) the amount of cash received and (2) the U.S. holder’s adjusted tax basis in such shares.

If a U.S. holder’s holding period in the shares of Common Stock surrendered in the Merger is greater than one year as of the date of the Merger, the gain or loss generally will be long-term capital gain or loss. Long-term capital gains of certain non-corporate holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of Common Stock at different times or different prices, such U.S. holder must determine its adjusted tax basis and holding period separately with respect to each block of Common Stock.

In addition to regular U.S. federal income tax, a U.S. holder that is an individual, estate or trust and whose income exceeds certain thresholds is subject to a 3.8% Medicare tax on all or a portion of such U.S. holder’s “net investment income,” which may include all or a portion of such U.S. holder’s gain from the disposition of shares of Common Stock. U.S. holders that are individuals, estates or trusts should consult their tax advisors regarding the applicability of the Medicare tax to gain from the disposition of shares of Common Stock.

Consequences to Non-U.S. Holders

A non-U.S. holder whose shares of Common Stock are converted into the right to receive cash in the Merger generally will not be subject to U.S. federal income taxation unless:

•	gain resulting from the Merger is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the individual’s taxable year in which the Merger occurs and certain other conditions are satisfied; or

•	the Company is or has been a U.S. real property holding corporation (“USRPHC”) as defined in Section 897 of the Code at any time within the five-year period preceding the Merger, the non-U.S. holder owned more than five percent of our Common Stock at any time within that five-year period, and certain other conditions are satisfied. We believe that, as of the effective date of the Merger, we will not have been a USRPHC at any time within the five-year period ending on the date thereof.

Any gain recognized by a non-U.S. holder described in the first bullet above generally will be subject to U.S. federal income tax on a net income basis at regular graduated U.S. federal income tax rates in the same manner as if such holder were a “U.S. person” as defined under the Code. A non-U.S. holder that is a corporation may also be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on after-tax profits effectively connected with a U.S. trade or business to the extent that such after-tax profits are not reinvested and maintained in the U.S. business.

Gain described in the second bullet above generally will be subject to U.S. federal income tax at a flat 30% rate, but may be offset by certain U.S. source capital losses, if any, of the non-U.S. holder.

Information Reporting and Backup Withholding

Payments made to holders in exchange for shares of Common Stock pursuant to the Merger may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 28%). To avoid backup withholding, a U.S. holder that does not otherwise establish an exemption should complete and return Internal Revenue Service Form W-9, certifying that such U.S. holder is a U.S. person, the taxpayer identification number provided is correct and such U.S. holder is not subject to backup withholding. In general, a non-U.S. holder will not be subject to U.S. federal backup withholding and information reporting with respect to cash payments to the non-U.S. holder pursuant to the Merger if the non-U.S. holder has provided an IRS Form W-8BEN (or an IRS Form W-8ECI if the non-U.S. holder’s gain is effectively connected with the conduct of a U.S. trade or business).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a holder’s U.S. federal income tax liability, if any, provided that such holder furnishes the required information to the Internal Revenue Service in a timely manner.

This summary of certain material U.S. federal income tax consequences is for general information only and is not tax advice. Holders of Common Stock should consult their tax advisors as to the specific tax consequences to them of the Merger, including the applicability and effect of the alternative minimum tax and the effect of any federal, state, local, foreign or other tax laws.

REGULATORY APPROVALS

The Company does not believe that the filing of notification and report forms under the Hart-Scott-Rodino Act will be necessary to complete the Merger. However, at any time before or after the Merger, the U.S. Department of Justice, the Federal Trade Commission, a state attorney general or a foreign competition authority could take action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the Merger or seeking divestiture of substantial assets of the Company or Merger Sub or their subsidiaries. Private parties may also bring legal actions under the antitrust laws under certain circumstances. Notwithstanding that no such filings are required, there can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if a challenge is made, of the result of such challenge.

FEES AND EXPENSES

If the Merger is not consummated, all costs and expenses incurred in connection with the Merger, the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring or required to incur such expenses. If the Merger is consummated, all costs and expenses incurred by Parent or Merger Sub in connection with the Merger, the Merger Agreement and the transactions contemplated thereby shall be paid by the Surviving Corporation and/or, to the extent applicable, reimbursed to Parent by the Surviving Corporation. Costs incurred or to be incurred in connection with the Merger are estimated as follows:

Amount to be Paid
Financial advisory fee and expenses	$152,000.00
Legal, accounting and other professional fees	605,000.00
SEC filing fees	674.39
Proxy solicitation, printing and mailing costs	70,000.00
Paying agent fees	18,000.00
Special committee fees	185,000.00
Miscellaneous	10,000.00

Total	$1,040,876.69

The Company will pay all costs listed above, excluding the paying agent fees, which will be paid by Parent. The expenses detailed above will not reduce the Merger Consideration to be received by our minority and unaffiliated stockholders.

LITIGATION

From time to time, the Company, its subsidiaries, certain of its affiliates and others have been named as defendants in lawsuits relating to various transactions in which the Company or its affiliated entities participated. Although the Company does not believe that the results of any of these matters are likely to have a material adverse effect on its financial position, results of operations or cash flows, except as described below, it is possible that any of the matters could result in material liability. Hallwood Group has spent significant amounts in professional fees and other associated costs in connection with these matters, and it expenses professional fees and other costs associated with litigation matters as incurred.

Nextec Applications, Inc.

In July 2007, Nextec Applications, Inc. filed Nextec Applications, Inc. v. Brookwood Companies Incorporated and The Hallwood Group Incorporated in the United States District Court for the Southern District of New York (SDNY No. CV 07-6901) claiming that Brookwood infringed five United States patents pertaining to internally-coated webs. In October 2007, the Company was dismissed from the lawsuit. Nextec later added additional patents to the lawsuit. After a number of motions, only two patents remained in the action and were being asserted against the process and machine for making defendants’ Agility Storm-Tec X-Treme and Eclipse Storm-Tec X-Treme fabrics, which constitute two levels of the Military’s Extended Cold Weather Clothing System. Nextec was seeking a permanent injunction as well as damages in an amount to be determined at trial. After a five week trial that ended on June 1, 2012, the Court ruled from the bench that, while Nextec’s patents were valid, Brookwood had not infringed any of the patents in the lawsuit. On July 20, 2012, Nextec filed a motion requesting that the Court either correct/amend its finding of non-infringement or grant a new trial, which the Court subsequently denied. The Court’s Order and Final Judgment was issued June 21, 2012. Nextec filed a notice of appeal and Brookwood a notice of cross-appeal. The United States Court of Appeals for the Federal Circuit heard oral argument on November 6, 2013. On November 18, 2013, the United States Court of Appeals for the Federal Circuit summarily affirmed the Southern District of New York’s ruling that Brookwood did not infringe any of the patents belonging to Nextec. Nextec has not appealed the decision and the deadline for filing an appeal has expired. Separately, and prior to trial, Brookwood filed requests for reexamination by the United States Patent and Trademark Office of the remaining patent claims at issue in the litigation. The United States Patent and Trademark Office granted the reexamination requests and issued first office actions rejecting all the reexamined patent claims as unpatentable over the prior art of record. With respect to one of the patents, the Patent Office has since received Nextec’s responsive arguments and subsequently issued a reexamination certificate. With respect to the second patent, the Patent Office has since received Nextec’s responsive arguments and has issued a final rejection to that patent. Nextec has appealed this rejection.

Stockholders’ Lawsuit

On August 23, 2013, a complaint was filed in the Delaware Court of Chancery (the “Court”) captioned Sample v. Gumbiner et al., Civil Action No. 8833-VCN. The action named as defendants the directors of the Company, and also named as defendants Parent and Merger Sub. The Company was also named as a defendant, or in the alternative, as a nominal defendant.

In part, the action purported to be a class action of the Company’s stockholders brought by a single individual stockholder challenging the Merger. The plaintiff alleged that all defendants other than Merger Sub breached fiduciary duties to those stockholders in connection with the proposed Merger as a consequence of an allegedly unfair merger process and an allegedly unfair merger price. The complaint also alleged that Merger Sub aided and abetted these claimed breaches of fiduciary duty.

In part, the action also purported to be a derivative action brought on behalf of the Company against Mr. Gumbiner and Charles A. Crocco, Jr., based on various matters relating to the investment by the Company in Hallwood Energy in 2008, various related transactions engaged in by the Company or employees, executives, or advisors to the Company, a dividend declared by the Company in 2008, and Hallwood Energy’s Chapter 11

bankruptcy court proceeding. The complaint alleged that Mr. Gumbiner and Mr. Crocco engaged in “wrongful conduct” and/or breached fiduciary duties with respect to these matters and should be held liable to the Company. The complaint further alleged that the $10.00 per share offered in the Merger was unfair and did not reflect the true value of the Company and all of its assets, including potential claims against Mr. Gumbiner, other Company executives and advisors.

The plaintiff sought an order from the court (i) certifying the action as a class action, (ii) finding that the defendants other than Merger Sub breached fiduciary duties to the plaintiff and the class, and that Merger Sub aided and abetted those breaches, (iii) finding that those breaches have proximately caused the plaintiff and the class damage in an amount subject to proof at trial, (iv) awarding the plaintiff and the class any damages that are proven at trial, (v) alternatively, finding that the action is properly brought as a derivative action and that demand on the Board is excused as to the claims asserted, (vi) alternatively, awarding the company such damages as are proven at trial with respect to the derivative action, (vii) awarding the plaintiff its costs and expenses in connection with this action, including expert and attorney’s fees, and (viii) awarding such further and other relief as the court deems just and appropriate.

On February 7, 2014, the plaintiff and the defendants in the Sample Litigation (together, the “Parties”) entered into the Stipulation, by and through their respective attorneys, whereby the Parties agreed that, in order to resolve the Sample Litigation, the parties to the Merger Agreement would, among other actions, amend the Merger Agreement to increase the Merger Consideration by $3.00 per share, from $10.00 per share to $13.00 per share, less a proportionate deduction for any incentive fee and attorneys’ fees that may be awarded by the Court to the plaintiff and the plaintiff’s counsel in accordance with the Stipulation. On March 25, 2014, the Court held a public hearing regarding the proposed Settlement. On March 28, 2014, the court entered a Final Order and Judgment certifying the class, approving the Settlement, effecting the releases contemplated by the Stipulation, and dismissing with prejudice and on the merits all known and unknown claims against each and every defendant relating to the Sample Litigation, the derivative claims asserted therein, the Merger, the Settlement, and investments in securities issued by the Company between November 6, 2012 and the date of the Merger. The Court’s order awarded a $10,000 incentive fee to the plaintiff and $310,000 in attorneys’ fees to the plaintiff’s counsel. The court reserved decision on plaintiff’s separate request for attorney’s fees in connection with the Supplemental Disclosures. Such decision will not impact the Merger Consideration, which pursuant to the Settlement and the Second Amendment, is $12.39 per share (which reflects a reduction of $0.61 per share based on class counsel’s recovery of $310,000 in attorney’s fees and an additional $10,000 incentive fee award to Gary Sample, lead plaintiff for the class).

Environmental Contingencies

A number of jurisdictions in which the Company or its subsidiaries operate have adopted laws and regulations relating to environmental matters. Such laws and regulations may require the Company to secure governmental permits and approvals and undertake measures to comply therewith. Compliance with the requirements imposed may be time-consuming and costly. While environmental considerations, by themselves, have not significantly affected the Company’s or its subsidiaries’ business to date, it is possible that such considerations may have a significant and adverse impact in the future. The Company and its subsidiaries actively monitor their environmental compliance and while certain matters currently exist, management is not aware of any compliance issues which will significantly impact the financial position, results of operations or cash flows of the Company or its subsidiaries.

The Company’s Brookwood subsidiary is subject to a number of environmental laws, regulations, licenses and permits and has ongoing discussions with environmental regulatory authorities, including the U.S. Environmental Protection Agency, the Rhode Island Department of Health, the Rhode Island Department of Environmental Management and the Connecticut Department of Energy and Environmental Protection on a number of matters, including compliance with safe drinking water rules and wastewater discharge and treatment regulations, the control of chemicals used in the companies’ coating operations that are classified as air pollutants, the presence of groundwater and soil contaminants at the companies’ facilities, the removal of underground storage tanks, and hazardous waste management.

From time to time Brookwood and its subsidiaries have paid fines or penalties for alleged failure to comply with certain environmental requirements, which did not exceed $100,000 in the aggregate during the three years ended December 31, 2012. In addition, Brookwood and its subsidiaries have entered into various settlements and agreements with the regulatory authorities requiring the companies to perform certain tests, undertake certain studies, and install remedial facilities. Brookwood and its subsidiaries incurred capital expenditures to comply with environmental regulations of approximately $572,000 in the year ended December 31, 2012 and $80,000 during the nine months ended September 30, 2013. In addition, Brookwood and its subsidiaries regularly incur expenses associated with various studies and tests to monitor and maintain compliance with diverse environmental requirements.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement (including the documents incorporated by reference herein, the annexes hereto and the exhibits filed herewith) includes “forward-looking statements” that reflect our current views as to future events and financial performance with respect to our operations, the expected completion and timing of the Merger and other information relating to the Merger. All forward-looking statements included in this document are based on information available to the Company on the date hereof. These statements are identifiable because they do not relate strictly to historical or current facts. There are forward-looking statements throughout this proxy statement. Forward-looking statements generally can be identified by the use of forward-looking terminology, such as “may,” “will,” “would,” “expect,” “intend,” “could,” “estimate,” “should,” “anticipate”, “doubt” or “believe.” All statements other than statements of historical information provided herein are forward-looking and may contain information about financial results, economic conditions, trends, and known uncertainties. All forward-looking statements are based on current expectations regarding important risk factors. Many of these risks and uncertainties are beyond the Company’s ability to control, and, in many cases, the Company cannot predict all of the risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Actual results could differ materially from those expressed in the forward-looking statements, and readers should not regard those statements as a representation by the Company or any other person that the results expressed in the statements will be achieved. Important risk factors that could cause results or events to differ from current expectations are described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 under Item 1A—“Risk Factors”. These factors are not intended to be an all-encompassing list of risks and uncertainties that may affect the operations, performance, development and results of the Company’s business. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. In addition to other factors and matters contained in or incorporated by reference in this proxy statement, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

•	the inability to complete the proposed Merger due to the failure to obtain the required stockholder approvals for the Merger or the failure to satisfy any other conditions to the Closing, including that a governmental entity may prohibit, delay or refuse to grant approval for the Closing;

•	the failure of the Merger to close for any other reason;

•	risks related to disruption of management’s attention from the Company’s ongoing business operations due to the Merger;

•	the outcome of any legal proceedings, including the Sample Litigation, regulatory proceedings or enforcement matters that have been or may be instituted against the Company and others relating to the Merger Agreement;

•	the risk that the pendency of the Merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the pendency of the Merger;

•	the effect of the announcement of the proposed Merger on the Company’s relationships with its customers, suppliers, operating results and business generally; and

•	the amount of the costs, fees, expenses and charges related to the Merger;

and additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements, which are discussed in reports we have filed with the SEC, including our most recent filings on Forms 10-Q and 10-K. For more information, see the section entitled “Where You Can Find Additional Information” on page 95.

Forward-looking statements speak only as of the date of this proxy statement or the date of the applicable document incorporated by reference in this document. All subsequent written and oral forward-looking statements concerning the Merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events.

THE PARTIES TO THE MERGER

THE COMPANY

The Company is a Delaware corporation. Founded in September 1981, the Company operates its principal business in the textile products industry through its wholly owned subsidiary, Brookwood. Brookwood is an integrated textile firm that develops and produces innovative fabrics and related products through specialized finishing, treating and coating processes.

Additional information about the Company is contained in reports we have filed with the SEC, including our most recent filings on Forms 10-Q and 10-K, which are incorporated by reference into this proxy statement. See the section entitled “Where You Can Find Additional Information” on page 95.

PARENT AND MERGER SUB

Parent is a corporation organized under the laws of the British Virgin Islands. Merger Sub is a Delaware corporation and a wholly owned subsidiary of Parent. Merger Sub was formed solely for the purpose of entering into the Merger Agreement and consummating the transactions contemplated thereby, including the Merger, and has not carried on any business activities to date, except activities incidental to its formation and activities undertaken in connection with the Merger Agreement and the transaction contemplated thereby, including the Merger. Parent owns 1,001,575 shares, or 65.7% of the outstanding shares, of our Common Stock. Parent and Merger Sub are private companies. All outstanding ownership interests of Parent are owned by Hallwood Trust, the trustee of which is a company controlled by Mr. Gumbiner and members of his family.

See Annex D, which is incorporated herein by reference, for additional information regarding the Parent Filing Persons.

THE SPECIAL MEETING

We are furnishing this proxy statement to the Company’s stockholders as part of the solicitation of proxies by the Board for use at the special meeting.

DATE, TIME AND PLACE

The special meeting of stockholders will be held at 3710 Rawlins, Suite 1500, Dallas, Texas 75219, on May 15, 2014 at 11:00 a.m., Central Time, or at any adjournment or postponement thereof.

PURPOSE OF THE SPECIAL MEETING

The special meeting is being held for the following purposes:

•	to consider and vote on a proposal to adopt the Merger Agreement;

•	to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement; and

•	to act upon other business as may properly come before the special meeting or any adjournment or postponement thereof by or at the direction of the Board.

A copy of the Merger Agreement is attached to this proxy statement as Annex A. This proxy statement and the enclosed form of proxy are first being mailed to our stockholders on or about April 11, 2014.

RECOMMENDATIONS OF THE BOARD AND THE SPECIAL COMMITTEE

The Special Committee (consisting of Mr. Crocco, Ms. Feldman and Mr. Powers), with the assistance of its independent legal and financial advisors, unanimously determined that the transactions contemplated by the Merger Agreement, including the Merger, are fair to, and in the best interests of, the Company’s stockholders and unanimously recommended that the Board approve and declare advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, and that the Company’s stockholders vote for the adoption of the Merger Agreement.

Based in part on the unanimous recommendation of the Special Committee, and with the assistance of its independent legal and financial advisors, on June 4, 2013, the Board (consisting of Mr. Crocco, Ms. Feldman and Mr. Powers, and excluding Mr. Gumbiner, who did not participate due to his interest in the Merger) unanimously (i) determined that the transactions contemplated by the Merger Agreement, including the Merger, are advisable and in the best interests of the Company’s stockholders and are substantively and procedurally fair to the Company’s minority and unaffiliated stockholders, (ii) approved and declared advisable the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, and (iii) resolved to recommend that the Company’s stockholders vote for the adoption of the Merger Agreement.

Accordingly, the Board (consisting of Mr. Crocco, Ms. Feldman and Mr. Powers, without Mr. Gumbiner’s participation), acting upon the unanimous recommendation of the Special Committee (consisting of Mr. Crocco, Ms. Feldman and Mr. Powers), unanimously recommends that the stockholders of the Company vote “FOR” the proposal to adopt the Merger Agreement.

The Board (consisting of Mr. Crocco, Ms. Feldman and Mr. Powers, without Mr. Gumbiner’s participation) unanimously recommends that the stockholders of the Company vote “FOR” the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement.

RECORD DATE AND QUORUM

The holders of record of Common Stock as of the close of business on March 20, 2014, the Record Date, are entitled to receive notice of and to vote at the special meeting. On the Record Date, 1,525,166 shares of Common Stock were issued and outstanding and held by approximately 436 holders of record. Of these total issued and outstanding shares of Common Stock, 523,591 are owned by holders other than Parent, Merger Sub, Mr. Gumbiner or their respective affiliates.

No matter may be considered at the special meeting unless a quorum is present. For any matter to be considered, the presence, in person or represented by proxy, of the holders of a majority of the shares of Common Stock entitled to vote as of the Record Date will constitute a quorum. Shares of Common Stock represented by proxies reflecting abstentions and properly executed broker non-votes will be counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when a bank, broker or other nominee does not vote on a particular matter because such bank, broker or other nominee does not have the discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner. Banks, brokers and other nominees will not have discretionary voting power with respect to the proposal to adopt the Merger Agreement. If a quorum is not present, the stockholders who are present or represented by proxy may adjourn the meeting until a quorum is present. However, given Parent’s ownership of 65.7% of the issued and outstanding shares of Common Stock, Parent’s attendance at the special meeting will, by itself, constitute a quorum.

REQUIRED VOTE

Each share of Common Stock outstanding as of the Record Date is entitled to one vote at the special meeting.

Proposal to Adopt the Merger Agreement

For the Company to consummate the Merger, under Delaware law, stockholders holding at least a majority of the shares of Common Stock outstanding at the close of business on the Record Date must vote “FOR” the proposal to adopt the Merger Agreement. In addition, the Closing is subject to a non-waivable condition that the Merger Agreement be adopted by (i) the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote on the adoption of the Merger Agreement, voting together as a single class, and (ii) the affirmative vote of the holders of a majority of the outstanding shares of Common Stock, voting together as a single class, excluding all shares of Common Stock owned by Parent, Merger Sub, Mr. Gumbiner or any of their respective affiliates (other than the Company and its subsidiaries), or by any director, officer or other employee of the Company or any of its subsidiaries.

Proposal to Approve the Adjournment of the Special Meeting, if Necessary or Appropriate, to Solicit Additional Proxies

Approval of the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement requires the affirmative vote of holders of a majority of the shares of Common Stock present and entitled to vote thereon. However, given Parent’s ownership of 65.7% of the issued and outstanding shares of Common Stock, adjournment of the special meeting may be approved solely by the affirmative vote of Parent’s shares.

Of the Company’s directors and current executive officers, only Mr. Charles A. Crocco, Jr. (director) and Mr. Gumbiner, through Parent, own shares of Common Stock. Mr. Crocco has informed the Company that, as of the date of the filing of this proxy statement, he intends to vote in favor of the proposal to adopt the Merger Agreement. As of March 20, 2014, Mr.  Crocco owned 9,996 shares of Common Stock entitled to vote at the special meeting.

VOTING; PROXIES; REVOCATION

Attendance

All holders of shares of Common Stock as of the close of business on the Record Date, including stockholders of record and beneficial owners of Common Stock registered in the “street name” of a bank, broker or other nominee, are invited to attend the special meeting. If you wish to attend the special meeting and are a stockholder of record, please be prepared to provide proper identification, such as a driver’s license. If you hold your shares in “street name,” you will need to provide proof of ownership, such as a recent account statement or letter from your bank, broker or other nominee, along with proper identification.

Voting in Person

Stockholders of record will be able to vote in person at the special meeting. If you are not a stockholder of record, but instead hold your shares in “street name” through a bank, broker or other nominee, you must provide a proxy executed in your favor from your bank, broker or other nominee in order to be able to vote in person at the special meeting.

Providing Voting Instructions by Proxy

To ensure that your shares are represented at the special meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the special meeting in person.

If you are a stockholder of record, you may provide voting instructions by proxy by completing, signing, dating and returning the enclosed proxy card. You may alternatively follow the instructions on the enclosed proxy card for Internet or telephone submissions. If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” the proposal to adopt the Merger Agreement and “FOR” the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement and in accordance with the recommendation of the Board on any other matters properly brought before the stockholders at the special meeting for a vote. If you fail to return your proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting (unless you are a record holder as of the Record Date and attend the special meeting in person) and will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. Failure to return your proxy card will not affect the vote regarding the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement.

If your shares are held by a bank, broker or other nominee on your behalf in “street name,” your bank, broker or other nominee will send you instructions as to how to provide voting instructions for your shares by proxy. Many banks and brokerage firms have a process for their customers to provide voting instructions by telephone or via the Internet, in addition to providing voting instructions by proxy card.

In accordance with the rules of the NYSE MKT, banks, brokers and other nominees who hold shares of Common Stock in “street name” for their customers do not have discretionary authority to vote the shares with respect to the approval of the Merger Agreement. Accordingly, if banks, brokers or other nominees do not receive specific voting instructions from the beneficial owner of such shares they may not vote such shares with respect to the approval of the Merger Agreement. Under such circumstance, a “broker non-vote” would arise. Broker non-votes, if any, will be counted for purposes of determining whether a quorum is present at the special meeting, but will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. Broker non-votes, if any, will not affect the vote regarding the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement. For shares of Common Stock held in “street name,” only shares of Common Stock affirmatively voted “FOR” the proposal to adopt the Merger Agreement will be counted as favorable vote(s) for such proposal(s).

REVOCATION OF PROXIES

Your proxy is revocable. If you are a stockholder of record, you may revoke your proxy at any time before the vote is taken at the special meeting by:

•	submitting a new proxy with a later date, by using the telephone or Internet proxy submission procedures described in the proxy card, or by completing, signing, dating and returning a new proxy card by mail to the Company;

•	attending the special meeting and voting in person; or

•	sending written notice of revocation to the Corporate Secretary of the Company at The Hallwood Group Incorporated, Attn: Corporate Secretary, 3710 Rawlins, Suite 1500, Dallas, Texas 75219.

Attending the special meeting in person without taking one of the actions described above will not in itself revoke a previously submitted proxy. Please note that if you want to revoke your proxy by mailing a new proxy card to the Company or by sending a written notice of revocation to the Company, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by the Company before the day of the special meeting.

If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee in order to revoke your proxy or submit new voting instructions.

ABSTENTIONS

Abstentions will be included in the calculation of the number of shares of Common Stock represented at the special meeting for purposes of determining whether a quorum has been achieved. Abstaining from voting will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement and “AGAINST” the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement.

APPRAISAL RIGHTS

Pursuant to Section 262, stockholders who do not vote in favor of the Merger and who comply precisely with the applicable requirements of Section 262 and do not withdraw or otherwise lose the rights to appraisal are entitled to statutory appraisal rights under Delaware law in connection with the Merger. This means that if you comply precisely with the requirements of Section 262, you are entitled to seek appraisal of the “fair value” of your shares of Common Stock determined by the Court of Chancery of the State of Delaware and to receive payment based on that valuation instead of receiving the Merger Consideration. If you validly exercise (and do not withdraw or lose) appraisal rights, the ultimate amount you may be entitled receive in an appraisal proceeding may be more than, the same as or less than the amount you would have received under the Merger Agreement. To exercise your appraisal rights, (i) you must submit a written demand for appraisal to us before the vote is taken on the Merger Agreement, (ii) you must NOT vote in favor of the proposal to adopt the Merger Agreement and (iii) you must otherwise comply precisely with the requirements of Section 262. Your failure to follow exactly the procedures specified under Delaware law could result in the loss of your appraisal rights. See the section entitled “Rights of Appraisal” beginning on page 88 and the text of the Delaware appraisal rights statute, Section 262, which is reproduced in its entirety as Annex C to this proxy statement. Assuming you have otherwise complied with the requirements of Section 262, your right to seek appraisal under Section 262 is not released under the Settlement, but you may not claim value related to or arising from the derivative claims that are released, settled, and dismissed with prejudice pursuant to the Settlement.

A person having beneficial interest in shares of Common Stock held of record in the name of another person, such as a broker, bank or other nominee, must act promptly to cause the record holder to follow the steps summarized in this proxy statement and in a timely manner to perfect appraisal rights. In view of the complexity of Section  262, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

ADJOURNMENTS AND POSTPONEMENTS

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. In the event that there is present, in person or by proxy, sufficient favorable voting power to secure the vote of the stockholders of the Company necessary to approve the proposal to adopt the Merger Agreement, the Company does not anticipate that it will adjourn or postpone the special meeting unless it is advised by counsel that such adjournment or postponement is necessary under applicable law to allow additional time for any disclosure. Any signed proxies received by the Company in which no voting instructions are provided on such matter will be voted in favor of an adjournment in these circumstances. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice need be given, unless the adjournment is for more than 30 days. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

SOLICITATION OF PROXIES

The Company will bear all costs of this proxy solicitation. Proxies may be solicited by mail, in person, by telephone, or by facsimile or by electronic means by officers, directors and regular employees of the Company. In addition, the Company will utilize the services of Georgeson Inc., an independent proxy solicitation firm, and will pay a customary fee, plus reimbursement of out-of-pocket expenses. The Company may also reimburse brokerage firms, custodians, nominees and fiduciaries for their expenses to forward proxy materials to beneficial owners.

ADDITIONAL ASSISTANCE

If you have more questions about the special meeting, or require assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card, please contact Georgeson Inc., which is acting as the Company’s proxy solicitation agent:

Call Toll-Free 1-866-391-7007

Email: hallwood@georgeson.com

If your broker, bank or other nominee holds your shares, you should also call your broker, bank or other nominee for additional information.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the Merger Agreement, a copy of which is attached to this proxy statement as Annex A, and which we incorporate by reference into this proxy statement. This summary may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read carefully the Merger Agreement in its entirety, as the rights and obligations of the parties thereto are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement.

EXPLANATORY NOTE REGARDING THE MERGER AGREEMENT

The following summary of the Merger Agreement, and the copy of the Merger Agreement attached as Annex A to this proxy statement, are intended as public disclosure under federal securities laws to provide information regarding the terms of the Merger Agreement and are not intended to modify or supplement any factual disclosures about the Company in its public reports filed with the SEC. In particular, the Merger Agreement and the following summary are not intended to be, and should not be relied upon independently as, disclosures regarding any facts and circumstances relating to the Company or any of its subsidiaries or affiliates. Please refer to the Company’s complete filings with the SEC for such information. The Merger Agreement contains representations and warranties by the Company, Parent and Merger Sub that were made only for purposes of the Merger Agreement and as of specified dates. The representations, warranties and covenants in the Merger Agreement were made solely for the benefit of the parties to the Merger Agreement; may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts; and may apply contractual standards of materiality or material adverse effect that generally differ from those applicable to investors. In addition, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. Moreover, the description of the Merger Agreement below does not purport to describe all of the terms of such agreement, and is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached hereto as Annex A and is incorporated herein by reference.

Additional information about the Company may be found elsewhere in this proxy statement and the Company’s other public filings. See the section entitled “Where You Can Find Additional Information” beginning on page 95.

STRUCTURE OF THE MERGER

At the Effective Time, Merger Sub will merge with and into the Company and the separate corporate existence of Merger Sub will cease. The Company will be the Surviving Corporation in the Merger, a wholly owned subsidiary of Parent and will continue to be a Delaware corporation after the Merger. The certificate of incorporation of the Surviving Corporation in effect immediately prior to the Effective Time will be amended and restated in its entirety to be in the form of the certificate of incorporation attached as Exhibit A to the Merger Agreement, until amended in accordance with its terms and as provided in the DGCL. The bylaws of the Surviving Corporation will be amended to be the same as the bylaws of Merger Sub in effect immediately prior to the Effective Time, except that the bylaws shall include the name of the Surviving Corporation in the title thereof, and as so amended will be the bylaws of the Surviving Corporation, until thereafter amended in accordance with their terms and as provided in the DGCL. The directors of Merger Sub immediately prior to the Effective Time will be the directors of the Surviving Corporation and will hold office until their respective successors are duly elected and qualified, or their earlier death, incapacitation, resignation or removal. The officers of the Company immediately prior to the date on which the Closing occurs will be the officers of the Surviving Corporation and will hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

WHEN THE MERGER BECOMES EFFECTIVE

The Merger will become effective when the Company files a certificate of merger with the Secretary of State of the State of Delaware or at such later date or time as Parent and the Company may agree in writing and specify in the certificate of merger in accordance with the DGCL (which we refer to herein as the “Effective Time”).

The Closing will take place on a date which will be no later than the fifth business day after the satisfaction or waiver (to the extent permitted by applicable law and the terms of the Merger Agreement) of the closing conditions stated in the Merger

Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or at such other time and date as the Company and Parent may agree in writing.

The Company currently expects the Closing to occur soon after the special meeting. The Company, however, can provide no assurance that the Closing will occur by any particular date, if at all. Because the Closing is subject to a number of conditions, the exact timing of the Merger cannot be determined at this time.

EFFECT OF THE MERGER ON OUR COMMON STOCK

At the Effective Time, each share of Common Stock, par value $0.10 per share, of the Company issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and any Dissenting Shares) will be converted automatically into the right to receive the Merger Consideration, whereupon all such shares will be automatically cancelled upon the conversion thereof and will cease to exist, and the holders of such shares will cease to have any rights with respect thereto other than the right to receive the Merger Consideration, without interest, upon surrender of such shares.

At the Effective Time, each Excluded Share will be automatically cancelled and will cease to exist and no consideration will be delivered in exchange for such cancellation. At the Effective Time, each Dissenting Share will not be converted into, or represent the right to receive, the Merger Consideration and any holder thereof will be entitled to receive payment of the appraised value of the Dissenting Shares in accordance with Section 262, except that all Dissenting Shares held by stockholders who have failed to perfect or who effectively have withdrawn or lost their rights to appraisal of such Dissenting Shares pursuant to Section 262 will thereupon be deemed to have been converted into, and represent the right to receive, the Merger Consideration in the manner provided in the Merger Agreement and will no longer be Dissenting Shares. At the Effective Time, each share of common stock of Merger Sub will be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, and will constitute the only outstanding shares of capital stock of the Surviving Corporation.

PAYMENT PROCEDURES AND EXCHANGE OF CERTIFICATES

At or prior to the Effective Time, Parent will deposit, or will cause to be deposited, with a U.S. bank or trust company that will be appointed by Parent (that is reasonably acceptable to the Company) to act as a paying agent under the Merger Agreement, in trust for the benefit of the holders of Common Stock, sufficient cash to pay to the holders of Common Stock (other than the holders of the Excluded Shares and Dissenting Shares) the aggregate Merger Consideration. In the event any Dissenting Shares cease to be Dissenting Shares, Parent will deposit, or cause to be deposited, with the Paying Agent sufficient cash to pay to the holders of such Common Stock the Merger Consideration. As soon as reasonably practicable after the Effective Time and in any event no later than the fifth business day following the Effective Time, the Paying Agent will mail to each record holder of shares of Common Stock that were converted into the Merger Consideration a letter of transmittal and instructions for use in effecting the surrender of certificates that formerly represented shares of the Common Stock or non-certificated shares represented by book-entry in exchange for the Merger Consideration.

Upon surrender of certificates (or effective affidavits of loss in lieu thereof) or book-entry shares to the Paying Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Paying Agent, the holder of such certificates or book-entry shares will be entitled to receive in exchange therefor a check in an amount equal to the product of (x) the number of shares formerly represented by such holder’s properly surrendered certificates (or effective affidavits of loss in lieu thereof) or book-entry shares multiplied by (y) the Merger Consideration. No interest will be paid or accrued on any amount payable upon due surrender of certificates or book-entry shares. In the event of a transfer of ownership of shares that is not registered in the transfer or stock records of the Company, a check for any cash to be paid upon due surrender of the certificate formerly representing such shares may be paid to such a transferee if such certificate is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer or other taxes have been paid or are not applicable.

The Surviving Corporation, Parent and the Paying Agent will be entitled to deduct and withhold from the consideration otherwise payable under the Merger Agreement to any holder of shares, such amounts as are required to be withheld or deducted under the Code, or any provision of U.S., state, local or foreign tax law with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable governmental entity, such withheld or deducted amounts shall be treated for all purposes of the Merger Agreement as having been paid to the holder of the shares in respect of which such deduction and withholding were made.

REPRESENTATION AND WARRANTIES

The Merger Agreement contains representations and warranties of the Company as to, among other things:

•	organization, existence, good standing, and power and authority, including with respect to its subsidiaries;

•	corporate power and authority to enter into the Merger Agreement and, subject to receipt of required stockholder approvals, to consummate the transactions contemplated thereby;

•	its SEC filings since January 1, 2011, including financial statements contained therein, internal controls and compliance with the Sarbanes-Oxley Act of 2002 and applicable securities laws;

•	the absence of certain conflicts, violations, defaults or consent requirements under certain contracts, organizational documents and applicable laws, in each case arising out of the execution and delivery, and consummation of the transactions contemplated by and compliance with the provisions, of the Merger Agreement;

•	the absence of certain undisclosed liabilities for the Company and its subsidiaries;

•	its and its subsidiaries’ compliance with applicable legal requirements since January 1, 2011 and possession of necessary permits;

•	environmental matters;

•	employee benefit matters;

•	the absence of certain changes or events since December 31, 2012;

•	the absence of certain investigations and litigation;

•	this proxy statement and certain information supplied or to be supplied by the Company in connection herewith;

•	tax matters;

•	labor matters;

•	real and personal property matters;

•	intellectual property matters;

•	insurance matters;

•	receipt by the Special Committee of the opinion of Southwest Securities;

•	required vote of the Company’s stockholders;

•	material contracts;

•	the absence of undisclosed fees to finders or brokers; and

•	state takeover statutes.

The Merger Agreement also contains representations and warranties of Parent and Merger Sub as to, among other matters:

•	qualification; organization;

•	corporate power and authority to enter into the Merger Agreement and to consummate the transactions contemplated thereby;

•	the absence of certain conflicts, violations, defaults or consent requirements under certain contracts, organizational documents and applicable laws, in each case arising out of the execution and delivery of, and consummation of the transactions contemplated by and compliance with the provisions of, the Merger Agreement;

•	this proxy statement and certain information supplied or to be supplied by Parent or Merger Sub in connection herewith;

•	Parent’s ownership of Merger Sub and the absence of any previous conduct of business by Merger Sub other than incident to its formation and in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement;

•	the absence of fees to finders or brokers; and

•	financial capability of Parent and Merger Sub to consummate the Merger.

Some of the representations and warranties in the Merger Agreement are qualified by materiality qualifications or a “Company Material Adverse Effect” clause. As used in the Merger Agreement, a “Company Material Adverse Effect” means any fact, circumstance, event, change, effect or occurrence that (A) has had or is reasonably likely to have a material adverse effect on the assets, properties, liabilities, business, results of operation or financial condition of the Company and its Subsidiaries, taken as a whole, but shall not include facts, circumstances, events, changes, effects or occurrences to the extent (i) generally affecting the industries in which the Company and its subsidiaries operate, (ii) generally affecting the economy or the financial or securities markets in the United States or elsewhere in the world, including changes in interest or exchange rates, (iii) generally affecting regulatory and political conditions or developments, except, in the case of each of (i), (ii) and (iii), to the extent any fact, circumstance, event, change, effect or occurrence disproportionately impacts the assets, properties, business, results of operation or financial condition of the Company and its subsidiaries, taken as a whole, relative to other participants in the industries in which the Company and its subsidiaries operate, (iv) resulting from the announcement of the Merger Agreement and the transactions contemplated thereby, including, but not limited to, the loss of any employees, customers, suppliers or any other third party with whom the Company has a material relationship, (v) resulting from any action taken at the written request of Parent, (vi) resulting from any change in the market price or trading volume of securities of the Company in and of itself; provided, that a fact, circumstance, event, change, effect or occurrence causing or contributing to the change in market price or volume shall not be disregarded from the determination of Company Material Adverse Effect, (vii) resulting from the notice of delisting from the NYSE MKT received by the Company with respect to Common Stock or resulting from any such delisting, or (viii) resulting from acts of war (whether or not declared), sabotage or terrorism (or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism), pandemics, earthquakes, hurricanes, tornados or other natural disasters, (B) that would be reasonably likely to prevent or materially delay or materially impair the ability of the Company or Parent to perform its obligations under the Merger Agreement or to consummate the transactions contemplated herein, or (C) that constitutes an “Event of Default” under that certain Loan Agreement among Branch Banking and Trust Company, Brookwood, the Company and certain other subsidiaries of the Company dated as of March 30, 2012.

CONDUCT OF BUSINESS PENDING THE MERGER

The Merger Agreement provides that from and after the date of the Merger Agreement and prior to the Effective Time or the date, if any, on which the Merger Agreement is earlier terminated, subject to certain exceptions in the Merger Agreement and disclosure schedules delivered by the Company in connection with the Merger Agreement, the Company will, and will cause each of its subsidiaries to, (A) conduct its business in the ordinary course of business consistent with past practice, (B) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships and to retain the services of its key officers and key employees and (C) take no action that would adversely affect or delay the ability of any of the parties to the Merger Agreement from obtaining any necessary approvals of any regulatory agency or other governmental entity required for the transactions contemplated thereby or otherwise materially delay or prohibit consummation of the Merger or other transactions contemplated by the Merger Agreement. The Merger Agreement also provides that between the date of the Merger Agreement and the Effective Time, subject to certain exceptions in the Merger Agreement and disclosure schedules delivered by the Company, the Company will not, and will not permit any of its subsidiaries to, without the prior written consent of Parent (which will not be unreasonably withheld, delayed or conditioned), take any of the following actions:

•	adjust, split, combine or reclassify any capital stock or otherwise amend the terms of its capital stock;

•	make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire or encumber, any shares of its capital stock; provided, however, that no wholly owned subsidiary will be prohibited under the Merger Agreement from (A) paying any dividend, or making any other distribution, on any shares of its capital stock held by the Company or any other wholly owned subsidiary or (B) directly or indirectly redeeming, purchasing or otherwise acquiring any shares of its capital stock held by the Company;

•	issue, deliver, pledge or encumber any shares of its capital stock or other equity interests, or rights, warrants or options to acquire, any such shares of capital stock or other equity interests, or grant any person any right to any of the foregoing;

•	except as is both in the ordinary course of business consistent with past practice and as would not reasonably be expected to delay, adversely affect or impede the Merger, purchase, sell, transfer, mortgage, encumber or otherwise dispose of any properties or assets having a value in excess of $500,000 in the aggregate to any person (other than to a wholly owned subsidiary); provided, however, that no wholly owned subsidiary shall be prohibited under the Merger Agreement from transferring any of its properties or assets to the Company or any other wholly owned subsidiary;

•	incur, assume, guarantee, prepay, or become obligated with respect to any indebtedness for borrowed money or offer, place or arrange any issue of debt securities, other than any of the foregoing that is both in the ordinary course of business consistent with past practice and would not reasonably be expected to delay, adversely affect or impede the Merger in any material respect; provided, however, that no wholly owned subsidiary will be prohibited under the Merger Agreement from repaying any indebtedness for borrowed money owing by it to the Company or any other wholly owned subsidiary or making any loans or advances to the Company or any other wholly owned subsidiary;

•	except as is both in the ordinary course of business consistent with past practice and as would not reasonably be expected to delay, adversely affect or impede the Merger in any material respect, make any investment in excess of $500,000 in the aggregate, whether by purchase of stock or securities of, contributions to capital to, property transfers to, or purchase of any property or assets of any other person other than a wholly owned subsidiary of the Company or any wholly owned subsidiary thereof or as permitted under the immediately preceding bullet;

•	make any acquisition of another person or business, whether by purchase of stock or securities, contributions to capital or property transfers;

•	except in the ordinary course of business consistent with past practice, enter into, renew, extend, amend or terminate (A) any material contract or contract that if entered into prior to the date of the Merger Agreement would be a material contract, or (B) any contracts not in the ordinary course, involving the commitment or transfer of value in excess of $500,000 in the aggregate in any year or $1 million over the term of the contract;

•	except to the extent required by law or any Company benefit plan in effect as of the date of the Merger Agreement, (A) increase in any manner the compensation or benefits of any directors, officers, employees, consultants, independent contractors or other service providers of the Company or any of its subsidiaries, except immaterial increases payable to employees, consultants, independent contractors or other service providers (in each case that are not affiliates of any directors or officers of the Company or its subsidiaries) in the ordinary course of business consistent with past practice (including, for this purpose, the normal employee salary, bonus and equity compensation review process conducted each year), (B) pay any pension, severance or retirement benefits to any directors, officers, employees, consultants, independent contractors or other service providers, (C) accelerate the vesting of, or the lapsing of forfeiture restrictions or conditions with respect to, any incentive compensation or establish or cause the funding of any rabbi trust or similar arrangement, (D) establish, adopt, amend or terminate any Company benefit plan or (E) enter into, amend, alter, adopt, implement or otherwise make any commitment to do any of the foregoing;

•	waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages not in excess of $100,000 in the aggregate;

•	amend or waive any provision of its certificate of incorporation or its bylaws or other equivalent organizational documents;

•	take any action that is intended or would reasonably be expected to result in any of its representations and warranties set forth in the Merger Agreement being or becoming untrue in any material respect (or in any respect in the case of representations and warranties qualified by Company Material Adverse Effect) at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in the Merger Agreement not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of the Merger Agreement;

•	enter into any “non-compete” or similar agreement that would restrict the businesses of the Surviving Corporation or its subsidiaries following the Effective Time or that would in any way restrict the businesses of Parent or its affiliates or take any action that may impose any new or additional regulatory requirement on any affiliate of Parent;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such entity;

•	implement or adopt any change in its tax or financial accounting principles, practices or methods, other than as consistent with or as may be required by U.S. generally accepted accounting principles, law or regulatory guidelines;

•	(A) make, change or revoke any material tax election, (B) change any material method of reporting for tax purposes, (C) settle or compromise any material tax claim, audit or dispute or (D) make or surrender any claim for a material refund of taxes;

•	enter into any new, or materially amend or otherwise materially alter any current, agreement or obligations with any affiliate of the Company; or

•	agree to take, make any commitment to take, or adopt any resolutions of the Board in support of, any of the actions prohibited by any of the foregoing bullets.

NON-SOLICITATION

Until the Effective Time, the Company, its subsidiaries and their respective representatives are subject to customary “no shop” restrictions on their ability to initiate, solicit, knowingly encourage (including by providing information) or knowingly facilitate any inquiries, proposals or offers with respect to, or the making or completion of, an Alternative Proposal (as defined below). However, if following the date of the Merger Agreement and prior to the Company obtaining the required stockholder approvals, (i) the Company receives an unsolicited written Alternative Proposal, (ii) the Company has not breached the “no shop” provision, (iii) the Board (acting through the Special Committee, if then in existence) determines, in good faith, after consultation with its outside counsel and financial advisors, that such Alternative Proposal constitutes or is reasonably likely to result in a Superior Proposal (as defined below) and (iv) after consultation with its outside counsel, the Board of Directors (acting through the Special Committee, if then in existence) determines in good faith that failure to take such action could reasonably be expected to be inconsistent with its fiduciary duties under applicable law, then the Company may (A) furnish information with respect to the Company and its subsidiaries to the person making such Alternative Proposal and its representatives pursuant to a customary confidentiality agreement with a standstill provision and (B) participate in discussions or negotiations with such person and its representatives regarding such Alternative Proposal. As used in the Merger Agreement, “Alternative Proposal” means any inquiry, proposal or offer from any person or group of persons other than Parent or one of its subsidiaries (1) for a merger, reorganization, consolidation, recapitalization or other business combination, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, (2) for the issuance by the Company of over 20% of its equity securities as consideration for the assets or securities of another person or (3) to acquire in any manner, directly or indirectly, over 20% of the equity securities or consolidated total assets of the Company and its subsidiaries, in each case, other than the Merger.

As used in the Merger Agreement, “Superior Proposal” means a bona fide, unsolicited, written Alternative Proposal (except that references to “20%” in the definition of such term will be deemed to be references to “50%”) made in writing and not solicited in violation of the “no shop” provision that the Board (acting through the Special Committee, if then in existence) determines in good faith, after consultation with outside legal counsel and financial advisors, (i) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal (including any conditions relating to financing, regulatory approvals or other events or circumstances beyond the control of the party invoking the condition), (ii) for which financing, if a cash transaction (whether in whole or in part), is then fully committed, and (iii) if consummated, would result in a transaction more favorable to the holders of Common Stock in their sole capacity as such (other than Parent and Merger Sub) from a financial point of view (including the effect of any termination fee or provision relating to the reimbursement of expenses) than the transaction contemplated by the Merger Agreement (after taking into account any revisions to the terms of the transaction contemplated by the “no shop” provision and the time likely to be required to consummate such Alternative Proposal).

Additionally, neither the Board nor any committee thereof may withdraw or modify in a manner adverse to Parent or Merger Sub, or publicly propose to withdraw or modify in a manner adverse to Parent or Merger Sub or fail to publicly reaffirm as promptly as practicable (but in any event within five business days after written receipt of any written request to do so from Parent), its recommendation (a “Recommendation Change”). Notwithstanding the foregoing, with respect to (aa) an event, fact, circumstance, development or occurrence that affects the business, assets or operations of the Company that is unknown to the Board or any committee thereof as of the date of the Merger Agreement and becomes known to the Board or any committee thereof (an

“Intervening Event”) or (bb) an Alternative Proposal, the Board (acting through the Special Committee, if then in existence) may at any time prior to receipt of the required stockholder approvals, make a Recommendation Change and/or terminate the Merger Agreement if (and only if):

•	in the case of an Alternative Proposal, the Alternative Proposal (that did not result from a breach of the “no shop” provision) is made to the Company by a third party, and such Alternative Proposal is not withdrawn, the Board (acting through the Special Committee, if then in existence) determines in good faith after consultation with its financial advisors and outside legal counsel that such Alternative Proposal constitutes a Superior Proposal and the Board (acting through the Special Committee, if then in existence) determines to terminate the Merger Agreement; and

•	in the case of an Intervening Event, following consultation with outside legal counsel, the Board (acting through the Special Committee, if then in existence) determines that the failure to make a Recommendation Change could reasonably be expected to be inconsistent with the fiduciary duties of the Board (acting through the Special Committee, if then in existence) under applicable laws.

In either case, (x) the Company must provide Parent three business days prior written notice of its intention to take such action, which notice must include the information with respect to such Superior Proposal (if applicable) that is specified in the “no shop” provision or a description of such Intervening Event (if applicable) and must otherwise specify the basis for the Recommendation Change or proposed termination, (y) after providing such notice and prior to making such Recommendation Change in connection with an Intervening Event or a Superior Proposal, or taking any action to terminate the Merger Agreement with respect to a Superior Proposal, as applicable, the Company must negotiate in good faith with Parent during such three business day period (to the extent that Parent desires to negotiate) to make such revisions to the terms of the Merger Agreement as would permit the Board and the Special Committee not to effect a Recommendation Change in connection with an Intervening Event or a Superior Proposal or to take such action to terminate the Merger Agreement in response to a Superior Proposal, and (z) the Board and the Special Committee must have considered in good faith any changes to the Merger Agreement offered in writing by Parent and must have determined in good faith, after consultation with its outside legal counsel and financial advisors, that the event continues to constitute an Intervening Event or that the Superior Proposal would continue to constitute a Superior Proposal, in each case, if such changes offered in writing by Parent were to be given effect. However, neither the Board nor any committee thereof may effect a Recommendation Change in connection with an Intervening Event or a Superior Proposal or take any action to terminate the Merger Agreement with respect to a Superior Proposal prior to the time that is three business days after it has provided the required written notice; provided, further, that in the event that the Alternative Proposal is modified subsequently by the party making such Alternative Proposal, the Company must provide written notice of such modified Alternative Proposal and must again comply with the “no shop” provision.

OTHER COVENANTS AND AGREEMENTS

The Merger Agreement contains additional customary agreements between the Company, Parent and Merger Sub relating to, among other matters:

•	filings and other actions related to this proxy statement;

•	employee matters;

•	commercially reasonable efforts;

•	state takeover statute;

•	public announcements;

•	indemnification and insurance;

•	participation in any stockholder litigation;

•	resignation of directors of the Company;

•	notification of certain matters;

•	dispositions of Company equity securities under Rule 16b-3; and

•	ownership; no acquisition of capital stock of the Company.

CONDITIONS TO THE MERGER

The respective obligations of each party to effect the Merger are subject to the fulfillment (or waiver by all parties (other than the first bullet below, which may not be waived)) at or prior to the Effective Time of the following conditions:

•	The required stockholder approvals must have been obtained (including the Majority of the Minority Approval).

•	No restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger and/or the other transactions contemplated by the Merger Agreement may be in effect.

The obligation of the Company to effect the Merger is further subject to the fulfillment (or waiver in writing by the Company) of the following conditions:

•	(i) The representations and warranties of Parent and Merger Sub contained in the Merger Agreement relating to corporate power and authority to enter into the Merger Agreement must be true and correct in all respects at and as of the Closing Date as though made at and as of the Closing Date, and (ii) the representations and warranties of Parent and Merger Sub set forth in the Merger Agreement (other than in clause (i) above) must be true and correct at and as of the Closing Date as though made at and as of the Closing Date except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” qualification set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent or Merger Sub; provided, however, that, with respect to clauses (i) and (ii) hereof, representations and warranties that are made as of a particular date or period must be true and correct (in the manner set forth in clauses (i) or (ii), as applicable) only as of such date or period.

•	Parent must have in all material respects performed all obligations and complied with all covenants required by the Merger Agreement to be performed or complied with by it prior to the Effective Time.

•	Parent must have delivered to the Company a certificate, dated the Effective Time and signed by its chief executive officer or another senior executive officer, certifying to the effect that the conditions set forth in the foregoing two bullets have been satisfied.

The obligation of Parent and Merger Sub to effect the Merger is further subject to the fulfillment (or waiver in writing by Parent and Merger Sub) of the following conditions:

•

(i) The representations and warranties of the Company contained in the Merger Agreement relating to capitalization, corporate power and authority to enter into the Merger Agreement, absence of certain conflicts, violations, defaults or consent requirements, receipt by the Special Committee of the opinion of Southwest Securities, required vote of the Company’s stockholders, absences of undisclosed fees to finders and brokers and state takeover statutes must be true and correct in all respects (except, in the case of the representations and warranties of the Company contained in the Merger Agreement relating to capitalization, for such inaccuracies as are de minimis in the aggregate), in each case at and as of the date of the Merger Agreement and at and as of the Closing Date as though made at and as of the Closing Date, and (ii) the representations and warranties of the Company set forth in this Agreement

(other than in clause (i) above) shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” qualification set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided, however, that, with respect to clauses (i) and (ii) hereof, representations and warranties that are made as of a particular date or period must be true and correct (in the manner set forth in clauses (i) or (ii), as applicable) only as of such date or period.

•	The Company must have in all material respects performed all obligations and complied with all covenants required by the Merger Agreement to be performed or complied with by it prior to the Effective Time.

•	The Company must have delivered to Parent a certificate, dated the Effective Time and signed by a senior executive officer of the Company (other than any affiliate of Parent), certifying to the effect that the conditions set forth in the foregoing two bullets have been satisfied.

•	Since the date of the Merger Agreement there must not have been any Company Material Adverse Effect.

•	Since the date of the Merger Agreement, (i) the Company and each of its subsidiaries must not have violated any applicable environmental laws, and (ii) to the Company’s knowledge, there must not have been any release of any hazardous substance by the Company or any of its subsidiaries in any manner that, in the case of either clause (i) or clause (ii) could reasonably be expected to give rise to any remedial obligation, corrective action requirement, penalty, fine, judgment, or other liability of any kind that would result in a Company Material Adverse Effect, or subject the Company or any of its subsidiaries to any obligation in excess of $200,000.

•	Since the date of the Merger Agreement, there must not have been any recommendation, report, judgment or order, issued by any court of competent jurisdiction, subjecting or proposing to subject the Company or any of its subsidiaries to any obligation exceeding by more than $200,000 the amount of the litigation reserve reflected in the consolidated balance sheet of the Company and its subsidiaries as of December 31, 2012 contained in any filing made by the Company with the SEC since January 1, 2011.

TERMINATION

The Merger Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or (subject to the terms of the Merger Agreement) after any approval of the matters presented in connection with the Merger by the stockholders of the Company:

•	by the mutual written consent of the Company and Parent;

•	by either the Company or Parent, if:

•	the Effective Time has not occurred on or before the End Date and the party seeking to terminate the Merger Agreement must not have breached its obligations under the Merger Agreement in any manner that has proximately caused the failure to consummate the Merger on or before such date;

•	an injunction, other legal restraint or order has been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such injunction, other legal restraint or order has become final and nonappealable; provided, that the party seeking to terminate the Merger Agreement must have used its commercially reasonable efforts to remove such injunction, other legal restraint or order in accordance with the Merger Agreement; or

•	the special meeting (including any adjournments thereof) has concluded and the required stockholder approvals contemplated by the Merger Agreement have not been obtained;

•	by the Company:

•	if there has been a breach of any of the covenants or agreements or failure to be true of any of the representations or warranties on the part of Parent, which breach or failure to be true, either individually or in the aggregate (A) would result in a failure of a closing condition of Parent and Merger Sub set forth in the Merger Agreement which cannot be cured by the End Date; provided, that the Company must have given Parent written notice, delivered at least thirty days prior to such termination, stating the Company’s intention to terminate the Merger Agreement and the basis for such termination; provided, further, that the Company will not have the right to terminate the Merger Agreement if the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement; or

•	prior to obtaining the required stockholder approvals, in order to enter into a definitive agreement with respect to a Superior Proposal, but only if the Company has complied in all material respects with its obligations under the “no shop” provision.

•	by Parent:

•	if there has been a breach of any of the covenants or agreements or failure to be true of any of the representations or warranties on the part of the Company which breach or failure to be true, either individually or in the aggregate (A) would result in a failure of a closing condition of the Company set forth in the Merger Agreement and (B) which is not cured within the earlier of (I) the End Date; and (II) thirty days following written notice to the Company; provided, that Parent must have given the Company written notice, delivered at least thirty days prior to such termination, stating Parent’s intention to terminate the Agreement and the basis for such termination; provided, further, that Parent will not have the right to terminate the Merger Agreement if Parent is then in material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement;

•	prior to obtaining the required stockholder approvals, if the Board or the Special Committee withdraws or modifies, in a manner adverse to Parent or Merger Sub, or publicly proposes to withdraw or modify, in a manner adverse to Parent or Merger Sub, its recommendation, fails to use commercially reasonable efforts to obtain the required stockholder approvals in accordance with the Merger Agreement or approves or recommends, or publicly proposes to approve or recommend, any Alternative Proposal; or

•	prior to obtaining the required stockholder approvals, if the Company or any of its subsidiaries or representatives materially breaches its obligations under the “no shop” provision or its obligations under the Merger Agreement concerning filings and other actions related to this proxy statement or the Company gives Parent notification that it intends to make a Recommendation Change and/or terminate the Merger Agreement due to an Alternative Proposal or Intervening Event as contemplated by the Merger Agreement.

FEES AND EXPENSES

If the Merger is not consummated, all costs and expenses incurred in connection with the Merger, the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring or required to incur such expenses. If the Merger is consummated, all costs and expenses incurred by Parent or Merger Sub in connection with the Merger, the Merger Agreement and the transactions contemplated thereby will be paid by the Surviving Corporation and/or, to the extent applicable, reimbursed to Parent by the Surviving Corporation.

SPECIFIC PERFORMANCE

Pursuant to the Merger Agreement, the parties agreed that irreparable damage would occur in the event that any of the provisions of the Merger Agreement were not performed in accordance with their specific terms or were otherwise breached. Each party agreed that, subject to two paragraphs below, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in the Merger Agreement, the non-breaching party will be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to seek to obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach.

Each party further agreed that, subject to the immediately following paragraph, (x) it will not oppose the granting of an injunction, specific performance and other equitable relief as provided in the Merger Agreement on the basis that the other party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity and (y) no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this paragraph, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Pursuant to the Merger Agreement, under no circumstances will either party be permitted or entitled to receive both (i) a grant of specific performance that permits the consummation of the transactions contemplated by the Merger Agreement, including the Merger, in accordance with the terms of the Merger Agreement and (ii) monetary damages in connection with the Merger Agreement or any termination of the Merger Agreement.

AMENDMENTS AND WAIVERS

At any time prior to the Effective Time, any provision of the Merger Agreement (other than the closing condition relating to the obtainment of required stockholder approvals, including the Majority of the Minority Approval, and its relevant definitions) may be amended or waived if, and only if, such amendment of waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub, or, in the case of a waiver, by the party against whom the waive is to be effective; provided, however, that, after receipt of the required stockholder approvals, if any such amendment or waiver shall, by applicable law or in accordance with the rules and regulations of the NYSE MKT exchange, require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company. Notwithstanding the foregoing, no knowledge, investigation or inquiry, or failure or delay by the Company or Parent in exercising any right under the Merger Agreement will operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right thereunder.

GOVERNING LAW; JURISDICTION

The Merger Agreement is governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Any legal action or proceeding with respect to the Merger Agreement and the rights and obligations arising thereunder, or for recognition and enforcement of any judgment in respect of the Merger Agreement and the rights and obligations arising thereunder brought by the other party thereto or its successors or assigns, must be brought and determined exclusively in any federal or state court located in the State of Delaware.

PROVISIONS FOR UNAFFILIATED STOCKHOLDERS

No provision has been made (i) to grant the Company’s unaffiliated stockholders access to the corporate files of the Company, any other party to the Merger or any of their respective affiliates, or (ii) to obtain counsel or appraisal services at the expense of the Company, any other such party or affiliate.

IMPORTANT INFORMATION REGARDING THE COMPANY

DIRECTORS AND EXECUTIVE OFFICERS

Directors

The Board presently consists of four members:

Charles A. Crocco, Jr., age 75, has served as a director of the Company since 1981. He is an attorney, and was Counsel to Crocco & De Maio, P.C. through March 2003. He is a Securities Arbitrator in proceedings brought under the auspices of the Financial Industry Regulatory Authority (formerly National Association of Securities Dealers). Mr. Crocco also served as a director of First Banks America, Inc., a bank holding company, from 1989 until December 2002.

Amy H. Feldman, age 61, has served as a director of the Company since 2012. She has been a Realtor representing Timbers Resorts’ properties in Snowmass Village, Colorado, and Tuscany, Italy since 2002. From 1990 to 2001, Ms. Feldman was an owner or co-owner of Jorden Communications, Inc., a Miami-based public relations and event management agency with specialties in retail communication and marketing, real estate media relations, as well as sports-related event management and media relations. From 1983 to 1988, she was a Certified Public Accountant with Coopers & Lybrand.

Michael R. Powers, age 62, has served as a director of the Company since 2012. He has also been a director of Ankor Holdings Limited, an international commodities trading company with offices in Hong Kong, Monaco and Qatar specializing in the physical and electronic trading of natural resources, since 2011. Since 1998, Mr. Powers has also served as a director of Monte Carlo Entertainment, SAM, a sports management company owning and promoting professional sports events, including ATP pro tennis tournaments and annual PGA senior golf events. Since 2003, Mr. Powers has served as a principal of Monaco Powers SC, a consulting firm working as an advisor primarily to companies in the oil and gas, real estate and sports entertainment industries, including Sotheby’s France, Royal Riviera Royalty and Emotion Sports Management Group Austria.

Anthony J. Gumbiner, age 68, has served as a director and Chairman of the Board of the Company since 1981 and Chief Executive Officer of the Company since 1984. He also served as President and Chief Operating Officer from December 1999 to March 2005. He also served as a director and Chairman of the board of directors of Hallwood Energy Management, LLC, the general partner of Hallwood Energy, L.P. and each of the constituent entities of Hallwood Energy, L.P. from their inception until February 2009. Hallwood Energy Management, LLC, Hallwood Energy and its subsidiaries filed petitions for relief under Chapter 11 of the United States Bankruptcy Code on March 1, 2009. He served as a director of Hallwood Realty, LLC, the general partner of Hallwood Realty Partners, L.P. (“HRP”) and its predecessor until HRP was sold in July 2004. Mr. Gumbiner was a director and officer of Hallwood Energy Corporation until its sale in December 2004 and of Hallwood Energy III, L.P. until its sale in July 2005. He has served as a director of The Local Radio Company PLC since November 2008. Mr. Gumbiner is also a solicitor of the Supreme Court of Judicature of England. Mr. Gumbiner is a citizen of the United Kingdom.

Executive Officers

In addition to Anthony J. Gumbiner, age 68, who serves as Director, Chairman and Chief Executive Officer of the Company, the following individuals also serve as executive officers:

William L. Guzzetti, age 70, has served as President and Chief Operating Officer of the Company since March 9, 2005. He also served as President, Chief Operating Officer and a director of Hallwood Energy Management, LLC, the general partner of Hallwood Energy, L.P. and each of the constituent entities of Hallwood Energy, L.P. from their inception until February 2009. Mr. Guzzetti served as President, Chief Operating Officer, and Director of the former Hallwood Energy Corporation from December 1998 until May 2001. He was President, Chief Operating Officer, and Director of the general partner of Hallwood Energy Partners, L.P. from February 1985 until June 1999 and President, Chief Operating Officer, and Director of Hallwood Consolidated Resources Corporation from May 1991 until June 1999. Mr. Guzzetti served as the President, Chief Operating Officer, and Director of Hallwood Realty, LLC from November 1990 until July 2004. He served as the President, Chief Operating Officer, and Director of the new Hallwood Energy Corporation from December 2002 until December 2004. He is a member of the Florida Bar and the State Bar of Texas. Mr. Guzzetti received a B.A. from Harvard University in 1964 and holds a Juris Doctor from the University of Florida.

Amber M. Brookman, age 70, has been the Chief Executive Officer and President of Brookwood, a wholly owned subsidiary of the Company, since 1989. Ms. Brookman manages the activities of five divisions of Brookwood, as well as its wholly owned subsidiaries—Brookwood Laminating, Kenyon Industries, Inc., XtraMile, and Solutions 4. Ms. Brookman served as a Director of Brookwood since 1989. She served as a Director of Syms Corp. from 2004 to 2007.

Richard Kelley, age 53, has been the Chief Financial Officer, Vice President, and Secretary of Company since December 15, 2008. Prior to his appointment, Mr. Kelley had served as the Company’s Director of Human Resources since July 2004. He served as the Manager of Financial & SEC Reporting for Hallwood Realty from May 1990 to July 2004. Mr. Kelley served as the Financial Reporting Accountant from June 1985 to March 1987 and as the Manager of Financial & SEC Reporting from March 1987 to May 1990 for Hallwood Energy Corporation.

The address for each director and executive officer is: The Hallwood Group Incorporated, 3710 Rawlins, Suite 1500, Dallas, Texas 75219.

During the past ten years, neither the Company nor any of the Company directors or executive officers listed above has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). In addition, neither the Company nor any of the Company directors or executive officers listed above has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Except as indicated above, each of the individuals listed above is a citizen of the United States.

PRIOR PUBLIC OFFERINGS

There have been no underwritten public offerings of the Company’s Common Stock during the past three years.

HISTORICAL SELECTED FINANCIAL INFORMATION

Set forth below is audited summarized financial data for the years ended December 31, 2013, 2012, 2011, 2010, and 2009. The financial data for years ended December 31, 2013, 2012, and 2011, has been derived from the audited financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended

December 31, 2013. This data should be read in conjunction with the consolidated financial statements and other financial information contained in the Periodic Reports, including the notes thereto, which are incorporated by reference into this proxy statement. More comprehensive financial information is included in the Periodic Reports, including management’s discussion and analysis of financial condition and results of operations, and other documents we file with the SEC. The following summary is qualified in its entirety by reference to the full text of the Periodic Reports and all of the financial information and notes contained in those documents and their exhibits and annexes. See the section entitled “Where You Can Find Additional Information” on page 95.

	Years Ended December 31,
	2013	2012	2011	2010	2009
	(in thousands, except per share data)
Revenues	$129,333	$130,524	$139,499	$168,354	$179,554
Expenses (a)	130,586	148,934	148,508	152,198	153,922

Operating income (loss)	(1,353)	(18,410)	(9,009)	16,156	25,632

Other income (expense):
Interest expense	(573)	(517)	(105)	(301)	(252)
Other, net	67	2	10	36	144

	(506)	(515)	(68)	(291)	(216)

Income (loss) before income taxes	(1,859)	(18,925)	(9,077)	15,865	25,416
Income tax expense (benefit)	549	(982)	(2,746)	5,985	8,361

Net Income (Loss)	$(2,048)	$(17,943)	$(6,331)	$9,880	$17,055

Net Income (Loss) Per Common Share
Basic	$(1.58)	$(11.76)	$(4.15)	$6.48	$11.18
Diluted	(1.58)	(11.76)	(4.15)	6.48	11.18

Dividends Per Common Share	—	—	—	—	—

Weighted Average Shares Outstanding
Basic	1,525	1,525	1,525	1,525	1,525
Diluted	1,525	1,525	1,525	1,525	1,525

Financial Condition
Total assets	$62,128	$70,906	$88,905	$85,277	$88,440
Loans payable	6,586	14,182	2,000	2,000	6,450
Redeemable preferred stock (b)	—	—	—	—	1,000
Common stockholders’ equity	38,789	41,197	59,140	65,471	55,591

(a)	The Company recorded charges of $13,200,000 and $9,300,000 in 2012 and 2011, respectively, related to various Hallwood Energy litigation matters. The company recorded a litigation charge credit of $1,082,000 in the 2013 third quarter.
(b)	In July 2010, the Company completed a mandatory redemption of the Company’s Series B Preferred Stock, at $4.00 per share, in the total amount of $1,000,000. The Series B Preferred Stock was cancelled on the stock records of the Company, and the holders of the Series B Preferred Stock have no continuing rights as stockholders of the Company, other than the right to receive payment of the redemption value.

Computation of Ratio of Earnings to Fixed Charges

The ratio of earnings to fixed charges, the ratio of earnings to combined fixed charges and preferred stock dividends, as well as any deficiency of earnings are determined using the following applicable factors:

•

Earnings available for Fixed Charges are calculated first, by determining the sum of: (a) income from continuing operations before income taxes and equity income, (b) distributed equity income, (c) fixed charges, as defined below and

(d) amortization of capitalized interest, if any. From this total, we added equity loss of an investment in Hallwood Energy accounted for under the equity method.

•	Fixed Charges are calculated as the sum of (a) interest costs (both expensed and capitalized), (b) amortization of debt expense and discount or premium relating to any indebtedness and (c) that portion of rental expense that is representative of the interest factor.

	Years Ended December 31,
	2013	2012	2011	2010	2009
		(in thousands)
Fixed Charges:
Interest expense	573	517	105	301	252
Capitalized interest	—	—	—	—	—
Portion of rental expense which represents interest factor	200	199	206	220	316

	Years Ended December 31,
	2013	2012	2011	2010	2009
		(in thousands)
Total Fixed Charges	773	716	311	521	568

Earnings available for Fixed Charges:
Pre-tax income (loss)	(1,859)	(18,925)	(9,077)	15,865	25,416
Add: Distributed equity income of affiliated companies	—	—	—	—	—
Add: Fixed charges	773	716	311	521	568
Less Capitalized interest	—	—	—	—	—
Add: Equity loss of investment accounted for under the equity method (Hallwood Energy)

Total Earnings available for Fixed Charges	(1,086)	(18,209)	(8,766)	16,386	25,984

Ratio of Earnings to Fixed Charges	*	*	*	$31.45	$45.75

*	Earnings for these periods were inadequate to cover fixed charges.

Amount that was inadequate	=	1,859	18,925	9,077

(1)	0.3 interest factor in operating leases

The Hallwood Group Incorporated Book Value Per Share (in dollars)

Total Stockholders’ Equity	38,789,000	41,197,000
Common stock shares outstanding	1,525,166	1,525,166
Book Value per Share as of 12/31/13 & 12/31/12	$25.43	$27.01

MARKET PRICE OF THE COMPANY’S COMMON STOCK

The Company’s Common Stock is traded on the NYSE MKT under the symbol of HWG. There were approximately 429 stockholders of record as of March 20, 2014.

The following table sets forth quarterly high and low closing prices of the Company’s Common Stock on the NYSE MKT stock exchange and cash dividends paid for the three years ended December 31, 2013.

				Years Ended December 31,
	2014*			2013			2012			2011
Quarters	High	Low	Dividends	High	Low	Dividends	High	Low	Dividends	High	Low	Dividends
First	$12.45	$9.60	—	$9.79	$8.61	—	$15.98	$8.75	—	$27.25	$23.05	$—
Second	—	—	—	$9.76	$7.70	—	11.72	8.04	—	27.00	19.00	—
Third	—	—	—	$9.95	$9.50	—	10.25	7.40	—	19.70	8.63	—
Fourth	—	—	—	$10.00	$9.52	—	9.46	5.61	—	13.10	8.46	—

*	As of April 7, 2014.

At April 7, 2014, the closing price per share of the Common Stock on the NYSE MKT was $12.29.

The Company does not intend to pay cash dividends in the foreseeable future.

The Company has no compensation plans under which equity securities of the Company are authorized for issuance.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as to the beneficial ownership of shares of the Company’s Common Stock as of the close of business on the Record Date (1) for any person or “group”, as that term is used in Section 13(d)(3) of the Securities Exchange Act, who, or which the Company knows, owns beneficially more than 5% of the outstanding shares of the Company’s Common Stock; (2) for the continuing directors and the nominee for director; and (3) for all directors and executive officers as a group. Unless otherwise noted, the address of each person listed below is 3710 Rawlins, Suite 1500, Dallas, Texas 75219.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percentage of Class (1)
Anthony J. Gumbiner	1,001,575	(2)	65.7%
Charles A. Crocco, Jr.	9,996		0.7
Amy H. Feldman	—	(3)	—
Michael R. Powers	—	(3)	—
William L. Guzzetti	—	(3)	—
Amber M. Brookman	—	(3)	—
Richard Kelley	—	(3)	—
All directors and executive officers as a group (7 persons)	1,011,571		66.3%

(1)	Assumes, for each person or group listed, the exercise of all stock options or other rights held by that person or group that are exercisable within 60 days, according to Rule 13d-3(d)(1)(i) of the Securities Exchange Act, but the exercise of none of the derivative securities owned by any other holder of options.
(2)	Shares are held through Hallwood Trust, a trust formed under the laws of the Island of Jersey, Channel Islands. The trustee of the Hallwood Trust is Hallwood Company Limited, a corporation formed under the laws of Nevis (“HCL”). Mr. Gumbiner and members of his family are the directors of HCL. Hallwood Trust owns the shares through Parent.

(3)	Messrs. Powers, Guzzetti and Kelley and Mses. Feldman and Brookman do not own any shares or hold any options to purchase shares of the Company’s Common Stock.

ARRANGEMENTS WITH OUR EXECUTIVE OFFICERS RELATING TO A CHANGE OF CONTROL AND/OR TERMINATION OF EMPLOYMENT

The Merger will not constitute a “Change of Control Transaction” under any employment agreement with, or incentive plan benefitting, our executive officers, and, accordingly, our executive officers will not receive any special benefit upon the consummation of the Merger pursuant to any such arrangement.

CERTAIN RELATIONSHIPS BETWEEN PARENT AND THE COMPANY

Hallwood Investments Limited

The Company has entered into a financial consulting contract with Hallwood Investments Limited (“HIL”), an entity associated with Mr. Anthony J. Gumbiner, the Company’s chairman, Chief Executive Officer and principal stockholder. The contract provides for HIL to furnish and perform international consulting and advisory services to the Company and its subsidiaries, including strategic planning and merger activities, for annual compensation of $996,000. The annual amount is payable in monthly installments. The contract automatically renews for one-year periods if not terminated by the parties beforehand. Additionally, HIL and Mr. Gumbiner are also eligible for bonuses from the Company or its subsidiaries, subject to approval by the Company’s or its subsidiaries’ board of directors. The Company also reimburses HIL for reasonable expenses in providing office space and administrative services in Europe in connection with HIL’s services to the Company pursuant to the financial consulting agreement and for travel and related expenses between Europe and the Company’s locations in the United States and health insurance premiums.

A summary of the fees and expenses related to HIL and Mr. Gumbiner is detailed below (in thousands):

	Years Ended December 31,
	2013	2012	2011
Consulting fees	$996	$996	$996
Interest expense on HFL Loan	405	349	—
Office space and administrative services	236	290	303
Travel and other expenses	103	100	187
Total	$1,740	$1,735	$1,486

In May 2012, the Company entered into the HFL Loan with Hallwood Family (BVI) L.P., a limited partnership associated with Mr. Gumbiner. The HFL Loan was subsequently amended as described above. The interest expense payable on the HFL Loan was $275,000 and $133,000 at December 31, 2013 and December 31, 2012, respectively. As of December 31, 2013, the outstanding balance of the HFL Loan was $5,411,000.

In addition, from time to time, HIL and Mr. Gumbiner have performed services for certain affiliated entities that are not subsidiaries of the Company, for which they receive consulting fees, bonuses, stock options, profit interests or other forms of compensation and expenses. No such services were performed, nor compensation earned, in the three years ended December 31, 2012. The Company recognizes a proportionate share of such compensation and expenses, if any, based upon its ownership percentage in the affiliated entities, through the utilization of the equity method of accounting.

During the three years ended December 31, 2012, HIL and certain of its affiliates in which Mr. Gumbiner has an indirect financial interest share common offices, facilities and certain staff in the Company’s Dallas office for which these companies reimburse the Company. Certain individuals employed by the Company, in addition to their services provided to the Company, perform services on behalf of the HIL-related affiliates. In addition, HIL utilizes some of the Dallas office space for purposes unrelated to the Company’s business. The Company pays certain common general and administrative expenses for salaries, rent and other office expenses and charges the HIL-related companies an overhead reimbursement fee for the share of the expenses allocable to these companies. For the years ended December 31, 2012, 2011 and 2010, the HIL-related companies reimbursed the Company $115,000, $99,000 and $110,000, respectively, for such expenses. For the nine months ended September 30, 2013 and 2012, these companies reimbursed the Company $84,000 and $80,000, respectively.

Investments in Hallwood Energy

Hallwood Energy was a privately held independent oil and gas limited partnership that operated as an upstream energy company engaged in the acquisition, development, exploration, production, and sale of hydrocarbons, with a primary focus on natural gas assets. The Company and certain of the Company’s officers and directors were investors in Hallwood Energy.

In March 2009, Hallwood Energy, HEM (the general partner of Hallwood Energy) and Hallwood Energy’s subsidiaries, filed petitions for relief under Chapter 11 of the United States Bankruptcy Code. The cases were adjudicated in the Bankruptcy Court in In re Hallwood Energy, L.P., et al Case No. 09-31253. The Company was only an investor in and creditor of Hallwood Energy. The bankruptcy filing did not include the Company or Brookwood.

Prior to the confirmation of Hallwood Energy’s bankruptcy plan of reorganization in Bankruptcy Court (discussed below) in October 2009, the Company had invested $61,481,000 in Hallwood Energy’s general partnership interest and Class A and Class C limited partnership interests. In addition, the Company loaned Hallwood Energy $13,920,000 in the form of convertible notes issued by Hallwood Energy. In connection with Hallwood Energy’s bankruptcy reorganization, the Company’s general and limited partnership interests in Hallwood Energy were extinguished and the Company no longer hold any interest in Hallwood Energy.

TRANSACTIONS IN COMMON STOCK

There have been no transactions in the Common Stock by any owner or controlling person of Parent, including all filing persons, in the period commencing two years prior to the date of this proxy statement.

RIGHTS OF APPRAISAL

Holders of record of shares of Common Stock who continuously hold such shares through the effective date of the Merger, who do not vote in favor of the adoption of the Merger Agreement, who properly demand appraisal of their shares, and who otherwise comply with the requirements of Section 262 (and do not withdraw or lose the right to appraisal) will be entitled to appraisal rights in connection with the Merger under Section 262. In order to exercise and perfect appraisal rights, the holder of shares must follow the steps summarized below precisely and in a timely manner.

The following summary is a description of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached to this proxy statement as Annex C and incorporated by reference herein. The following summary does not constitute legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262.

Under Section 262, holders of record of shares of Common Stock who do not vote in favor of the proposal to adopt the Merger Agreement and who otherwise follow the procedures set forth in Section 262 will be entitled to seek the “fair value” of their shares determined by the Delaware Court of Chancery and to receive payment in cash of the fair value of those shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value.

Under Section 262, where a Merger Agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement shall constitute such notice, and the full text of Section 262 is attached to this proxy statement as Annex C.

ANY HOLDER OF SHARES OF COMMON STOCK WHO WISHES TO EXERCISE APPRAISAL RIGHTS, OR WHO WISHES TO PRESERVE SUCH HOLDER’S RIGHT TO DO SO, SHOULD CAREFULLY REVIEW THE FOLLOWING DISCUSSION AND ANNEX C BECAUSE FAILURE TO TIMELY AND PRECISELY COMPLY WITH THE PROCEDURES SPECIFIED COULD RESULT IN THE LOSS OF APPRAISAL RIGHTS. MOREOVER, BECAUSE OF THE COMPLEXITY OF THE PROCEDURES FOR EXERCISING THE RIGHT TO SEEK APPRAISAL OF SHARES OF COMMON STOCK, THE COMPANY BELIEVES THAT, IF A STOCKHOLDER CONSIDERS EXERCISING SUCH RIGHTS, SUCH STOCKHOLDER SHOULD CONSIDER SEEKING THE ADVICE OF LEGAL COUNSEL AND CONSULTING A FINANCIAL ADVISOR.

FILING WRITTEN DEMAND

Any holder of shares of Common Stock wishing to exercise appraisal rights must deliver to the Company, before the vote on the proposal to adopt the Merger Agreement at the special meeting, a written demand for the appraisal of the stockholder’s shares. A holder of Common Stock wishing to exercise appraisal rights must be the holder of record of the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the Effective Time of the Merger. Appraisal rights will be lost if the shares are transferred prior to the Effective Time of the Merger. The holder must not vote in favor of the proposal to adopt the Merger Agreement. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the proposal to adopt the Merger Agreement, and such voting of the proxy will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the proposal to adopt the Merger Agreement or abstain from voting on the proposal to adopt the Merger Agreement.

Neither voting against the proposal to adopt the Merger Agreement, nor abstaining from voting or failing to vote on the proposal to adopt the Merger Agreement, will in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the proposal to adopt the Merger Agreement. The demand for appraisal will be sufficient if it reasonably informs the Company of the identity of the holder and the intention of the holder to demand an appraisal of the fair value of the shares held by the holder. A stockholder’s failure to make the written demand prior to the taking of the vote on the proposal to adopt the Merger Agreement at the special meeting of stockholders will constitute a waiver of appraisal rights.

Only a holder of record of shares of Common Stock, or a person duly authorized and explicitly purporting to act on such holder’s behalf, will be entitled to demand an appraisal of the shares registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates, should specify the holder’s name and must state that the person intends thereby to demand appraisal of the holder’s shares in connection with the Merger. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by the fiduciary in that capacity. If the shares are owned of record by a person other than the beneficial owner, such as by a broker, depository or other nominee, execution of the demand should be made in that capacity and must identify the record owner(s), and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy-in-common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners.

A record holder, such as a broker, dealer, commercial bank, trust company, or other nominee who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of Common Stock held for one or more beneficial owners while not exercising such rights with respect to the shares held for other beneficial owners. In such case, the written demand should set forth the number of shares as to which appraisal is sought. If the number of shares of Common Stock is not expressly stated, the demand will be presumed to cover all shares held in the name of the record owner. If you hold your shares in an account with a broker, dealer, commercial bank, trust company or other nominee and wish to exercise your appraisal rights, you are urged to consult with your broker, dealer, commercial bank, trust company or other nominee to determine the appropriate procedures for the making of a demand for appraisal.

All written demands for appraisal pursuant to Section 262 should be sent or delivered to the Company at:

The Hallwood Group Incorporated.

3710 Rawlins, Suite 1500

Dallas, Texas 75219

Attn: Corporate Secretary

At any time within 60 days after the Effective Time, any stockholder who has demanded appraisal but has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the Merger Agreement by delivering to the Company, as the Surviving Corporation, a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the Effective Time will require written approval of the Company, as the Surviving Corporation. If the Company, as the Surviving Corporation, does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who properly withdraws or ceases such stockholder’s right to appraisal in accordance with the first sentence of this paragraph, if the Delaware Court of Chancery does not approve the dismissal of the stockholder to an appraisal proceeding, or if rights to appraisal otherwise cease, the stockholder will be entitled to receive only the appraised fair value determined in any such appraisal proceeding plus interest, which fair value could be less than, equal to or more than the Merger Consideration. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the Merger within 60 days.

NOTICE BY THE SURVIVING CORPORATION

Within ten days after the Effective Time, the Company, as the Surviving Corporation, must notify each holder of Common Stock who has made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the proposal to adopt the Merger Agreement, of the Closing Date.

FILING A PETITION FOR APPRAISAL

Within 120 days after the Effective Time, but not thereafter, the Company, as the Surviving Corporation, or any holder of Common Stock who has complied with Section 262 and is entitled to appraisal rights under Section 262, may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all dissenting holders. If no such petition is filed within that 120-day period, appraisal rights will be lost for all holders of Common Stock who had previously demanded appraisal of their shares. The Company, as the Surviving Corporation, is under no obligation to and has no present intention to file a petition and holders should not assume that the Company, as the Surviving Corporation, will file a petition or that the Company will initiate any negotiations with respect to the fair value of the shares. Accordingly, it is the obligation of the holders of Common Stock to initiate all necessary action to perfect their appraisal rights in respect of shares of Common Stock within the period prescribed in Section 262.

Within 120 days after the Effective Time, any holder of Common Stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the Company, as the Surviving Corporation, a statement setting forth the aggregate number of shares not voted in favor of the proposal to adopt the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement must be mailed within ten days after a written request therefor has been received by the Company, as the Surviving Corporation, or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. Notwithstanding the foregoing requirement that a demand for appraisal must be made by or on behalf of the record owner of the shares, a person who is the beneficial owner of shares of Common Stock held either in a voting trust or by a nominee on behalf of such person, and as to which demand has been properly made and not effectively withdrawn, may, in such person’s own name, file a petition for appraisal or request from the Company, as the Surviving Corporation, the statement described in this paragraph.

Upon the filing of such petition by any such holder of shares of Common Stock, service of a copy thereof shall be made upon the Company, which, as the Surviving Corporation, will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list (the “Verified List”) containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. Upon the filing of any such petition, the Delaware Court of Chancery may order that notice of the time and place fixed for the hearing on the petition be mailed to The Hallwood Group Incorporated and all of the stockholders shown on the Verified List. Such notice also shall be published at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or in another publication determined by the Delaware Court of Chancery. The costs of these notices are borne by the Company.

After notice to the stockholders as required by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with

Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with the direction, the Court of Chancery may dismiss the proceedings as to that stockholder.

DETERMINATION OF FAIR VALUE

After the Delaware Court of Chancery determines which stockholders are entitled to appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery shall determine the fair value of the shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. If the Delaware Court of Chancery in its discretion determines from the Effective Time through the date of payment of the judgment interest shall be paid at the legal rate, it will be calculated at 5% over the Federal Reserve discount rate (including any surcharge).

In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the Court of Chancery must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the Merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the Merger[.]” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion that does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered.”

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined could be more than, the same as or less than the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Merger, is not an opinion as to, and does not otherwise address, “fair value” under Section 262. Although the Company believes that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. Neither Parent, nor the Merger Sub, nor the Company anticipates offering more than the applicable Merger Consideration to any stockholder of the Company exercising appraisal rights, and reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262, the fair value of a share of Common Stock is less than the applicable Merger Consideration.

Upon application by the Company or by any stockholder entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the Verified List and who has submitted such stockholder’s certificates of stock to the Delaware Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he or she is not entitled to appraisal rights. The Court of Chancery shall direct the payment of the fair value of the shares, together with interest, if any, by the Company to the stockholders entitled thereto. Payment shall be so made to each such stockholder upon the surrender to the Company of his or her certificates in the case of a holder of certificated shares. Payment shall be made forthwith in the case of holders of uncertificated shares. The Court of Chancery’s decree may be enforced as other decrees in such court may be enforced.

If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the action (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Court of Chancery and taxed upon the parties as the Court of Chancery deems equitable. Upon application of a stockholder, the Court of Chancery may order all or a portion of the expenses incurred by a stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, to be charged pro rata against the value of all the shares entitled to appraisal. In the absence of such determination or assessment, each party bears its own expense.

Any stockholder who has duly demanded and perfected appraisal rights in compliance with Section 262 will not, after the Effective Time, be entitled to vote his or her shares for any purpose or be entitled to the payment of dividends or other distributions thereon, except dividends or other distributions payable to holders of record of shares of Common Stock as of a date prior to the Effective Time.

If any stockholder who demands appraisal of shares of Common Stock under Section 262 fails to perfect, successfully withdraws or loses such holder’s right to appraisal, such stockholder’s shares of Common Stock will be deemed to have been converted at the Effective Time into the right to receive the Merger Consideration, without interest and subject to any required withholding taxes, pursuant to the Merger Agreement. A stockholder will fail to perfect, or effectively lose, the stockholder’s right to appraisal if no petition for appraisal is filed within 120 days after the Effective Time. In addition, as indicated above, a stockholder may withdraw his, her or its demand for appraisal in accordance with Section 262 and accept the Merger Consideration offered pursuant to the Merger Agreement.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS

In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to multiple stockholders sharing an address, unless the Company has received contrary instructions from one or more of the stockholders. The Company will deliver promptly upon written or oral request a separate copy of this proxy statement to a stockholder at a shared address to which a single copy of this proxy statement was delivered. Requests for additional copies of this proxy statement should be directed to The Hallwood Group Incorporated, 3710 Rawlins, Suite 1500, Dallas, Texas 75219, Attn: Corporate Secretary, or by calling (214) 528-5588. In addition, stockholders who share a single address, but receive multiple copies of this proxy statement, may request that in the future they receive a single copy of proxy statements by contacting the Company at the address and phone number set forth in the prior sentence.

STOCKHOLDER PROPOSALS

If the Merger is completed, we may not hold an annual meeting of stockholders in 2014. If the Merger is not completed, you will continue to be entitled to attend and participate in our annual meetings of stockholders, and we will hold a 2014 annual meeting of stockholders, in which case we will provide notice of or otherwise publicly disclose the date on which such 2014 annual meeting will be held. If the 2014 annual meeting is held, stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for our 2014 annual meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act and our bylaws, as described below.

If a stockholder intends to present a proposal for action at the 2014 annual meeting and wishes to have the proposal considered for inclusion in the Company’s proxy materials in reliance on Rule 14a-8 under the Securities Exchange Act, the proposal must be submitted in writing to the Secretary of The Hallwood Group Incorporated, at 3710 Rawlins, Suite 1500, Dallas, Texas 75219 by December 18, 2013. Such proposals must also meet the other requirements of the rules of the SEC relating to stockholder proposals.

The Company’s bylaws establish an advance notice procedure with regard to certain matters, including stockholder proposals and nominations of individuals for election to the board of directors. In general, notice of a stockholder proposal or a director nomination for an annual meeting must be received by the Company 90 days or more before the date of the annual meeting and must contain specified information and conform to certain requirements, as set forth in the bylaws.

If you wish to submit a proposal at the annual meeting, other than through inclusion in the proxy statement, you must notify the Company no later than 90 days before the date of the annual meeting. If the Merger is not completed, the Company expects to hold its annual meeting on or about June 3, 2014. If you do not timely notify the Company of a proposal, the Company will exercise its discretionary voting power on that proposal and the Chairman may not allow the proposal to be presented at the meeting.

In addition, if you submit a proposal outside of Rule 14a-8 of the Securities Exchange Act for the 2014 annual meeting, and the proposal fails to comply with the advance notice procedure prescribed by the bylaws, then the Company’s proxy or proxies may confer discretionary authority on the persons being appointed as proxies on behalf of management to vote on the proposal.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC: Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549.

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The Company’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

The Company’s stockholders may also obtain a free copy of the Company’s filings (including exhibits, if requested) with the SEC from the Company’s website at http://www.hallwood.com/hwg/SEC.php or by directing a request to: The Hallwood Group Incorporated, 3710 Rawlins, Suite 1500, Dallas, Texas 75219; attention: Investor Relations; phone: (214) 528-5588 or (800) 225-0135. Each such request must set forth a good faith representation that, as of the Record Date, the person making the request was a beneficial owner of Common Stock entitled to vote at the special meeting. In order to ensure timely delivery of such documents prior to the special meeting, any such request should be made, five business days before the special meeting.

Because the Merger is a “going private” transaction, the Company has filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the Merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material change in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

With the mailing of this proxy statement to our stockholders, we are also including a copy of our annual report on Form 10-K for the fiscal year ended December 31, 2013.

The SEC allows us to “incorporate by reference” into this proxy statement certain documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement and, with respect to this proxy statement but not with respect to the Schedule 13E-3, later information that we file with the SEC will update and supersede that information. Information in documents that is deemed, in accordance with SEC rules, to be furnished and not filed shall not be deemed to be incorporated by reference into this proxy statement. We incorporate by reference the documents listed below, and, with respect to this proxy statement but not with respect to the Schedule 13E-3, any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement, and prior to the date of the special meeting:

•	proxy statement on Schedule 14A, filed on April 17, 2013;

•	annual report on Form 10-K for the fiscal year ended December 31, 2013; and

•	current reports on Form 8-K, filed on February 10, 2014, July 12, 2013, July 9, 2013, June 5, 2013, May 8, 2013, April 16, 2013, and March 13, 2013.

We will amend the Schedule 13E-3 to incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting to the extent required to fulfill our obligations under the Exchange Act.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated April 8, 2014. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

Annex A

AGREEMENT AND PLAN OF MERGER

among

HALLWOOD FINANCIAL LIMITED,

HFL MERGER CORPORATION,

and

THE HALLWOOD GROUP INCORPORATED

Dated as of June 4, 2013

AGREEMENT AND PLAN OF MERGER, dated as of June 4, 2013 (this “Agreement”), among Hallwood Financial Limited, a corporation organized under the laws of the British Virgin Islands (“Parent”), HFL Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and The Hallwood Group Incorporated, a Delaware corporation (the “Company”).

RECITALS

The parties to this Agreement intend that Merger Sub be merged with and into the Company, with the Company surviving the merger on the terms and subject to the conditions set forth in this Agreement (the “Merger”);

All of the members of the Board of Directors of the Company other than Anthony J. Gumbiner (“Gumbiner”), acting upon the unanimous recommendation of a special transaction committee of the Board of Directors of the Company consisting solely of independent and disinterested directors (the “Special Committee”), have (i) determined that it is in the best interests of the Company and its stockholders (other than Parent and Merger Sub), and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and (iii) resolved to recommend adoption of this Agreement by the stockholders of the Company;

The Board of Directors of Merger Sub and the Board of Directors of Parent have each unanimously approved this Agreement and declared it advisable for Merger Sub and Parent, respectively, to enter into this Agreement, and the Board of Directors of Merger Sub has resolved to recommend adoption of this Agreement by Parent, as the sole stockholder of Merger Sub; and

Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe certain conditions to the Merger as specified herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving company in the Merger (the “Surviving Corporation”) and a wholly owned subsidiary of Parent.

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Hunton & Williams LLP, 1445 Ross Ave., Suite 3700, Dallas, Texas 75202, at 10:00 a.m., local time, on a date to be specified by the parties (the “Closing Date”) which shall be no later than the fifth Business Day after the satisfaction or waiver, in accordance with Section 8.11, (to the extent permitted by applicable Law (as hereinafter defined)) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as the Company and Parent may agree in writing.

Section 1.3 Effective Time. On the Closing Date, the Company shall cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later date or time as may be agreed by Parent and the Company in writing and specified in the Certificate of Merger in accordance with the DGCL (such time as the Merger becomes effective is referred to herein as the “Effective Time”).

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5 Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a) Subject to Section 5.9, the certificate of incorporation of the Company in effect immediately prior to the Effective Time shall be amended in the Merger to read in its entirety in the form attached hereto as Exhibit A, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended in accordance with its terms and as provided by the DGCL.

(b) Subject to Section 5.9, the bylaws of the Company shall be amended in the Merger to read the same as the bylaws of Merger Sub in effect immediately prior to the Effective Time, except that the bylaws shall include the name of the Surviving Corporation in the title thereof, and as so amended shall be the bylaws of the Surviving Corporation, until thereafter amended in accordance with its terms and as provided by the DGCL.

Section 1.6 Directors. Subject to applicable Law, the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 1.7 Officers. The officers of the Company immediately prior to the Closing Date shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

ARTICLE II

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:

(a) Conversion of Company Common Stock. Each share of common stock, par value $0.10 per share, of the Company issued and outstanding immediately prior to the Effective Time (such shares, collectively, “Company Common Stock,” and each, a “Share”), (other than Excluded Shares and any Dissenting Shares) shall be converted automatically into and shall thereafter represent the right to receive $10.00 in cash, without interest (the “Merger Consideration”). All Shares (other than Excluded Shares and any Dissenting Shares) shall, upon conversion thereof in accordance with this Section 2.1(a), cease to be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of (x) a certificate that immediately prior to the Effective Time represented such Share (a “Certificate”) or (y) uncertificated Shares represented by book-entry that immediately prior to the Effective Time represented such Shares (“Book-Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest, upon surrender of such Certificate or Book-Entry Share in accordance with Section 2.2(b).

(b) Excluded Shares. All Excluded Shares shall cease to be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of (i) a Certificate that immediately prior to the Effective Time represented such Shares, and (ii) Book-Entry Shares that immediately prior to the Effective Time represented such Shares, shall cease to have any rights with respect thereto and no consideration shall be delivered in exchange therefor.

(c) Common Stock of Merger Sub. At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(d) Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company, or securities convertible or exchangeable into or exercisable for shares of capital stock, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split), subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period (excluding, in each case, normal quarterly cash dividends), the Merger Consideration shall be equitably adjusted to reflect such change; provided, that nothing herein shall be construed to permit the Company to take any action with respect to its securities that is prohibited or not expressly permitted by the terms of this Agreement.

(e) Dissenters’ Rights. Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, any Shares outstanding immediately prior to the Effective Time that are held by a stockholder (a “Dissenting Stockholder”) who has neither voted in favor of the adoption of this Agreement nor consented thereto in writing and who has demanded properly in writing appraisal for such Shares and otherwise properly perfected and not withdrawn or lost his or her rights (the “Dissenting Shares”) in accordance with Section 262 of the DGCL will not be converted into, or represent the right to receive, the Merger Consideration. Such Dissenting Stockholders will be entitled to receive payment of the appraised value of Dissenting Shares held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who have failed to perfect or who effectively have withdrawn or lost their rights to appraisal of such Dissenting Shares pursuant to Section 262 of the DGCL will thereupon be deemed to have been converted into, and represent the right to receive, the Merger Consideration in the manner provided in Article II and will no longer be Dissenting Shares. The Company will give Parent prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law received by the Company relating to stockholders’ rights of appraisal. The Company will give Parent the opportunity to participate in and direct all negotiations and proceedings with respect to demands for appraisal. The Company will not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisals of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal or other treatment of any such demands.

Section 2.2 Exchange of Certificates.

(a) Paying Agent. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a U.S. bank or trust company that shall be appointed by Parent (that is reasonably acceptable to the Company) to act as a paying agent hereunder (the “Paying Agent”), in trust for the benefit of holders of the Shares, cash in U.S. dollars sufficient to pay the aggregate Merger Consideration in exchange for all of the Shares outstanding immediately prior to the Effective Time (other than the Dissenting Shares and Excluded Shares), payable upon due surrender of the Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares pursuant to the provisions of this Article II (such cash being hereinafter referred to as the “Exchange Fund”).

(b) Payment Procedures.

(i) As soon as reasonably practicable after the Effective Time and in any event not later than the fifth Business Day following the Effective Time, the Paying Agent shall mail to each holder of record of Shares whose Shares were converted into the Merger Consideration pursuant to Section 2.1, (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent and shall be in such form and have such other provisions as Parent shall reasonably determine) and (B) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for the Merger Consideration.

(ii) Upon surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Paying Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor a check in an amount equal to the product of (x) the number of Shares formerly represented by such holder’s properly surrendered Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares multiplied by (y) the Merger Consideration. No interest will be paid or accrued on any amount payable upon due surrender of Certificates or Book-Entry Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer or stock records of the Company, a check for any cash to be paid upon due surrender of the Certificate formerly representing such Shares may be paid to such a transferee if such Certificate is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer or other Taxes have been paid or are not applicable.

(iii) The Surviving Corporation, Parent and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any holder of Shares, such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of U.S. state or local or foreign Tax Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding were made.

(c) Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or Parent for transfer, they shall be cancelled and exchanged for a check in the proper amount pursuant to and subject to the requirements of this Article II.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Shares for twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any former holders of Shares who have not surrendered their Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares in accordance with this Section 2.2 shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration, without any interest thereon, upon due surrender of their Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares.

(e) No Liability. Notwithstanding anything herein to the contrary, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Paying Agent or any other person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f) Investment of Exchange Fund. The Paying Agent shall invest all cash included in the Exchange Fund as reasonably directed by Parent; provided, however, that any investment of such cash shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government and that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book Entry Shares pursuant to this Article II. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation pursuant to Section 2.2(d). To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make such payments.

(g) Lost Certificates. In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such person of an indemnity agreement or, at the election of Parent or the Paying Agent, a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, in each case, as may reasonably be requested by Parent or the Paying Agent, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate a check in the amount of the number of Shares formerly represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed (i) in the Company SEC Documents filed on or after December 31, 2012 and prior to the date of this Agreement (excluding any risk factor disclosures set forth therein under the heading “Risk Factors” or any disclosure of risks included in any “forward-looking statements” set forth therein under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (except under any “Overview” section thereof) to the extent such disclosures are cautionary, predictive or forward-looking in nature) or (ii) in the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Schedule,” it being agreed that disclosure of any item in any section of the Company Disclosure Schedule shall also be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent on its face), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Qualification, Organization, Subsidiaries, etc. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization. Each of the Company and its Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.2 Capital Stock.

(a) The authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock and 500,000 shares of Preferred Stock, $0.10 par value, (the “Company Preferred Stock”). As of the date of this Agreement, (i) 1,525,166 shares of Company Common Stock were issued and outstanding, (ii) 870,939 shares of Company Common Stock were held in treasury, (iii) no shares of Company Common Stock were reserved for issuance and (iv) no shares of Company Preferred Stock were issued or outstanding. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive rights and issued in compliance with all applicable securities Laws.

(b) Except as set forth in Section 3.2(a), as of the date hereof, (i) the Company does not have any shares of its capital stock issued or outstanding, and (ii) there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock or other equity interests to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary.

(c) Neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or that are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(d) There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

(e) Section 3.2(e) of the Company Disclosure Schedule sets forth a complete and correct list of each Subsidiary of the Company. Section 3.2(e) of the Company Disclosure Schedule also sets forth the jurisdiction of organization and percentage of outstanding equity interests (including partnership interests and limited liability company interests) of each Subsidiary. All equity interests (including partnership interests and limited liability company interests) of the Company’s Subsidiaries held by the Company or any other Subsidiary have been duly and validly authorized and are validly issued, fully paid and non-assessable and were not issued in violation of any preemptive or similar rights, purchase option, call or right of first refusal or similar rights. All such equity interests are free and clear of any Liens or any other limitations or restrictions on such equity interests (including any limitation or restriction on the right to vote, pledge or sell or otherwise dispose of such equity interests).

Section 3.3 Corporate Authority; No Violation.

(a) The Company has the requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Required Stockholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company, acting upon the unanimous recommendation of the Special Committee, and, except for the Required Stockholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated hereby. All of the members of the Board of Directors of the Company other than Gumbiner (acting upon the unanimous recommendation of the Special Committee) have approved this Agreement, determined that it is fair to and in the best interests of the Company and its stockholders (other than Parent and Merger Sub), declared it advisable to enter into this Agreement and resolved to recommend that the Company’s stockholders adopt this Agreement (including the Special Committee’s recommendation, the “Recommendation”). This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

(b) Other than in connection with or in compliance with (i) the DGCL, and (ii) the Securities Exchange Act of 1934 (the “Exchange Act”)(collectively, the “Company Approvals”), no authorization, consent or approval of, or filing with, any United States or foreign governmental or regulatory agency, commission, court, body, entity or authority (each, a “Governmental Entity”) is necessary, under applicable Law, for the consummation by the Company of the transactions contemplated hereby, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The execution and delivery by the Company of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof by the Company will not, (i) conflict with or result in any violation of any provision of the certificate of incorporation or bylaws or other equivalent organizational document, in each case as amended, of the Company or any of its Subsidiaries, (ii) result in any violation of, or default (with or without notice or lapse of time, or both) under, require consent under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, Company Permit, concession, franchise, right or license binding upon the Company or any of its Subsidiaries or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”), upon any of the properties or assets of the Company or any of its Subsidiaries, or (iii) conflict with or violate any applicable Laws, other than, in the case of clauses (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.4 Reports and Financial Statements.

(a) The Company and its Subsidiaries have filed all forms, documents, statements and reports required to be filed prior to the date hereof by them with the Securities and Exchange Commission (the “SEC”) since January 1, 2011 (the forms, documents, statement and reports filed with the SEC since January 1, 2011 and those filed with the SEC subsequent to the date of this Agreement, if any, including any amendments thereto, the “Company SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment prior to the date hereof, the Company SEC Documents complied, and each of the Company SEC Documents filed subsequent to the date of this Agreement will comply, in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents so filed or that will be filed subsequent to the date of this Agreement contained or will contain, as the case may be, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The financial statements (including all related notes and schedules) of the Company and its Subsidiaries included in the Company SEC Documents fairly present in all material respects the financial position of the Company and its Subsidiaries, as at the respective dates thereof, and the results of their operations and their cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with United States generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

(c) The Company maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) required in order for the Chief Executive Officer and Chief Financial Officer of the Company to engage in the review and evaluation process mandated by Section 302 of the Sarbanes-Oxley Act of 2002. The Company’s “disclosure controls and procedures” are reasonably designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. The Company is not a party to any off-balance sheet arrangements (as defined in Item 303(a)(4) of Regulation S-K promulgated under the Exchange Act).

Section 3.5 No Undisclosed Liabilities. Except (i) as reflected or reserved against in the Company’s consolidated balance sheets (or the notes thereto) included in the Company SEC Documents filed prior to the date hereof, (ii) for transactions expressly contemplated by this Agreement, (iii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2012 and (iv) for liabilities or obligations that have been discharged or paid in full in the ordinary course of business, neither the Company nor any Subsidiary of the Company has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, whether known or unknown and whether due or to become due, that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.6 Compliance with Law; Permits.

(a) To the Company’s Knowledge, the Company and its Subsidiaries are, and since January 1, 2011 have been, in compliance with and are not in default under or in violation of any applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of or undertaking to or agreement with any Governmental Entity (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) To the Company’s Knowledge, the Company and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Company’s Knowledge, all Company Permits are in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened, except where such suspension or cancellation would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the Company’s Knowledge, the Company and its Subsidiaries are not in violation or breach of, or default under, any Company Permit, except where such violation, breach or default would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. As of the date of this Agreement, to the Company’s Knowledge, no event or condition has occurred or exists that would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of the Company or any of its Subsidiaries under, any Company Permit (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses or accelerations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.7 Environmental Laws and Regulations.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) since January 1, 2011, neither the Company nor any of its Subsidiaries has received any notices, demand letters or requests for information from any federal, state, local or foreign Governmental Entity indicating that the Company or any of its Subsidiaries may be in violation of, or liable under, any Environmental Law (as hereinafter defined), and (ii) neither the Company, its Subsidiaries nor any of their respective properties are, or, to the Company’s Knowledge, threatened to become, subject to any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or written claim asserted or arising under any Environmental Law or any agreement relating to environmental liabilities.

(b) As used herein, “Environmental Law” means any Law relating to (i) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as in effect at the date hereof.

(c) As used herein, “Hazardous Substance” means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any Governmental Entity or any Environmental Law including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.

Section 3.8 Employee Benefit Plans.

(a) Except for such claims that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no action, dispute, suit, claim, arbitration, or legal, administrative or other proceeding or governmental action (other than claims for benefits in the ordinary course) is pending or, to the Company’s Knowledge, threatened with respect to any Company Benefit Plan.

(b) To the Company’s Knowledge, each Company Benefit Plan has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto, except for such non-compliance that would not have, individually or in the aggregate, a Company Material Adverse Effect. Any Company Benefit Plan intended to be qualified under Section 401(a) or 401(k) of the Code has received a favorable determination letter, opinion letter or advisory letter from the IRS that has not been revoked and, to the Company’s Knowledge, no circumstances exist that could adversely affect such qualification.

(c) Neither the Company nor any of its Subsidiaries maintains or contributes to, or in the past six years has maintained or contributed to a “multiemployer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer plan” within the meaning of Sections 4063 and 4064 of ERISA or Section 413(c) of the Code. Neither the Company nor any Subsidiary has, within the past six years, incurred a liability under Title IV of ERISA (or has contributed to a plan subject to Title IV of ERISA), and, to the Company’s Knowledge, no condition exists in relation to any such liability.

(d) No Company Benefit Plan provides that any director or officer or other employee of the Company or any of its Subsidiaries will become entitled to any retirement, severance or similar benefit or enhanced or accelerated benefit, and there is no limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust, as a result of the transactions contemplated hereby (either alone or in conjunction with any other event). Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby, including the Merger (either solely as a result thereof or as a result of such transactions in conjunction with any other event), will be an “excess parachute payment” within the meaning of Section 280G of the Code. No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Sections 4999 or 409A of the Code or otherwise. The execution of this Agreement (either alone or in conjunction with any other event) shall not result in the funding of any “rabbi” or similar trust pursuant to any Company Benefit Plan.

(e) To the Company’s Knowledge, except for such non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Benefit Plan that is a non-qualified deferred compensation plan or arrangement subject to Section 409A of the Code is in documentary compliance with Section 409A of the Code and has been operated and administered in compliance in all material respects with Section 409A of the Code and the applicable guidance and transition relief thereunder from the period beginning January 1, 2005 through the date hereof.

Section 3.9 Absence of Certain Changes or Events. Since December 31, 2012, (i) except as otherwise required or expressly contemplated by this Agreement, the businesses of the Company and its Subsidiaries have been conducted in the ordinary course of business consistent with past practice and (ii) there have not been any facts, circumstances, events, changes, effects or occurrences that have had, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.10 Investigations; Litigation. There are no (i) investigations or proceedings pending (or, to the Company’s Knowledge, threatened) by any Governmental Entity with respect to the Company or any of its Subsidiaries or (ii) actions, suits, inquiries, investigations or proceedings pending (or, to the Company’s Knowledge, threatened) against or affecting the Company or any of its Subsidiaries, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of, any Governmental Entity against the Company or any of its Subsidiaries, in each case of clause (i) or (ii), that would reasonably be expected to have (if adversely determined), individually or in the aggregate, a Company Material Adverse Effect.

Section 3.11 Proxy Statement; Other Information. The Proxy Statement will not at the time of the mailing of the Proxy Statement to the stockholders of the Company, at the time of the Company Meeting, and at the time of any amendments thereof or supplements thereto, and the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Schedule 13E-3 to be filed with the SEC concurrently with the filing of the Proxy Statement, will not, at the time of its filing with the SEC, and at the time of any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that no representation is made by the Company with respect to information supplied by Parent. The Proxy Statement and the Schedule 13E-3 will comply as to form in all material respects with the Exchange Act, except that no representation is made by the Company with respect to information supplied by Parent. The letter to stockholders, notice of meeting, proxy statement and forms of proxy to be distributed to stockholders in connection with the Merger to be filed with the SEC in connection with seeking the adoption of this Agreement are collectively referred to herein as the “Proxy Statement.” The Rule 13E-3 Transaction Statement on Schedule 13E-3 to be filed with the SEC in connection with seeking the adoption and approval of this Agreement is referred to herein as the “Schedule 13E-3.”

Section 3.12 Tax Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such Tax Returns, to the Company’s Knowledge, are complete and accurate, (ii) the Company and each of its Subsidiaries have timely paid all Taxes that are required to be paid by any of them, except with respect to matters contested in good faith and for which adequate reserves have been established on the financial statements of the Company and its Subsidiaries in accordance with GAAP, (iii) as of the date of this Agreement, there are not pending or, to the Company’s Knowledge, threatened in writing, any audits, examinations, investigations or other proceedings in respect of U.S. federal income Taxes, (iv) there are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than statutory Liens for Taxes not yet due and payable or Liens for Taxes that are being contested in good faith and for which adequate reserves have been established on the financial statements of the Company and its Subsidiaries in accordance with GAAP, and (v) the Company has not been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law). Neither the Company nor any of its Subsidiaries is or has been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

(b) As used in this Agreement, (i) “Taxes” means any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added, and (ii) “Tax Return” means any return, report or similar filing (including attached schedules) required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.

Section 3.13 Labor Matters. Neither the Company nor any of its Subsidiaries is party to, bound by, or in the process of negotiating a collective bargaining agreement, work rules or practices, or similar labor-related agreement or understanding with any labor union, labor organization or works council. Except for such matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) there are no strikes or lockouts with respect to any employees of the Company or any of its Subsidiaries (“Employees”), (ii) to the Company’s Knowledge, there is no union organizing effort pending or threatened against the Company or any of its Subsidiaries, (iii) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries, (iv) there is no slowdown, or work stoppage in effect or, to the Company’s Knowledge, threatened with respect to Employees and (v) the Company and its Subsidiaries are, to the Company’s Knowledge, in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours and unfair labor practices. Except for such matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Company’s Knowledge, neither the Company nor any of its Subsidiaries has any liabilities under the Worker Adjustment and Retraining Act of 1998. Each individual who renders or has rendered services to the Company or any of its Subsidiaries and who is not or has not been classified by the Company or any of its Subsidiaries as an employee and paid on one of their respective payrolls has, to the Company’s Knowledge, at all times been properly characterized as to his or her relationship to the Company or any of its Subsidiaries to the extent that any erroneous classification would not reasonably be anticipated to result in the failure to satisfy any qualification requirement with respect to any Company Benefit Plan, a violation of ERISA, the imposition of penalties or excise taxes with respect to any Company Benefit Plan, or in any other liability to the Company or any of its Subsidiaries.

Section 3.14 Real and Personal Property. To the Company’s Knowledge, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or a Subsidiary of the Company owns and has good and indefeasible title to all of its owned real property and good title to all of its personal property and has valid leasehold interests under enforceable leases in all of its leased properties free and clear of all Liens (except for title exceptions, defects, encumbrances and other matters, whether or not of record, which in the aggregate do not materially affect the continued use of the property for the purposes for which the property is currently being used and contemplated to be used by the Company or a Subsidiary of the Company). To the Company’s Knowledge, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all leases under which the Company or any of its Subsidiaries lease any real or personal property are valid and effective against the Company or the respective Subsidiary and the counterparties thereto, in accordance with their respective terms, and there is not, under any of such leases, any existing default by the Company or any of its Subsidiaries or the counterparties thereto, or event that, with notice or lapse of time or both, would become a default by the Company or any of its Subsidiaries or the counterparties thereto.

Section 3.15 Intellectual Property.

(a) Except as would not reasonably be expected to have a Material Adverse Effect, (i) the Company and its Subsidiaries have sufficient rights to use all Intellectual Property that is used in their respective businesses as conducted on the date of this Agreement (the “Company IP”) free and clear of all Liens and (ii) all of the registrations and applications included in the Company IP owned by the Company or any of its Subsidiaries are subsisting.

(b) Except as would not reasonably be expected to have a Material Adverse Effect, neither the conduct of the business of the Company nor the conduct of the business of any of its Subsidiaries nor the ownership or use of the Company IP infringes or otherwise violates any Intellectual Property rights of any third party.

(c) For purposes of this Agreement, “Intellectual Property” means all foreign and domestic (i) trademarks, service marks, brand names, corporate names, Internet domain names, logos, symbols, trade dress, trade names, and all other source indicators and all goodwill associated therewith and symbolized thereby; (ii) patents and proprietary inventions and discoveries; (iii) confidential and proprietary information, trade secrets and know-how; (iv) copyrights, Software and works of authorship in any media; (v) all other intellectual property rights; and (vi) all applications and registrations, invention disclosures, and extensions, revisions, restorations, substitutions, modifications, renewals, divisions, continuations, continuations-in-part, reissues and re-examinations related to any of the foregoing; and “Software” means any and all (A) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, and (B) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise.

Section 3.16 Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries maintain, or are entitled to the benefits of, insurance covering their properties, operations, personnel and businesses against such losses and risks as are reasonably adequate to protect them and their businesses. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company or its Subsidiaries has received notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures will have to be made in order to continue such insurance, and, to the Company’s Knowledge, all such insurance is outstanding and duly in force on the date hereof and will be outstanding and duly in force on the Closing Date.

Section 3.17 Opinion of Financial Advisor. The Special Committee has received the opinion of Southwest Securities, Inc. (the “Financial Advisor”) dated June 4, 2013, to the effect that, as of such date and based on and subject to the assumptions, qualifications and limitations set forth therein, the Merger Consideration to be received by holders of the Company Common Stock (other than Parent, Merger Sub, and their respective Affiliates) is fair, from a financial point of view, to such holders.

Section 3.18 Required Vote of the Company Stockholders. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote on the adoption of this Agreement, voting together as a single class, is the only vote of holders of securities of the Company that is required to adopt this Agreement under applicable Law and the Company’s governing documents (the “Required Stockholder Approval” and, together with the Majority of the Minority Approval, the “Company Stockholder Approval”).

Section 3.19 Material Contracts.

(a) Except for this Agreement, the Company Benefit Plans or as filed with the SEC prior to the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by, as of the date hereof, any Contract (whether written or oral) (i) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) that is an agreement relating to the formation of or rights of the interest holders in a joint venture with the Company, (iii) that constitutes a contract or commitment relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $1,000,000 or (iv) that contains any provision that prior to or following the Effective Time would restrict or alter the conduct of business of, or purport to restrict or alter the conduct of business of, whether or not binding on, Parent or any Affiliate of Parent (other than the Company, any of its Subsidiaries or any director, officer or employee of any of the Company or any of its Subsidiaries) (all contracts of the type described in this Section 3.19(a) being referred to herein as “Company Material Contracts”).

(b) Each Company Material Contract is valid and binding on the Company and any of its Subsidiaries and, to the Company’s Knowledge, in full force and effect, except where the failure to be valid, binding and in full force and effect, either individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. To the Company’s Knowledge, the Company and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Company Material Contract, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received notice of or, to the Company’s Knowledge, is aware of any event or condition that constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of its Subsidiaries under any such Company Material Contract, except where such default, either individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.20 Finders or Brokers. Except for the Financial Advisor, neither the Company nor any of its Subsidiaries has engaged any investment banker, broker or finder in connection with the transactions contemplated by this Agreement that might be entitled to any fee or any commission in connection with or upon consummation of the Merger or the other transactions contemplated hereby.

Section 3.21 State Takeover Statutes. The Board of Directors of the Company and the Company have taken all necessary actions to ensure that the restrictions on business combinations set forth in Section 203 of the DGCL and the provisions of any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation enacted under state or federal laws in the United States applicable to the Company, do not, and will not, apply to the Merger or the other transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the disclosure schedule delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”), Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.1 Qualification; Organization. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated hereby (a “Parent Material Adverse Effect”).

Section 4.2 Corporate Authority Relative to This Agreement; No Violation.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement by Parent as the sole stockholder of Merger Sub, which adoption Parent will provide immediately following execution and delivery of this Agreement, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Boards of Directors of Parent and Merger Sub, and, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the adoption of this Agreement by Parent as the sole stockholder of Merger Sub, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms.

(b) Other than in connection with or in compliance with (i) the provisions of the DGCL, and (ii) the Exchange Act (collectively, the “Parent Approvals”), no authorization, consent or approval of, or filing with, any Governmental Entity is necessary for the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings, that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) The execution and delivery by Parent and Merger Sub of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) conflict with or result in any violation of any provision of the certificate of incorporation or bylaws or other equivalent organizational document, in each case as amended, of Parent or any of its Subsidiaries, (ii) result in any violation of, or default (with or without notice or lapse of time, or both) under, require consent under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Parent or any of its Subsidiaries or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries, or (iii) conflict with or violate any applicable Laws, other than, in the case of clauses (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.3 Proxy Statement; Other Information. None of the information supplied or to be supplied by Parent or Merger Sub in writing for inclusion or incorporation by reference in the Proxy Statement will at the time of the mailing of the Proxy Statement to the stockholders of the Company, at the time of the Company Meeting, and at the time of any amendments thereof or supplements thereto, and none of the information supplied or to be supplied by Parent or Merger Sub and contained in the Schedule 13E-3 to be filed with the SEC concurrently with the filing of the Proxy Statement, will, at the time of its filing with the SEC, and at the time of any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.4 Ownership and Operations of Merger Sub. As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding, and 1,000 shares of preferred stock, par value $0.01 per share, none of which is issued or outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Merger Sub has not conducted any business prior to the date hereof other than incident to its formation and pursuant to this Agreement, the Merger and the other transactions contemplated hereby and the financing of such transactions.

Section 4.5 Finders or Brokers. As of the date of this Agreement, neither Parent nor any of its Subsidiaries has engaged any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger or the other transactions contemplated hereby.

Section 4.6 Financial Capability; Source of Funds. Parent and Merger Sub (i) collectively have, and will have at the Closing, sufficient internal funds readily available to pay in cash the aggregate Merger Consideration, to consummate the Merger upon the terms contemplated by this Agreement and to pay any all related fees and expenses associated therewith; (ii) have, and will have at the Closing, the resources and capabilities (financial or otherwise) to perform their obligations hereunder; (iii) have not incurred any obligation, commitment, restriction or liability of any kind, which would impair or adversely affect such resources and capabilities and (iv) are not relying, and will not need to rely, on any of the capital, assets or other resources of the Company as they exist as of the date of this Agreement in order to consummate the transactions contemplated hereby. The source of such internal funds referenced in (i) above will be a capital contribution from the stockholder of Parent.

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.1 Conduct of Business by the Company and Parent.

(a) From and after the date hereof and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1, and except (i) as may be required by applicable Law, (ii) with the prior written consent of Parent (which shall not be unreasonably withheld, delayed or conditioned), (iii) as expressly contemplated or permitted by this Agreement or (iv) as disclosed in Section 5.1(a)of the Company Disclosure

Schedule, the Company shall, and shall cause each of its Subsidiaries to (A) conduct its business in the ordinary course consistent with past practice, (B) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships and to retain the services of its key officers and key employees and (C) take no action that would adversely affect or delay the ability of any of the parties hereto from obtaining any necessary approvals of any regulatory agency or other Governmental Entity required for the transactions contemplated hereby, performing its covenants and agreements under this Agreement or consummating the transactions contemplated hereby or otherwise materially delay or prohibit consummation of the Merger or other transactions contemplated hereby; provided, however , that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any other provision of this Section 5.1 shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(b) The Company agrees with Parent, on behalf of itself and its Subsidiaries, that between the date hereof and the Effective Time, except as (i) may be required by applicable Law, (ii) set forth in Section 5.1(b) of the Company Disclosure Schedule or (iii) required or specifically contemplated by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent (which shall not be unreasonably withheld, delayed or conditioned):

(i) adjust, split, combine or reclassify any capital stock or otherwise amend the terms of its capital stock;

(ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire or encumber, any shares of its capital stock; provided, however , that no wholly owned Subsidiary shall be prohibited hereunder from (A) paying any dividend, or making any other distribution, on any shares of its capital stock held by the Company or any other wholly owned Subsidiary or (B) directly or indirectly redeeming, purchasing or otherwise acquiring any shares of its capital stock held by the Company;

(iii) issue, deliver, pledge or encumber any shares of its capital stock or other equity interests, or rights, warrants or options to acquire, any such shares of capital stock or other equity interests, or grant any person any right to any of the foregoing;

(iv) except as is both in the ordinary course of business consistent with past practice and as would not reasonably be expected to delay, adversely affect or impede the Merger, purchase, sell, transfer, mortgage, encumber or otherwise dispose of any properties or assets having a value in excess of $500,000 in the aggregate to any person (other than to a wholly owned Subsidiary); provided, however , that no wholly owned Subsidiary shall be prohibited hereunder from transferring any of its properties or assets to the Company or any other wholly owned Subsidiary;

(v) incur, assume, guarantee, prepay, or become obligated with respect to any indebtedness for borrowed money or offer, place or arrange any issue of debt securities, other than any of the foregoing that is both in the ordinary course of business consistent with past practice and would not reasonably be expected to delay, adversely affect or impede the Merger in any material respect; provided, however , that no wholly owned Subsidiary shall be prohibited hereunder from repaying any indebtedness for borrowed money owing by it to the Company or any other wholly owned Subsidiary or making any loans or advances to the Company or any other wholly owned Subsidiary;

(vi) except as is both in the ordinary course of business consistent with past practice and as would not reasonably be expected to delay, adversely affect or impede the Merger in any material respect, make any investment in excess of $500,000 in the aggregate, whether by purchase of stock or securities of, contributions to capital to, property transfers to, or purchase of any property or assets of any other person other than a wholly owned Subsidiary of the Company or any wholly owned Subsidiary thereof or as permitted under Section 5.1(b)(v) above;

(vii) make any acquisition of another Person or business, whether by purchase of stock or securities, contributions to capital or property transfers;

(viii) except in the ordinary course of business consistent with past practice, enter into, renew, extend, amend or terminate (A) any Company Material Contract or Contract that if entered into prior to the date hereof would be a Company Material Contract, or (B) any Contracts not in the ordinary course, involving the commitment or transfer of value in excess of $500,000 in the aggregate in any year or $1 million over the term of the Contract;

(ix) except to the extent required by Law or any Company Benefit Plan in effect as of the date hereof, (A) increase in any manner the compensation or benefits of any directors, officers, employees, consultants, independent contractors or other service providers of the Company or any of its Subsidiaries, except immaterial increases payable to employees, consultants, independent contractors or other service providers (in each case that are not Affiliates of any directors or officers of the Company or its Subsidiaries) in the ordinary course of business consistent with past practice (including, for this purpose, the normal employee salary, bonus and equity compensation review process conducted each year), (B) pay any pension, severance or retirement benefits to any directors, officers, employees, consultants, independent contractors or other service providers, (C) accelerate the vesting of, or the lapsing of forfeiture restrictions or conditions with respect to, any incentive compensation or establish or cause the funding of any rabbi trust or similar arrangement, (D) establish, adopt, amend or terminate any Company Benefit Plan or (E) enter into, amend, alter, adopt, implement or otherwise make any commitment to do any of the foregoing;

(x) waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages not in excess of $100,000 in the aggregate;

(xi) amend or waive any provision of its certificate of incorporation or its bylaws or other equivalent organizational documents;

(xii) take any action that is intended or would reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect (or in any respect in the case of representations and warranties qualified by Company Material Adverse Effect) at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VI not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement;

(xiii) enter into any “non-compete” or similar agreement that would restrict the businesses of the Surviving Corporation or its Subsidiaries following the Effective Time or that would in any way restrict the businesses of Parent or its Affiliates or take any action that may impose any new or additional regulatory requirement on any Affiliate of Parent;

(xiv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such entity;

(xv) implement or adopt any change in its Tax or financial accounting principles, practices or methods, other than as consistent with or as may be required by GAAP, Law or regulatory guidelines;

(xvi) (A) make, change or revoke any material Tax election, (B) change any material method of reporting for Tax purposes, (C) settle or compromise any material Tax claim, audit or dispute or (D) make or surrender any claim for a material refund of Taxes;

(xvii) enter into any new, or materially amend or otherwise materially alter any current, agreement or obligations with any Affiliate of the Company; or

(xviii) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 5.1(b).

Section 5.2 Investigation. From the date hereof until the Effective Time and subject to the requirements of applicable Laws, the Company shall (i) provide to Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, books and records of the Company and its Subsidiaries, (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request (including, to the extent possible, furnishing to Parent the Company’s financial results in advance of any filing by the Company with the SEC containing such financial results) and (iii) instruct the employees, counsel, financial advisors, auditors and other authorized representatives of the Company and its Subsidiaries to cooperate reasonably with Parent in its investigation of the Company and its Subsidiaries. Any investigation pursuant to this Section 5.2 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. No information or knowledge obtained by Parent or Merger Sub in any investigation pursuant to this Section 5.2 shall affect or be deemed to modify any representation or warranty made by the Company in Article III.

Section 5.3 No Solicitation.

(a) Subject to Section 5.3(c) through Section 5.3(f), the Company agrees that neither it nor any Subsidiary of the Company shall, and that it shall cause its and their respective officers, directors, employees, agents and representatives, including any investment banker, attorney or accountant retained by it or any of its Subsidiaries (“Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage (including by providing information) or knowingly facilitate any inquiries, proposals or offers with respect to, or the making or completion of, an Alternative Proposal, (ii) engage or participate in any negotiations concerning, or provide or cause to be provided any non-public information or data relating to the Company or any of its Subsidiaries in connection with, or have any discussions with, any person relating to an actual or proposed Alternative Proposal, or otherwise knowingly encourage or knowingly facilitate any effort or attempt to make or implement an Alternative Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Alternative Proposal, (iv) approve, endorse or recommend, or propose to approve, endorse or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any Alternative Proposal, (v) amend, terminate, waive or fail to enforce, or grant any consent under, any confidentiality, standstill or similar agreement (except that the Company may allow the counterparty thereto to make an Alternative Proposal and otherwise amend, waive, fail to enforce (or grant a consent under) the provisions thereof in connection with negotiations and discussions permitted by this Section 5.3), or (vi) resolve to propose or agree to do any of the foregoing. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by any Subsidiary of the Company or Representatives of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 5.3 by the Company.

(b) The Company shall, shall cause each of its Subsidiaries to, and shall direct each of its Representatives to, immediately cease any existing solicitations, discussions or negotiations with any Person (other than the parties hereto) that has made or indicated an intention to make an Alternative Proposal.

(c) Notwithstanding anything to the contrary in Section 5.3(a) or Section 5.3(b), if following the date of this Agreement and prior to obtaining the Company Stockholder Approval, (i) the Company receives an unsolicited written Alternative Proposal, (ii) the Company has not breached Section 5.3, (iii) the Board of Directors of the Company (acting through the Special Committee, if then in existence) determines, in good faith, after consultation with its outside counsel and financial advisors, that such Alternative Proposal constitutes or is reasonably likely to result in a Superior Proposal and (iv) after consultation with its outside counsel, the Board of Directors of the Company (acting through the Special Committee, if then in existence) determines in good faith that failure to take such action could reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, then the Company may (A) furnish information with respect to the Company and its Subsidiaries to the person making such Alternative Proposal and its Representatives pursuant to a customary confidentiality agreement with a standstill provision and (B) participate in discussions or negotiations with such person and its

Representatives regarding such Alternative Proposal; provided, however , that the Company shall simultaneously provide to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided to the person making such Alternative Proposal or its Representatives that was not previously provided or made available to Parent.

(d) Subject to this Section 5.3(d), neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify in a manner adverse to Parent or Merger Sub, or publicly propose to withdraw or modify in a manner adverse to Parent or Merger Sub or fail to publicly reaffirm as promptly as practicable (but in any event within five (5) business days after receipt of any reasonable written request to do so from Parent), the Recommendation (a “Recommendation Change”), (ii) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Alternative Proposal or (iii) approve or recommend, or publicly propose to approve, endorse or recommend, any Alternative Proposal. Notwithstanding the foregoing, with respect to (aa) an event, fact, circumstance, development or occurrence that affects the business, assets or operations of the Company that is unknown to the Board of Directors of the Company or any committee thereof as of the date of this Agreement and becomes known to the Board of Directors of the Company or any committee thereof (an “Intervening Event”) or (bb) an Alternative Proposal, the Board of Directors of the Company (acting through the Special Committee, if then in existence) may at any time prior to receipt of the Company Stockholder Approval, make a Recommendation Change and/or terminate this Agreement pursuant to Section 7.1(c)(ii) if (and only if): (A) in the case of (bb) above, (x) an Alternative Proposal (that did not result from a breach of Section 5.3) is made to the Company by a third party, and such Alternative Proposal is not withdrawn; (y) the Company’s Board of Directors (acting through the Special Committee, if then in existence) determines in good faith after consultation with its financial advisors and outside legal counsel that such Alternative Proposal constitutes a Superior Proposal; and (z) the Company’s Board of Directors (acting through the Special Committee, if then in existence) determines to terminate this Agreement pursuant to Section 7.1(c)(ii), (B) in the case of (aa) above, following consultation with outside legal counsel, the Company’s Board of Directors (acting through the Special Committee, if then in existence) determines that the failure to make a Recommendation Change could reasonably be expected to be inconsistent with the fiduciary duties of the Board of Directors (acting through the Special Committee, if then in existence) under applicable Laws; and (C) in the case of

(aa) and (bb) above, (x) the Company provides Parent three (3) Business Days prior written notice of its intention to take such action, which notice shall include the information with respect to such Superior Proposal (if applicable) that is specified in Section 5.3(e) or a description of such Intervening Event (if applicable) and shall otherwise specify the basis for the Recommendation Change or proposed termination, (y) after providing such notice and prior to making such Recommendation Change in connection with an Intervening Event or a Superior Proposal or taking any action pursuant to Section 7.1(c)(ii) with respect to a Superior Proposal, the Company shall negotiate in good faith with Parent during such three (3) Business Day period (to the extent that Parent desires to negotiate) to make such revisions to the terms of this Agreement as would permit the Board of Directors of the Company and the Special Committee not to effect a Recommendation Change in connection with an Intervening Event or a Superior Proposal or to take such action pursuant to Section 7.1(c)(ii) in response to a Superior Proposal, and (z) the Board of Directors of the Company and the Special Committee shall have considered in good faith any changes to this Agreement offered in writing by Parent and shall have determined in good faith, after consultation with its outside legal counsel and financial advisors, that the event continues to constitute an Intervening Event or that the Superior Proposal would continue to constitute a Superior Proposal, in each case if such changes offered in writing by Parent were to be given effect; provided, that, for the avoidance of doubt, neither the Board of Directors of the Company nor any committee thereof shall effect a Recommendation Change in connection with an Intervening Event or a Superior Proposal or take any action pursuant to Section 7.1(c)(ii) with respect to a Superior Proposal prior to the time that is three (3) Business Days after it has provided the written notice required by clause (C)(x) above; provided, further , that in the event that the Alternative Proposal is thereafter modified by the party making such Alternative Proposal, the Company shall provide written notice of such modified Alternative Proposal and shall again comply with this Section 5.3(d).

(e) The Company shall promptly (and in any event within 24 hours) advise Parent orally and in writing of (i) any Alternative Proposal or inquiry with respect to or that would reasonably be expected to lead to any Alternative Proposal and (ii) any inquiry or request for discussion or negotiation regarding an Alternative Proposal including, in each case, the identity of the person making any such Alternative Proposal or inquiry and the material terms of any such Alternative Proposal or inquiry (including copies of any document or correspondence evidencing such Alternative Proposal or inquiry). The Company shall keep Parent informed of the status (including any material change to the terms thereof) of any such Alternative Proposal or inquiry.

(f) Nothing contained in this Agreement shall prohibit the Board of Directors (acting through the Special Committee, if then in existence) from disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act if the Board of Directors of the Company (acting through the Special Committee, if then in existence) determines, in good faith, that such disclosure is necessary to comply with obligations under the federal securities laws; provided, however , that any disclosure other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall be deemed to be a Recommendation Change in a manner adverse to Parent unless the Company’s Board of Directors (acting through the Special Committee, if then in existence) (x) expressly reaffirms its recommendation to its stockholders in favor of adoption of this Agreement and (y) rejects such tender offer.

(g) As used in this Agreement, “Alternative Proposal” shall mean any inquiry, proposal or offer from any Person or group of Persons other than Parent or one of its Subsidiaries (i) for a merger, reorganization, consolidation, recapitalization or other business combination, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, (ii) for the issuance by the Company of over 20% of its equity securities as consideration for the assets or securities of another person or (iii) to acquire in any manner, directly or indirectly, over 20% of the equity securities or consolidated total assets of the Company and its Subsidiaries, in each case other than the Merger.

(h) As used in this Agreement, “Superior Proposal” shall mean a bona fide, unsolicited, written Alternative Proposal (except that references to “20%” in the definition of such term will be deemed to be references to “50%”) made in writing and not solicited in violation of this Section 5.3 that the Board of Directors of the Company (acting through the Special Committee, if then in existence) determines in good faith, after consultation with outside legal counsel and financial advisors, (i) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal (including any conditions relating to financing, regulatory approvals or other events or circumstances beyond the control of the party invoking the condition), (ii) for which financing, if a cash transaction (whether in whole or in part), is then fully committed, and (iii) if consummated, would result in a transaction more favorable to the holders of Company Common Stock in their sole capacity as such (other than Parent and Merger Sub) from a financial point of view (including the effect of any termination fee or provision relating to the reimbursement of expenses) than the transaction contemplated by this Agreement (after taking into account any revisions to the terms of the transaction contemplated by Section 5.3(d) and the time likely to be required to consummate such Alternative Proposal).

Section 5.4 Filings; Other Actions.

(a) As promptly as practicable following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement, and the Company and Parent shall prepare and file with the SEC the Schedule 13E-3. Parent and the Company shall cooperate with each other in connection with the preparation of the foregoing documents. Each of Parent and the Company will use its commercially reasonable efforts to cause the Proxy Statement and Schedule 13E-3 to be filed with the SEC as promptly as reasonably practicable after the date of this Agreement. The Company will use its commercially reasonable efforts to have the Proxy Statement, and Parent and the Company will use their commercially reasonable efforts to have the Schedule 13E-3, cleared by the SEC as promptly as practicable after such filing. The Company will use its commercially reasonable efforts to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the

Proxy Statement is cleared by the SEC. The Company shall as promptly as practicable notify Parent of the receipt of any oral or written comments from the SEC relating to the Proxy Statement. The Company shall cooperate and provide Parent with a reasonable opportunity to review and comment on the draft of the Proxy Statement (including each amendment or supplement thereto), and Parent and the Company shall cooperate and provide each other with a reasonable opportunity to review and comment on the draft Schedule 13E-3 (including each amendment or supplement thereto) and all responses to requests for additional information by and replies to comments of the SEC, prior to filing such with or sending such to the SEC, and Parent and the Company will provide each other with copies of all such filings made and correspondence with the SEC with respect thereto. If at any time prior to the Effective Time, any information should be discovered by any party hereto that should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3 so that the Proxy Statement or the Schedule 13E-3 would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and disseminated by the Company to the stockholders of the Company.

(b) The Company shall as promptly as practicable, but in no event more than five (5) Business Days after the Proxy Statement is cleared by the SEC or the expiration of the review period therefor, (i) take all action necessary in accordance with the DGCL (including, not less than twenty (20) days prior to the Company Meeting, notifying each stockholder of record entitled to notice of such meeting that appraisal rights are available under Section 262 of the DGCL) and its certificate of incorporation and bylaws to mail the Proxy Statement and duly call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable following the mailing of the Proxy Statement for the purpose of obtaining the Company Stockholder Approval (such meeting or any adjournment or postponement thereof, the “Company Meeting”) and (ii) subject to the Board of Directors of the Company’s (acting through the Special Committee, if then in existence) withdrawal or modification of its Recommendation in accordance with Section 5.3(d), use commercially reasonable efforts to solicit from its stockholders proxies in favor of this Agreement sufficient to constitute the Company Stockholder Approval. Notwithstanding anything in this Agreement to the contrary, unless this Agreement is terminated in accordance with Section 7.1, the Company will take all of the actions contemplated by this Section 5.4 regardless of whether the Board of Directors (whether or not acting through the Special Committee, if then in existence) has approved, endorsed or recommended an Alternative Proposal or has withdrawn, modified or amended the Recommendation, and will submit this Agreement for adoption by the stockholders of the Company at such meeting.

(c) Subject to Section 5.3, the Recommendation shall be included in the Proxy Statement and the Schedule 13E-3.

Section 5.5 Employee Matters.

(a) From and after the Effective Time, the Surviving Corporation shall assume all Company Benefit Plans in accordance with their terms as in effect immediately before the Effective Time; provided, that nothing herein shall be construed to amend or terminate such Company Benefit Plans or limit the right of the Company or the Surviving Corporation to amend or terminate such Company Benefit Plans in accordance with their terms.

(b) Nothing contained herein shall be construed as requiring Parent or the Surviving Corporation to continue (or resume) the employment of any specific person, and nothing contained herein shall be construed as prohibiting Parent or the Surviving Corporation from terminating the employment of any Employee at any time.

(c) Without limiting the generality of Section 8.10, no provision of this Section 5.5 shall be construed to create any third party beneficiary rights in any employee, officer, current or former director or consultant of the Company or its Subsidiaries, or any beneficiary of such employee, officer, director or consultant under a Company Benefit Plan or otherwise.

Section 5.6 Commercially Reasonable Efforts.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use its commercially reasonable efforts (subject to, and in accordance with, applicable Law) to take promptly, or to cause to be taken, all actions, and to do promptly, or to cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated hereby, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals, including the Company Approvals and the Parent Approvals, from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby and (iv) the execution and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated hereby.

(b) Subject to the terms and conditions herein provided and without limiting the foregoing, the Company and Parent shall (i) use commercially reasonable efforts to cooperate with each other in (A) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (B) timely making all such filings and seeking all such consents, permits, authorizations or approvals, (ii) use commercially reasonable efforts to take, or to cause to be taken, all other actions and to do, or to cause to be done, all other things necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated hereby, including taking all such further action as reasonably may be necessary to resolve such objections, if any, as any Governmental Entity or any other Person may assert under Regulatory Law with respect to the Merger and the other transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the End Date (as hereinafter defined)), (iii) subject to applicable legal limitations and the instructions of any Governmental Entity, keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement including, to the extent permitted by Law, promptly furnishing the other with true and complete copies of notices or other communications sent or received by the Company or Parent, as the case may be, or any of their Subsidiaries, to or from any third party and/or any Governmental Entity with respect thereto, and permit the other to review in advance any proposed communication by such party to any supervisory or Governmental Entity and (iv) give the other reasonable notice of, and, to the extent permitted by such Governmental Entity, allow the other to attend and participate at any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry or proceeding relating thereto. The Company and Parent shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Entity.

(c) Subject to the rights of Parent in Section 5.10, and in furtherance and not in limitation of the covenants of the parties contained in this Section 5.6, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Merger or any other transaction contemplated by this Agreement, each of the Company and Parent shall cooperate in all respects with each other and shall use their respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or any other transactions contemplated hereby. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.6 shall limit a party’s right to terminate this Agreement pursuant to Section 7.1(b)(i) or Section 7.1(b)(ii) so long as such party has, prior to such termination, complied with its obligations under this Section 5.6.

(d) For purposes of this Agreement, “Regulatory Law” means any and all state, federal and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws requiring notice to, filings with, or the consent or approval of, any Governmental Entity, or that otherwise may cause any restriction, in connection with the Merger and the transactions contemplated thereby.

Section 5.7 Takeover Statute. If any “fair price,” “moratorium,” “control share acquisition” or other form of anti-takeover statute or regulation shall become applicable to the Merger or the other transactions contemplated by this Agreement, each of the Company and Parent and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate or minimize the effects of such statute or regulation on the Merger and the other transactions contemplated hereby.

Section 5.8 Public Announcements. Neither the Company nor Parent will issue any press release or other public statement or comment relating to this Agreement or the transactions contemplated herein without the prior consent of the other party except as may be required by applicable Law, by obligations pursuant to any listing agreement with any national securities exchange or as permitted under Section 5.3. Parent and the Company agree to issue a joint press release announcing the execution and delivery of this Agreement.

Section 5.9 Indemnification and Insurance.

(a) Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the current or former directors or officers, as the case may be, of the Company or its Subsidiaries as provided in their respective certificates of incorporation or bylaws or other organization documents or in any agreement shall survive the Merger and shall continue in full force and effect. For a period of six (6) years from the Effective Time, Parent and the Surviving Corporation shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s and any of its Subsidiaries’ certificate of incorporation and bylaws or similar organization documents in effect immediately prior to the Effective Time or in any indemnification agreements of the Company or its Subsidiaries with any of their respective directors or officers in effect immediately prior to the Effective Time, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors or officers of the Company or any of its Subsidiaries; provided, however , that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim.

(b) From and after the Effective Time, each of Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director or officer of the Company or any of its Subsidiaries and each such person who serves or served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (each, together with such person’s heirs, executors or administrators, an “Indemnified Party”) against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before or after the Effective Time in connection with such persons serving or having served as an officer, director or other fiduciary of the Company or any of its Subsidiaries or another entity if such service to the other entity was at the request or for the benefit of the Company. It shall be a condition to the advancement of any amounts to be paid in respect of legal and other fees and expenses that Parent or the Surviving

Corporation receive an undertaking by the Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined that such Indemnified Party is not entitled to be indemnified under applicable Law. In the event of any such Action, Parent and the Surviving Corporation shall reasonably cooperate with the Indemnified Party in the defense of any such Action.

(c) For a period of six (6) years from the Effective Time, Parent shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries or provide substitute policies or purchase or cause the Surviving Corporation to purchase, a “tail policy,” in either case of at least the same coverage and amounts containing terms and conditions that are not less advantageous in any material respect than such policy with respect to matters arising on or before the Effective Time; provided, however , that after the Effective Time, Parent shall not be required to pay annual premiums in excess of 200% of the last annual premium paid by the Company prior to the date hereof in respect of the coverages required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount; and further provided that if the Surviving Corporation purchases a “tail policy” and the same coverage costs more than 200% of such last annual premium, the Surviving Corporation shall purchase the maximum amount of coverage that can be obtained for 200% of such last annual premium.

(d) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the certificate of incorporation or bylaws or other organization documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, the DGCL or otherwise. The provisions of this Section 5.9 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.

(e) In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or

(ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.9.

Section 5.10 Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the Merger or any other transactions contemplated hereby; provided, however , that no such settlement shall be agreed to without Parent’s consent, which consent shall not be unreasonably withheld, delayed or conditioned.

Section 5.11 Resignation of Directors of the Company. Prior to the Effective Time, to the extent requested by Parent, the Company shall use reasonable efforts to cause each member of the Board of Directors of the Company to execute and deliver a letter, which shall not be revoked or amended prior to the Effective Time, effectuating his or her resignation as a member of the Board of Directors of the Company effective immediately prior to the Effective Time.

Section 5.12 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any person alleging that the consent of such person is or may be required in connection with the Merger or the other transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (b) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries that relate to the Merger or the other transactions contemplated hereby, (c) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause any representation or warranty made by such party contained in this Agreement (A) that is qualified as to materiality or Company Material Adverse Effect or Parent Material Adverse Effect, as applicable, to be untrue and (B) that is not so qualified to be untrue in any material respect, or would reasonably be expected to cause or result in any of the conditions to the Merger set forth in Article VI not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement and (d) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however , that the delivery of any notice pursuant to this Section 5.12 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the party receiving such notice.

Section 5.13 Rule 16b-3. Prior to the Effective Time, the Company shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.14 Ownership; No Acquisition of Capital Stock. As of the date of this Agreement, Parent and its Subsidiaries, including Merger Sub, and Parent’s Affiliates and associates are collectively the beneficial owners of 1,001,575 shares of Company Common Stock. Except as otherwise expressly permitted in this Agreement, Parent and its Subsidiaries, including Merger Sub, and Parent’s Affiliates and associates from and after the date hereof and prior to the earlier of the Effective Time and the termination of this Agreement shall not acquire, directly or indirectly (beneficially or otherwise), any shares of Company Common Stock.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by all parties (other than Section 6.1(a) hereof, which may not be waived)) at or prior to the Effective Time of the following conditions:

(a) The Company Stockholder Approval shall have been obtained.

(b) No restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger and/or the other transactions contemplated by this Agreement shall be in effect.

Section 6.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment (or waiver in writing by the Company) of the following conditions:

(a) (i) The representations and warranties of Parent and Merger Sub contained in Section 4.2(a) (Corporate Authority) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, and (ii) the representations and warranties of Parent and Merger Sub set forth in this Agreement (other than in clause (i) above) shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” qualification set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; provided, however, that, with respect to clauses (i) and (ii) hereof, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i) or (ii), as applicable) only as of such date or period.

(b) Parent shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c) Parent shall have delivered to the Company a certificate, dated the Effective Time and signed by its Chief Executive Officer or another senior executive officer, certifying to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

Section 6.3 Conditions to Obligation of Parent and Merger Sub to Effect the Merger. The obligation of Parent and Merger Sub to effect the Merger is further subject to the fulfillment (or waiver in writing by Parent and Merger Sub) of the following conditions:

(a) (i) The representations and warranties of the Company contained in Section 3.2 (Capital Stock), Section 3.3 (Corporate Authority; No Violation), Section 3.17 (Opinion of Financial Advisor), Section 3.18 (Required Vote of the Company Stockholders), Section 3.20 (Finders and Brokers) and Section 3.21 (State Takeover Statutes) shall be true and correct in all respects (except, in the case of Section 3.2 for such inaccuracies as are de minimis in the aggregate), in each case at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, and (ii) the representations and warranties of the Company set forth in this Agreement (other than in clause (i) above) shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” qualification set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided, however, that, with respect to clauses (i) and (ii) hereof, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i) or (ii), as applicable) only as of such date or period.

(b) The Company shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c) The Company shall have delivered to Parent a certificate, dated the Effective Time and signed by a senior executive officer of the Company (other than any Affiliate of Parent), certifying to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

(d) Since the date of this Agreement there shall not have been any Company Material Adverse Effect.

(e) Since the date of this Agreement, (i) the Company and each of its Subsidiaries shall not have violated any applicable Environmental Laws, and (ii) to the Company’s Knowledge, there shall not have been any release of any Hazardous Substance by the Company or any of its Subsidiaries in any manner that, in the case of either clause (i) or clause (ii) could reasonably be expected to give rise to any remedial obligation, corrective action requirement, penalty, fine, judgment, or other liability of any kind that would result in a Company Material Adverse Effect, or subject the Company or any of its Subsidiaries to any obligation in excess of $200,000.

(f) Since the date of this Agreement, there shall not have been any recommendation, report, judgment or order, issued by any court of competent jurisdiction, subjecting or proposing to subject the Company or any of its Subsidiaries to any obligation exceeding by more than $200,000 the amount of the litigation reserve reflected in the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2012 contained in the Company SEC Documents.

ARTICLE VII

TERMINATION

Section 7.1 Termination or Abandonment. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or (subject to the terms hereof) after any approval of the matters presented in connection with the Merger by the stockholders of the Company:

(a) by the mutual written consent of the Company and Parent;

(b) by either the Company or Parent, if:

(i) the Effective Time shall not have occurred on or before the one year anniversary of the date of this Agreement (the “End Date”), and the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not have breached its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Merger on or before such date;

(ii) an injunction, other legal restraint or order shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such injunction, other legal restraint or order shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall have used its commercially reasonable efforts to remove such injunction, other legal restraint or order in accordance with Section 5.6; or

(iii) the Company Meeting (including any adjournments thereof) shall have concluded and the Company Stockholder Approval contemplated by this Agreement shall not have been obtained;

(c) by the Company:

(i) if there shall have been a breach of any of the covenants or agreements or failure to be true of any of the representations or warranties on the part of Parent, which breach or failure to be true, either individually or in the aggregate (A) would result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (B) cannot be cured by the End Date; provided, that the Company shall have given Parent written notice, delivered at least thirty (30) days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(c)(i) and the basis for such termination; provided, further , that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

(ii) prior to obtaining the Company Stockholder Approval, in order to enter into a definitive agreement with respect to a Superior Proposal, but only if the Company has complied in all material respects with its obligations under Section 5.3(d).

(d) by Parent:

(i) if there shall have been a breach of any of the covenants or agreements or failure to be true of any of the representations or warranties on the part of the Company which breach or failure to be true, either individually or in the aggregate (A) would result in a failure of a condition set forth in Section 6.1 or 6.3 and (B) which is not cured within the earlier of (I) the End Date; and (II) thirty (30) days following written notice to the Company; provided, that Parent shall have given the Company written notice, delivered at least thirty (30) days prior to such termination, stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(d)(i) and the basis for such termination; provided, further , that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if Parent is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

(ii) prior to obtaining the Company Stockholder Approval, if the Board of Directors of the Company or the Special Committee withdraws or modifies, in a manner adverse to Parent or Merger Sub, or publicly proposes to withdraw or modify, in a manner adverse to Parent or Merger Sub, its Recommendation, fails to use commercially reasonable efforts to obtain the Company Stockholder Approval in accordance with Section 5.4(b) or approves or recommends, or publicly proposes to approve or recommend, any Alternative Proposal; or

(iii) prior to obtaining the Company Stockholder Approval, if the Company or any of its Subsidiaries or Representatives materially breaches its obligations under Section 5.3 or Section 5.4 or the Company gives Parent notification that it intends to take an action contemplated by Section 5.3(d).

Section 7.2 Effect of Termination. In the event of termination of this Agreement pursuant to Article VII, this Agreement shall terminate, and there shall be no other liability on the part of the Company or Parent and Merger Sub or their directors, officers, or stockholders, except for the provisions of Article VIII; provided, however , that nothing herein shall relieve any party from liability for any willful and material breach of this Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger.

Section 8.2 Expenses. If the Merger is not consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses. If the Merger is consummated, all costs and expenses incurred by Parent or Merger Sub in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the Surviving Corporation and/or, to the extent applicable, reimbursed to Parent by the Surviving Corporation.

Section 8.3 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts (including by facsimile or electronic mail), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

Section 8.4 Governing Law; Jurisdiction.

(a) Governing Law. This Agreement, and all claims or causes of action (whether at law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(b) Jurisdiction. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in any federal or state court located in the State of Delaware. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (A) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 8.4(b), (B) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) to the fullest extent permitted by the applicable law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.5 Specific Performance.

(a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each party agrees that, subject to Section 8.5(c), in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to seek to obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach.

(b) Each party further agrees that, subject to Section 8.5(c), (x) it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that the other party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity and (y) no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.5(b), and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(c) Under no circumstances shall either party be permitted or entitled to receive both (i) a grant of specific performance that permits the consummation of the transactions contemplated by this Agreement, including the Merger, in accordance with the terms of this Agreement and (ii) monetary damages in connection with this Agreement or any termination of this Agreement.

Section 8.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.7 Notices. Any notice required to be given hereunder shall be in writing, and sent by electronic mail with confirmation sent by overnight delivery service (provided that any notice received by electronic mail or otherwise at the addressee’s location after 5:00 p.m. on any Business Day (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of service) or hand delivery (return receipt requested and first-class postage prepaid), addressed as follows:

To Parent or Merger Sub:

Hallwood Financial Limited

Suite 1500

3710 Rawlins

Dallas, Texas 75219

Attention: Anthony J. Gumbiner

Email: hallwood@monaco.com

with a copy to:

Hunton & Williams LLP

1445 Ross Ave., Suite 3700

Dallas, Texas 75202

Attention: W. Alan Kailer

Email: akailer@hunton.com

To the Company:

The Hallwood Group Incorporated

Suite 1500

3710 Rawlins

Dallas, Texas 75219

Telecopy: (214) 393-0233

Attention: William L. Guzzetti

Email: bguzzetti@hallwood.com

with a copy to:

K&L Gates LLP

1717 Main Street, Suite 2800

Dallas, Texas 75201

Attention: Soren Lindstrom

Email: soren.lindstrom@klgates.com

and

Wick Phillips Gould & Martin, LLP

2100 Ross Avenue, Suite 950

Dallas, Texas 75201

Attention: Bradley K. Mahanay

Email: brad.mahanay@wickphillips.com

or to such other address as any party shall specify by written notice so given. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. The Company shall cooperate with Parent with respect to, and use commercially reasonable efforts to facilitate, possible alternative or supplemental structures for the acquisition of the Company and the Company’s Subsidiaries, provided, that such structures do not impede or delay the Closing of the transaction or change the Merger Consideration.

Section 8.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 8.10 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the exhibits and schedules hereto) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder, except as set forth in Section 5.9.

Section 8.11 Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement (other than Section 6.1(a) hereof and its relevant definitions) may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of Company Stockholder Approval, if any such amendment or waiver shall, by applicable Law or in accordance with the rules and regulations of the NYSE MKT exchange, require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company. Notwithstanding the foregoing, no knowledge, investigation or inquiry, or failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 8.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.13 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 8.14 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

Section 8.15 Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein:

(a) “Action” has the meaning set forth in Section 5.9(b).

(b) “Affiliates” shall mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

(c) “Agreement” has the meaning set forth in the Preamble.

(d) “Alternative Proposal” has the meaning set forth in Section 5.3(g).

(e) “Book-Entry Shares” has the meaning set forth in Section 2.1(a).

(f) “Business Day” shall mean any day other than a Saturday, Sunday or a day on which the banks in Dallas, Texas or New York, New York are authorized by law or executive order to be closed.

(g) “Certificate” has the meaning set forth in Section 2.1.

(h) “Certificate of Merger” has the meaning set forth in Section 1.3.

(i) “Closing” has the meaning set forth in Section 1.2.

(j) “Closing Date” has the meaning set forth in Section 1.2.

(k) “Code” has the meaning set forth in Section 2.2(b)(iii).

(l) “Company” has the meaning set forth in the Preamble.

(m) “Company Approvals” has the meaning set forth in Section 3.3(b).

(n) “Company Benefit Plans” means all compensation or employee benefit plans, programs, policies, agreements or other arrangements, whether or not “employee benefit plans” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), providing cash- or equity-based incentives, health, medical, dental, disability, accident or life insurance benefits or vacation, severance, retirement, pension or savings benefits, that are sponsored, maintained or contributed to by the Company or any of its Subsidiaries for the benefit of current or former employees, directors or consultants of the Company or any of its Subsidiaries, or under which the Company or any of its Subsidiaries could have any liability contingent or otherwise, and all employee agreements providing compensation, vacation, severance or other benefits to any current or former officer, employee or consultant of the Company or any of its Subsidiaries.

(o) “Company Common Stock” has the meaning set forth in Section 2.1(a).

(p) “Company Disclosure Schedule” has the meaning set forth in Article III.

(q) “Company IP” has the meaning set forth in Section 3.15(a).

(r) “Company Material Adverse Effect” means any fact, circumstance, event, change, effect or occurrence that (A) has had or is reasonably likely to have a material adverse effect on the assets, properties, liabilities, business, results of operation or financial condition of the Company and its Subsidiaries, taken as a whole, but shall not include facts, circumstances, events, changes, effects or occurrences to the extent (i) generally affecting the industries in which the Company and its Subsidiaries operate, (ii) generally affecting the economy or the financial or securities markets in the United States or elsewhere in the world, including changes in interest or exchange rates, (iii) generally affecting regulatory and political conditions or developments, except, in the case of each of (i), (ii) and (iii), to the extent any fact, circumstance, event, change, effect or occurrence disproportionately impacts the assets, properties, business, results of operation or financial condition of the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company and its Subsidiaries operate, (iv) resulting from the announcement of this Agreement and the transactions contemplated hereby, including, but not limited to, the loss of any employees, customers, suppliers or any other third party with whom the Company has a material relationship, (v) resulting from any action taken at the written request of Parent, (vi) resulting from any change in the market price or trading volume of securities of the Company in and of itself; provided, that a fact, circumstance, event, change, effect or occurrence causing or contributing to the change in market price or volume shall not be disregarded from the determination of Company Material Adverse Effect, (vii) resulting from the notice of delisting from the NYSE MKT LLC received by the Company with respect to the Company Common Stock or resulting from any such delisting, or (viii) resulting from acts of war (whether or not declared), sabotage or terrorism (or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism), pandemics, earthquakes, hurricanes, tornados or other natural disasters, (B) that would be reasonably likely to prevent or materially delay or materially impair the ability of the Company or Parent to perform its obligations under this Agreement or to consummate the transactions contemplated herein, or (C) that constitutes an “Event of Default” under that certain Loan Agreement among Branch Banking and Trust Company, Brookwood Companies Incorporated, the Company and certain other subsidiaries of the Company dated as of March 30, 2012.

(s)	“Company Material Contracts” has the meaning set forth in Section 3.19(a).

(t) “Company Meeting” has the meaning set forth in Section 5.4(b).

(u) “Company Permits” has the meaning set forth in Section 3.6(b).

(v) “Company Preferred Stock” has the meaning set forth in Section 3.2(a).

(w) “Company SEC Documents” has the meaning set forth in Section 3.4(a).

(x) “Company Stockholder Approval” has the meaning set forth in Section 3.18.

(y) “Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, commitments, leases or other instruments or obligations, whether written or oral.

(z) “DGCL” has the meaning set forth in Section 1.1.

(aa) “Dissenting Shares” has the meaning set forth in Section 2.1(e).

(bb) “Dissenting Stockholder” has the meaning set forth in Section 2.1(e).

(cc) “Effective Time” has the meaning set forth in Section 1.3.

(dd) “Employees” has the meaning set forth in Section 3.13.

(ee) “End Date” has the meaning set forth in Section 7.1(b)(i).

(ff) “Environmental Law” has the meaning set forth in Section 3.7(b).

(gg) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(hh) “Exchange Act” has the meaning set forth in Section 3.3(b).

(ii) “Exchange Fund” has the meaning set forth in Section 2.2(a).

(jj) “Excluded Shares” shall mean Shares held by Parent, Merger Sub, the Company or any wholly owned Subsidiary of the Company or held in the Company’s treasury.

(kk) “Financial Advisor” has the meaning set forth in Section 3.17.

(ll) “GAAP” has the meaning set forth in Section 3.4(b).

(mm) “Governmental Entity” has the meaning set forth in Section 3.3(b).

(nn) “Gumbiner” has the meaning set forth in the Recitals.

(oo) “Hazardous Substance” has the meaning set forth in Section 3.7(c).

(pp) “Indemnified Party” has the meaning set forth in Section 5.9(b).

(qq) “Intellectual Property” has the meaning set forth in Section 3.15(c).

(rr) “Intervening Event” has the meaning set forth in Section 5.3(d).

(ss) “IRS” means the United States Internal Revenue Service.

(tt) “Knowledge” means the knowledge of William L. Guzzetti or Richard Kelley.

(uu) “Law” has the meaning set forth in Section 3.6(a).

(vv) “Laws” has the meaning set forth in Section 3.6(a).

(ww) “Lien” has the meaning set forth in Section 3.3(c).

(xx) “Majority of the Minority Approval” means approval by the holders of a majority of the outstanding shares of Company Common Stock, voting together as a single class, excluding all shares of Company Common Stock owned by Parent, Merger Sub, Gumbiner or any of their respective Affiliates (other than the Company and its Subsidiaries), or by any director, officer or other employee of the Company or any of its Subsidiaries.

(yy) “Merger” has the meaning set forth in the Recitals.

(zz) “Merger Consideration” has the meaning set forth in Section 2.1(a).

(aaa) “Merger Sub” has the meaning set forth in the Preamble.

(bbb) “Parent” has the meaning set forth in the Preamble.

(ccc) “Parent Approvals” has the meaning set forth in Section 4.2(a).

(ddd) “Parent Disclosure Schedule” has the meaning set forth in Article IV.

(eee) “Parent Material Adverse Effect” has the meaning set forth in Section 4.1.

(fff) “Paying Agent” has the meaning set forth in Section 2.2(a).

(ggg) “person” or “Person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including, without limitation, a Governmental Entity, and any permitted successors and assigns of such person.

(hhh) “Proxy Statement” has the meaning set forth in Section 3.11.

(iii) “Recommendation” has the meaning set forth in Section 3.3(a).

(jjj) “Recommendation Change” has the meaning set forth in Section 5.3(d).

(kkk) “Regulatory Law” has the meaning set forth in Section 5.6(d).

(lll) “Representatives” has the meaning set forth in Section 5.3(a).

(mmm) “Required Stockholder Approval” has the meaning set forth in Section 3.18.

(nnn) “Schedule 13E-3” has the meaning set forth in Section 3.11.

(ooo) “SEC” has the meaning set forth in Section 3.4(a).

(ppp) “Securities Act” has the meaning set forth in Section 3.4(a).

(qqq) “Share” has the meaning set forth in Section 2.1(a).

(rrr) “Software” has the meaning set forth in Section 3.15(c).

(sss) “Special Committee” has the meaning set forth in the Recitals.

(ttt) “Subsidiaries” of any party shall mean any corporation, partnership, association, trust or other form of legal entity of which (i) more than 50% of the outstanding voting securities are on the date hereof directly or indirectly owned by such party, or (ii) such party or any Subsidiary of such party is a general partner (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership).

(uuu) “Superior Proposal” has the meaning set forth in Section 5.3(h).

(vvv) “Surviving Corporation” has the meaning set forth in Section 1.1.

(www) “Tax Return” has the meaning set forth in Section 3.12(b).

(xxx) “Taxes” has the meaning set forth in Section 3.12(b).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

Hallwood Financial LIMITED

By:	/s/ Anthony J. Gumbiner
	Name:	A. Gumbiner
	Title:	Director

HFL Merger Corporation

By:	/s/ Anthony J. Gumbiner

	Name:	A. Gumbiner
	Title:	Director

THE HALLWOOD GROUP INCORPORATED.

By:	/s/ Richard Kelley

	Name:	Richard Kelley
	Title:	VP - CFO

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

Exhibit A

Certificate of Incorporation of Surviving Corporation

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

THE HALLWOOD GROUP INCORPORATED

ARTICLE I

The name of the corporation is The Hallwood Group Incorporated (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington 19801, County of New Castle. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III

SECTION 1. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

SECTION 2. The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatsoever.

ARTICLE IV

The Corporation is to have perpetual existence.

ARTICLE V

SECTION 1. The total number of shares of all classes of stock that the Corporation shall have authority to issue is 2,000 shares, consisting of 1,000 shares of common stock, par value $0.01 per share (“Common Stock”), and 1,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”).

SECTION 2. The Board of Directors is hereby expressly authorized, by resolution or resolutions from time to time adopted, to provide, out of the unissued shares of Preferred Stock, for the issuance of the Preferred Stock in one or more classes or series. Before any shares of any such class or series are issued, the Board of Directors shall fix and state, and hereby is expressly empowered to fix, by resolution or resolutions, the designations, preferences, and relative, participating, optional or other special rights of the shares of each such series, and the qualifications, limitations or restrictions thereon, including, but not limited to, determination of any of the following:

(a) the designation of such class or series, the number of shares to constitute such class or series and the stated value thereof if different from the par value thereof;

(b) whether the shares of such class or series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be full, special or limited, and whether the shares of such class or series shall be entitled to vote as a separate class either alone or together with the shares of one or more other classes or series of stock;

(c) the dividends, if any, payable on such class or series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, the preference or relation that such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of the same class;

(d) whether the shares of such class or series shall be subject to redemption by the Corporation at its option or at the option of the holders of such shares or upon the happening of a specified event, and, if so, the times, prices and other terms, conditions and manner of such redemption;

(e) the preferences, if any, and the amount or amounts payable upon shares of such series upon, and the rights of the holders of such class or series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation;

(f) whether the shares of such class or series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such class or series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

(g) whether the shares of such class or series shall be convertible into, or exchangeable for, at the option of either the holder or the Corporation or upon the happening of a specified event, shares of stock of any other class or any other series of the same class or any other class or classes of securities or property and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

(h) the limitations and restrictions, if any, to be effective while any shares of such class or series are outstanding, upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, the Common Stock or shares of stock of any other class or any other series of the same class;

(i) the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issue of any additional stock, including additional shares of such series or of any other series of the same class or of any other class; and

(j) any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof.

The powers, preferences and relative, participating, optional and other special rights of each class or series of Preferred Stock, and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other classes or series at any time outstanding. All shares of any one series of Preferred Stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereof shall be cumulative. The Board of Directors may increase the number of shares of the Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized and unissued shares of the Preferred Stock not designated for any other class or series. The Board of Directors may decrease the number of shares of Preferred Stock designated for any existing class or series by a resolution subtracting from such class or series unissued shares of the Preferred Stock designated for such class or series, and the shares so subtracted shall become authorized, unissued, and undesignated shares of the Preferred Stock.

SECTION 3. Each share of Common Stock of the Corporation shall have identical privileges in every respect. Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held of record on all matters on which stockholders generally are entitled to vote. Subject to the provisions of law and the rights of the Preferred Stock or any class or series of Preferred Stock, dividends may be paid on the Common Stock out of assets legally available for dividends, but only at such times and in such amounts as the Board of Directors shall determine and declare. Upon the dissolution, liquidation or winding up of the Corporation, after any preferential amounts to be distributed to the holders of the Preferred Stock or any class or series of Preferred

Stock have been paid or declared and set apart for payment, the holders of the Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them, respectively.

ARTICLE VI

SECTION 1. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Except as otherwise fixed by or pursuant to the provisions of Article V hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, the number of the directors of the Corporation shall be fixed from time to time by this Certificate of Incorporation or pursuant to the Bylaws of the Corporation. The number of directors of the Corporation shall not be less than one (1) nor more than nine (9). The initial Board of Directors shall consist of three (3) members. All directors of the Corporation shall hold office until their earlier resignation or removal or until their successors are duly elected and qualified.

SECTION 2. Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide. No holders of Common Stock of the Corporation shall have any rights to cumulate votes in the election of directors.

ARTICLE VII

In furtherance of, and not in limitation of, the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation or adopt new bylaws, without any action on the part of the stockholders; provided, however, that no such adoption, amendment, or repeal shall be valid with respect to Bylaw provisions that have been adopted, amended, or repealed by the stockholders; and further provided, that Bylaws adopted or amended by the Board of Directors and any powers thereby conferred may be amended, altered, or repealed by the stockholders.

ARTICLE VIII

SECTION 1. The Corporation shall indemnify to the fullest extent permitted by the laws of Delaware as from time to time in effect the persons who serve as officers and directors of the Corporation from time to time. The foregoing shall not be construed to limit the powers of the Board of Directors to provide any other rights of indemnity which it may deem appropriate.

SECTION 2. No director shall be personally liable to the Corporation or any stockholder of the Corporation for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director shall be liable under Section 174 of the DGCL or any amendment thereto or successor provision thereto or shall be liable by reason that, in addition to any and all other requirements for such liability, he or she (i) shall have breached his or her duty of loyalty to the corporation or its stockholders, (ii) shall not have acted in good faith or, in failing to act, shall not have acted in good faith, (iii) shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law, or (iv) shall have derived an improper personal benefit. Neither the amendment nor repeal of this Article VIII nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VIII, shall eliminate or reduce the effect of this Article VIII in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article VIII would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

SECTION 3. The Corporation may provide indemnification to employees and agents of the Corporation to the fullest extent permissible under Delaware law.

SECTION 4. To the extent that any director, officer or employee of the Corporation is, by reason of such position, or position with another entity at the request of the Corporation, a witness in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), he or she shall be indemnified against all costs and expenses actually and reasonably incurred by him or her on his or her behalf in connection therewith.

SECTION 5. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under Delaware law.

SECTION 6. The Corporation may enter into agreements with any director, officer, employee or agent of the Corporation providing for indemnification to the fullest extent permissible under Delaware law.

SECTION 7. Each and every paragraph, sentence, term and provision of this Article VIII is separate and distinct, so that if any paragraph, sentence, term or provision hereof shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the validity or unenforceability of any other paragraph, sentence, term or provision hereof. To the extent required, any paragraph, sentence, term or provision of this Article VIII may be modified by a court of competent jurisdiction to preserve its validity and to provide the claimant with, subject to the limitations set forth in this Article VIII and any agreement between the Corporation and claimant, the broadest possible indemnification permitted under applicable law.

SECTION 8. Each of the rights conferred on directors and officers of the Corporation by Sections 1, 2 and 4 of this Article VIII and on employees or agents of the Corporation by Sections 3 and 4 of this Article VIII shall be a contract right and any repeal or amendment of the provisions of this Article VIII shall not adversely affect any right hereunder of any person existing at the time of such repeal or amendment with respect to any act or omission occurring prior to the time of such repeal or amendment and, further, shall not apply to any proceeding, irrespective of when the proceeding is initiated, arising from the service of such person prior to such repeal or amendment.

SECTION 9. The rights conferred in this Article VIII shall not be exclusive of any other rights that any person may have or hereafter acquire under any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

SECTION 10. For purposes of this Article VIII, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article VIII with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

ARTICLE IX

The Corporation expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE X

The stockholders of the Corporation shall not be personally liable for the debts, liabilities or obligations of the Corporation.

ARTICLE XI

The Corporation reserves the right at any time, and from time to time, to amend, add, alter, change, repeal or adopt any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights, preferences and privileges of any nature conferred upon the stockholders and directors of the Corporation or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to this reservation.

AMENDMENT TO

AGREEMENT AND PLAN OF MERGER

AMENDMENT TO AGREEMENT AND PLAN OF MERGER, dated as of July 11, 2013 (this “Amendment”), among Hallwood Financial Limited, a corporation organized under the laws of the British Virgin Islands (“Parent”), HFL Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and The Hallwood Group Incorporated, a Delaware corporation (the “Company”).

RECITALS

The parties to this Agreement entered into an Agreement and Plan of Merger (the “Merger Agreement”) dated as of June 4, 2013, and terms that are used but not defined in this Amendment have the meaning given them in the Merger Agreement.

Section 5.4(a) of the Merger Agreement provides, among other things, that each of the parties would use its commercially reasonable efforts to prepare and cause the Proxy Statement and Schedule 13E-3 to be filed with the SEC as promptly as reasonably practicable after the date of the Merger Agreement.

The parties are in agreement that it would not be commercially reasonable to file the Proxy Statement and Schedule 13E-3 prior to October 31, 2013.

The parties also desire to change the form of Exhibit A to the Merger Agreement to reflect that the name of the Surviving Corporation after the Effective Date will be The Hallwood Group Incorporated.

The Board of Directors of the Company, by affirmative vote of all of the members of the Board of Directors of the Company other than Gumbiner, acting upon the unanimous recommendation of the Special Committee, has (i) determined that it is in the best interests of the Company and its stockholders (other than Parent and Merger Sub), and declared it advisable, to enter into this Amendment, (ii) approved the execution, delivery and performance of this Amendment.

The Board of Directors of Merger Sub and the Board of Directors of Parent have each unanimously approved this Amendment and declared it advisable for Merger Sub and Parent, respectively, to enter into this Amendment.

NOW, THEREFORE, in consideration of the foregoing and the agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

1. Filing. Notwithstanding Section 5.4(a) or any other provision of the Merger Agreement, the Company shall not have any obligation to file the Proxy Statement, and no party shall have any obligation to file Schedule 13E-3, prior to October 31, 2013.

2. Exhibit A. Exhibit A to the Merger Agreement is replaced in its entirety by the Exhibit A to this Amendment.

3. No Other Changes. All other provisions of the Merger Agreement shall remain in effect, as amended by this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first above written.

HALLWOOD FINANCIAL LIMITED

By:	/s/ Anthony J. Gumbiner
Name: Anthony J. Gumbiner
Title: Director

HFL MERGER CORPORATION

By:	/s/ Anthony J. Gumbiner
Name: Anthony J. Gumbiner
Title: President

THE HALLWOOD GROUP INCORPORATED.

By:	/s/ Richard Kelley
Name: Richard Kelley
Title: VP-CFO

SIGNATURE PAGE TO AMENDMENT TO AGREEMENT AND PLAN OF MERGER

SECOND AMENDMENT TO

AGREEMENT AND PLAN OF MERGER

SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER, dated as of February 7, 2014 (this “Second Amendment”), among Hallwood Financial Limited, a corporation organized under the laws of the British Virgin Islands (“Parent”), HFL Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and The Hallwood Group Incorporated, a Delaware corporation (the “Company”).

RECITALS

The parties to this Second Amendment entered into an Agreement and Plan of Merger, dated as of June 4, 2013, as amended by that certain Amendment to Agreement and Plan of Merger, dated as of July 11, 2013 (as it may be further amended from time to time, the “Merger Agreement”), and terms that are used but not defined in this Second Amendment have the meaning given them in the Merger Agreement.

Section 2.1(a) of the Merger Agreement provides, among other things, that at the Effective Time, each Share (other than Excluded Shares and any Dissenting Shares) will be converted automatically into and will thereafter represent the right to receive $10.00 in cash, without interest (the “Original Merger Consideration”).

On August 23, 2013, Gary L. Sample (“Plaintiff”) filed a putative class and derivative action in the Court of Chancery of the State of Delaware (the “Court”) against the Parent, Merger Sub, the Company, Anthony Gumbiner, Charles Crocco, Amy Feldman and Michael Powers (collectively, the “Defendants”), asserting, among other things, that the Original Merger Consideration was unfair and did not reflect the true value of the Company and all of its assets (the “Litigation”).

On February 7, 2014, Plaintiff and the Defendants (together, the “Parties”) entered into a Stipulation of Settlement (the “Stipulation”), by and through their respective attorneys, whereby the Parties agreed that, in order to resolve the Litigation, the parties to the Merger Agreement would amend the Merger Agreement to increase the Merger Consideration in accordance with the Stipulation. The Defendants specifically deny that they have engaged in any wrongdoing, deny that they committed any violation of law, deny that they breached any fiduciary duties, and deny liability of any kind to Plaintiff, the Company, or its stockholders. The increased Merger Consideration will be paid if the settlement set forth in the Stipulation (the “Settlement”) is approved by the Court and the Merger is consummated pursuant to the terms of the Merger Agreement as hereby amended.

The Board of Directors of the Company, by affirmative vote of all of the members of the Board of Directors of the Company other than Gumbiner, acting upon the unanimous recommendation of the Special Committee, has (i) reaffirmed its original determination that the Merger is substantively and procedurally fair to the Company’s minority and unaffiliated stockholders; (ii) declared that it is advisable and in the best interests of the Company and its minority stockholders that the increased Merger Consideration be accepted in connection with the Settlement in order to resolve the Litigation and as an additional benefit to the Company’s minority stockholders if the Settlement is approved by the Court and the Merger is consummated pursuant to the terms of the Merger Agreement as hereby amended; (iii) approved the execution, delivery and performance of this Second Amendment; and (iv) resolved to recommend adoption by the stockholders of the Company of the Merger Agreement as hereby amended.

The Board of Directors of Merger Sub and the Board of Directors of Parent have each unanimously approved this Second Amendment and declared it advisable for Merger Sub and Parent, respectively, to enter into this Second Amendment.

NOW, THEREFORE, in consideration of the foregoing and the agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

1. Merger Consideration. Section 2.1(a) of the Merger Agreement is hereby deleted and replaced in its entirety to read as follows:

(a) Conversion of Company Common Stock. Each share of common stock, par value $0.10 per share, of the Company issued and outstanding immediately prior to the Effective Time (such shares, collectively, “Company Common Stock,” and each, a “Share”), (other than Excluded Shares and any Dissenting Shares) shall be converted automatically into and shall thereafter represent the right to receive $10.00 in cash, plus an additional amount of cash equal to $3.00, minus a pro-rata deduction reflecting any fee awarded to Plaintiff’s Counsel based on the recovery of this additional amount through the Settlement as set forth in the Stipulation and any incentive payment awarded to the Plaintiff in the Delaware Action, all amounts without interest (the “Merger Consideration”). The pro rata amount shall be calculated based on the total number of outstanding Shares, excluding Excluded Shares. All Shares (other than Excluded Shares and any Dissenting Shares) shall, upon conversion thereof in accordance with this Section 2.1(a), cease to be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of (x) a certificate that immediately prior to the Effective Time represented such Share (a “Certificate”) or (y) uncertificated Shares represented by book-entry that immediately prior to the Effective Time represented such Shares (“Book-Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest, upon surrender of such Certificate or Book-Entry Share in accordance with Section 2.2(b).

2. Additional Covenant and Agreement. The Merger Agreement is hereby amended by adding Section 5.15 to read in its entirety as follows:

Section 5.15 Settlement; Merger Consideration. The parties agree to expeditiously proceed with any filings with the SEC necessary or advisable to consummate the Merger and the transactions contemplated by this Agreement, call and hold the Company Meeting as soon as practicable (including prior to Court Approval), seek Court Approval and, if the Company Stockholder Approval and Court Approval is obtained, consummate the Merger and the transactions contemplated by this Agreement and take all other actions contemplated by this Agreement on that basis. In the event that (i) the Court declines, in any respect (except for a disallowance or reduction of the fees and/or expenses sought by Plaintiff’s Counsel), to enter the final order and judgment in the form attached to the Stipulation and any one of the parties to the Stipulation fails to consent to the entry of another form of order in lieu thereof; (ii) the Court disapproves the Settlement proposed in the Stipulation, including any amendments thereto agreed upon by all of the parties to the Stipulation; or (iii) the Court approves the Settlement proposed in the Stipulation or any amendment thereto approved by all of the parties to the Stipulation, but such approval is reversed or substantially modified on appeal and such reversal or modification becomes final by a lapse of time or otherwise, then Parent shall have no obligation to provide the Merger Consideration and the parties to the Merger Agreement agree to amend the Merger Agreement to provide for the Original Merger Consideration (and make such other amendments as are necessary to pursue stockholder approval of and consummate the Merger and the transactions contemplated by such agreement, including without limitation, the extension of the End Date to provide reasonably sufficient time for stockholder approval). For purposes of this Section, a disallowance or reduction by the Court of the fees and/or expenses sought by Plaintiff’s Counsel shall not be deemed an amendment, modification or disapproval of the Settlement or the Final Order and Judgment.

3. Condition to Closing. Section 6.1 of the Merger Agreement is amended by the addition of paragraph (c), to read in its entirety as follows:

(c) The Settlement shall have been approved by a final, nonappealable order of the Court.

4. Definitions. Section 8.15 of the Merger Agreement is amended by the addition of the following definitions in their alphabetic order and the renumbering of all subsequent definitions:

“Court” means the Delaware Court of Chancery or other appropriate Delaware court to which the Delaware Action is assigned.

“Delaware Action” means Gary L. Sample v. Anthony J Gumbiner., et al, Civil Action No. 8833-VCN in the Court of Chancery of the State of Delaware.

“Original Merger Consideration” means $10.00 per Share in cash, without interest.

“Plaintiff’s Counsel” means legal counsel to the plaintiff and the Class (as defined in the Stipulation) in the Delaware Action.

“Settlement” means the settlement set forth in the Stipulation

“Stipulation” means the Stipulation of Settlement dated as of February 7, 2014 among the parties to the Delaware Action.

5. No Other Changes. To the extent not inconsistent with this Second Amendment, all other provisions of the Merger Agreement shall remain in effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be duly executed and delivered as of the date first above written.

HALLWOOD FINANCIAL LIMITED

By:	/s/ Anthony J. Gumbiner
	Name:	Anthony J. Gumbiner
	Title:	Director

HFL MERGER CORPORATION

By:	/s/ Anthony J. Gumbiner
	Name:	Anthony J. Gumbiner
	Title:	President

THE HALLWOOD GROUP INCORPORATED

By:	/s/ Richard Kelley
	Name:	Richard Kelly
	Title:	VP – CFO

Annex B

June 4, 2013

Special Committee of the Board of Directors

The Hallwood Group Incorporated

3710 Rawlins, Suite 1500

Dallas, Texas 75219

Dear Members of the Special Committee:

We understand that The Hallwood Group Incorporated, a Delaware corporation (the “Company”), proposes to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Agreement”), with Hallwood Financial Limited, a corporation formed under the laws of the British Virgin Islands (“Parent”), and HFL Merger Corporation (“Merger Sub”), a Delaware corporation and wholly-owned subsidiary of Parent, pursuant to which Merger Sub will be merged with and into the Company in a merger (the “Merger”) in which all of the issued and outstanding shares of common stock, par value $0.10 per share, of the Company (“Common Stock”), other than shares owned by Parent and Dissenting Shares (as defined in the Agreement), will be converted into the right to receive $10.00 per share, in cash without interest (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement and terms used herein and not defined shall have the meanings ascribed thereto in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, as of the date hereof, to the holders of Common Stock (other than the Parent, Merger Sub and their respective Affiliates) of the Merger Consideration to be paid to such holders in the Merger.

In the course of performing our review and analysis for rendering this opinion, we have, among other things: (i) reviewed a draft dated June 4, 2013, of the Agreement; (ii) reviewed and analyzed certain publicly available financial and other data with respect to the Company and certain other relevant historical operating data relating to the Company made available to us from published sources and from the internal records of the Company; (iii) conducted discussions with members of the senior management of the Company with respect to the business, operations, prospects and financial condition and outlook of the Company; (iv) visited certain facilities and the business offices of the Company; (v) reviewed current and historical market prices and trading activity of the Common Stock of the Company; (vi) compared certain financial information for the Company with similar information for certain other companies, the securities of which are publicly traded; (vii) reviewed the financial terms, to the extent publicly available, of selected precedent transactions which we deemed generally comparable to the Company and the Merger; and (viii) conducted such other financial studies, analyses and investigations and considered such other information as we deemed appropriate.

In rendering our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished or otherwise made available to us, discussed with us or reviewed by us, or that was publicly available, and we do not assume any responsibility for or with respect to such data, material, or other information. We have not been requested to, and have not performed an independent evaluation, physical inspection or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, and we have not been furnished with any such valuations or appraisals. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject. We have not been provided any financial

Southwest Securities, Inc. — 1201 Elm Street, Suite 3500 — Dallas, Texas 75270-2180.214.859.1800 — www.swst.com

MEMBER: NEW YORK STOCK EXCHANGE

Special Committee of the Board of Directors

The Hallwood Group Incorporated

June 4, 2013

projections or estimates of future performance by management of the Company beyond the year ended December 31, 2013, and have been advised by management that none exist. In relying on the financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. We have further relied on the assurances of management of the Company that they are unaware of any facts that would make such business prospects and financial outlook incomplete or misleading. We have also assumed that the Agreement will conform in all material respects to the latest available drafts reviewed by us; that the Merger will be consummated in a timely manner and in accordance with the terms set forth in the Agreement without waiver, modification, or amendment of any material term, condition or agreement; and that all governmental, regulatory, and other consents and approvals necessary for the consummation of the Merger will be obtained without any material adverse effect on the Company or on the contemplated benefits of the Merger. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the dates of the most recent financial statements and other information, financial or otherwise, provided to us, in each case that would be material to our analysis for this opinion.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and information available to us as of, the date hereof. We have not undertaken to update, reaffirm, revise or withdraw this opinion or otherwise comment upon any events occurring or coming to our attention after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

Our opinion addresses solely the fairness of the financial terms of the Merger Consideration and does not address any other terms or agreement relating to the Merger or any other matters pertaining to the Company. We were not authorized to solicit, and did not (i) solicit, other potential parties with respect to the Merger or any alternatives to the Merger or any related transaction with the Company; (ii) negotiate the terms of the Merger or any related transaction; or (iii) advise the Special Committee of the Board of Directors (“Special Committee”) or any other party or entity with respect to alternatives to the Merger or any related transaction. We have not considered, nor are we expressing any opinion with respect to, the price at which shares of the Common Stock may trade following announcement or consummation of the Merger.

We are acting as financial advisor to the Special Committee in connection with the Merger and will receive a fee for our services. A portion of our fee was paid at the commencement of our engagement, and the remainder has been paid in accordance with the terms of our engagement letter. No portion of our fee is contingent upon consummation of the Merger. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of our engagement. In the ordinary course of business, we may, for our own account and the accounts of our customers, actively trade the securities of the Company and, accordingly, may hold a long or short position in such securities. During the last two years, Southwest Securities, Inc. (“Southwest Securities”) has not provided investment banking or any other services to the Company for which it received compensation from the Company.

This opinion is furnished solely for the use and benefit of the Special Committee (solely in its capacity as such) in connection with its consideration of the Merger and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, for any other purpose, without our express, prior written consent. This opinion should not be construed as creating any fiduciary duty on our part to any party. This opinion is not intended to be, and does not constitute, a recommendation to the Special Committee, any security holder or any other person or entity as to how to act or vote with respect to any matter relating to the Merger. This opinion is not to be used, circulated, quoted or otherwise referred to (either in its

Special Committee of the Board of Directors

The Hallwood Group Incorporated

June 4, 2013

entirety or through excerpts or summaries) for any other purposes, unless it is to be referred to in any information statement or any other related document in connection with the Merger and it is included in full (and we have had an opportunity, if we deem it appropriate, in our sole discretion, to update the opinion to the date of the document in which it is included) and you have received our prior written approval with respect to all of the references to it included in any such information statement or any other document.

This opinion does not constitute legal, regulatory, accounting, insurance, tax or other similar professional advice, and does not address or express an opinion regarding: (i) the underlying business decision of the Special Committee of the Company or the Company’s security holders to proceed with or effect the Merger; (ii) the fairness of any portion or aspect of the Merger not expressly addressed in this opinion; (iii) the fairness of any portion or aspect of the Merger to the creditors or other constituencies of the Company other than those set forth in the opinion; (iv) the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage; (v) the tax or legal consequences of the Merger to either the Company or its security holders; (vi) how any security holder should act or vote, as the case may be, with respect to the Merger; (vii) the solvency, creditworthiness or fair value of the Company or any other participant in the Merger under any applicable laws relating to bankruptcy, insolvency or similar matters; or (viii) the fairness of the amount or nature of the compensation to any of the Company’s officers, directors, or employees relative to the compensation to the other shareholders of the Company. This opinion has been approved by the fairness opinion committee of Southwest Securities.

Based on our experience as investment bankers and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Common Stock other than the shares held by the Parent, Merger Sub and their respective Affiliates pursuant to the Agreement is fair, from a financial point of view, to such holders of Common Stock.

Very truly yours,

SOUTHWEST SECURITIES, INC.

By:	/s/ Richard L. Davis
Richard L. Davis
Managing Director and Senior Vice President

Annex C

SECTION 262 OF DELAWARE GENERAL CORPORATION LAW

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation”, and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation”.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to

§ 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex D

DIRECTORS AND EXECUTIVE OFFICERS OF EACH PARENT FILING PERSON

1.	Directors and Executive Officers of Parent

Parent is a corporation organized under the laws of the British Virgin Islands with its business address located at c/o The Hallwood Group Incorporated, 3710 Rawlins, Suite 1500, Dallas, Texas 75219. The telephone number of Parent is (214) 528-5588.

The names, business addresses, present principal employment and citizenship of the directors of Parent are set forth below.

Directors

Name	Business Address	Present Principal Employment	Citizenship
Anthony J. Gumbiner	3710 Rawlins, Suite 1500, Dallas, Texas 75219	Chairman of the Board and Chief Executive Officer of the Company and certain of its affiliates	United Kingdom

Marie Magdeleine Gumbiner	3710 Rawlins, Suite 1500, Dallas, Texas 75219	Not employed	France

Gert Lessing	3710 Rawlins, Suite 1500, Dallas, Texas 75219	Director of Parent	United States of America

Messrs. Gumbiner and Lessing are the executive directors of Parent.

During the last five (5) years, none of Parent or any of its directors has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

2.	Directors and Executive Officers of Merger Sub

Merger Sub is a corporation incorporated under the laws of the State of Delaware with its business address located at c/o The Hallwood Group Incorporated, 3710 Rawlins, Suite 1500, Dallas, Texas 75219. The telephone number of Merger Sub is (214) 528-5588.

D-1

The names, business addresses, present principal employment and citizenship of each director and executive officer of Merger Sub are set forth below.

Directors and Executive Officers

Name	Business Address	Present Principal Employment	Citizenship
Anthony J. Gumbiner	3710 Rawlins, Suite 1500, Dallas, Texas 75219	Chairman of the Board and Chief Executive Officer of the Company and certain of its affiliates	United Kingdom

Gert Lessing	3710 Rawlins, Suite 1500, Dallas, Texas 75219	Director of Parent	United States of America

During the last five (5) years, none of Merger Sub or any of its directors and executive officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

3.	Directors and Executive Officers of HFI

HFI is a business company incorporated under the laws of the British Virgin Islands with its business address located at c/o The Hallwood Group Incorporated, 3710 Rawlins, Suite 1500, Dallas, Texas 75219. The telephone number of HFI is (214) 528-5588.

The names, business addresses, present principal employment and citizenship of each director and executive officer of HFI are set forth below.

Directors and Executive Officers

Name	Business Address	Present Principal Employment	Citizenship
Anthony J. Gumbiner	3710 Rawlins, Suite 1500, Dallas, Texas 75219	Chairman of the Board and Chief Executive Officer of the Company and certain of its affiliates	United Kingdom

Marie Magdeleine Gumbiner	3710 Rawlins, Suite 1500, Dallas, Texas 75219	Not employed	France

During the last five (5) years, none of HFI or any of its directors or executive officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

D-2

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 15, 2014.
Vote by Internet
• Go to www.investorvote.com/HWG
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR Proposal 1 and a vote FOR Proposal 2.

		For	Against	Abstain	+
1.	To adopt the Agreement and Plan of Merger, dated as of June 4, 2013, as amended, by and among the Company, Hallwood Financial Limited, and HFL Merger Corporation.	☐	☐	☐
2.

To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve Proposal 1 above.

		☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign, or if one signs he should attach evidence of his authority. When signing as attorney, executor, administrator, agent, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by President or other authorized officer. If a partnership, please sign full partnership name by authorized person.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — THE HALLWOOD GROUP INCORPORATED

3710 RAWLINS, SUITE 1500

DALLAS, TEXAS 75219

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints William L. Guzzetti and Richard Kelley, and each of them, as Proxies, with the power to appoint their substitute, and hereby authorizes each of them to represent and vote, as designated below, all of the shares of the common stock of The Hallwood Group Incorporated (the “Company”), held of record by the undersigned on March 20, 2014, at the Special Meeting of Stockholders to be held on May 15, 2014, or any adjournment thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted FOR the adoption of the Agreement and Plan of Merger and FOR the adjournment of the special meeting, if necessary or appropriate.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE SIDE